As filed with the U.S. Securities and Exchange Commission on July 24, 2008
Registration File No. 333-139715

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST EFFECTIVE AMENDMENT NO. 1

TO

FORM S-1
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED

Illinois	CTI INDUSTRIES CORPORATION	36-2848943
(State or Other Jurisdiction of	(Name of Registrant	(I.R.S. Employer
Incorporation or Organization)	in Our Charter)	Identification No.)

Stephen M. Merrick
22160 North Pepper Road		22160 North Pepper Road
Barrington, Illinois 60010		Barrington, Illinois 60010
(847) 382-1000	3069	(847) 382-1000
(Address and telephone	(Primary Standard	(Name, address and
number of Principal	Industrial	telephone number of
Executive Offices and	Classification	agent for service)
Principal Place of Business)	Code Number)

With copies to:
Clayton E. Parker, Esq.	Matthew Ogurick, Esq.
Kirkpatrick & Lockhart Preston Gates Ellis LLP	Kirkpatrick & Lockhart Preston Gates Ellis LLP
200 S. Biscayne Boulevard, Suite 3900	200 S. Biscayne Boulevard, Suite 3900
Miami, Florida 33131	Miami, Florida 33131
Telephone: (305) 539-3300	Telephone: (305) 539-3300
Telecopier: (305) 358-7095	Telecopier: (305) 358-7095

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act Registration Statement number of the earlier effective Registration Statement for the same offering. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the SEC, acting pursuant to said Section 8(a), may determine.

PROSPECTUS

CTI INDUSTRIES CORPORATION
79,876 shares of Common Stock

This prospectus (this “Prospectus”) relates to the sale of up to 79,876 shares of common stock of CTI Industries Corporation (“CTI” or the “Company”) by certain persons who are shareholders of the Company, including (a) Cornell Capital Partners, L.P. (n/k/a YA Global Investments, L.P. and hereinafter referred to as “Cornell Capital”), a shareholder who intends to sell up to 76,376 shares of common stock pursuant to a Standby Equity Distribution Agreement (also referred to herein as the “SEDA”), dated June 6, 2006, by and between the Company and Cornell Capital and (b) Newbridge Securities Corporation (“Newbridge”), a shareholder who intends to sell 3,500 shares of common stock which have been issued by the Company to Newbridge pursuant to a Placement Agent Agreement in connection with the SEDA. Please refer to “Selling Shareholders” beginning on page 28. All costs associated with this registration will be borne by the Company.

The shares of common stock are being offered for sale by the selling shareholders at prices established on the NASDAQ Capital Market (NASDAQ-CM) during the term of this offering. On May 30, 2008, the last reported sale price of our common stock was $5.01 per share. Our common stock is quoted on the NASDAQ-CM under the symbol “CTIB”. These prices will fluctuate based on the demand for the shares of common stock.

Cornell Capital is an “underwriter” within the meaning of the Securities Act of 1933, as amended (the “Securities Act”), in connection with the sale of common stock under the Standby Equity Distribution Agreement.

Brokers or dealers effecting transactions in these shares should confirm that the shares are registered under the applicable state law or that an exemption from registration is available.

These securities are speculative and involve a high degree of risk.

Please refer to “Risk Factors” beginning on page 11.

With the exception of Cornell Capital, which is an “underwriter” within the meaning of the Securities Act, no other underwriter or person has been engaged to facilitate the sale of shares of common stock in this offering. This offering will terminate twenty-four (24) months after the accompanying Registration Statement is declared effective by the U.S. Securities and Exchange Commission (the “SEC”). None of the proceeds from the sale of stock by the selling shareholders will be placed in escrow, trust or any similar account.

The SEC and state securities regulators have not approved or disapproved of these securities, or determined if this Prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The information in this Prospectus is not complete and may be changed. Neither the selling shareholder nor we may sell these securities until the Registration Statement filed with the SEC is effective. This Prospectus is not an offer to sell these securities and we are not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this Prospectus is July 24, 2008.

TABLE OF CONTENTS

PROSPECTUS SUMMARY	1
Introduction	1
Overview	1
Recent Developments	2
About Us	3
THE OFFERING	4
Net Cash To The Company	5
Number Of Shares To Be Issued To Receive Gross Proceeds Of $5 Million	5
Selected Financial Data	6
SUPPLEMENTARY FINANCIAL INFORMATION	8
FORWARD-LOOKING STATEMENTS	9
RISK FACTORS	10
Industry Risks	10
Company Risks	11
Financial Risks	13
Market Risks and Risks Related to this Offering	15
DESCRIPTION OF BUSINESS	17
Business Overview	17
Business Strategies	18
Products	19
Markets	19
Marketing, Sales and Distribution	21
Production and Operations	22
Raw Materials	22
Information Technology Systems	22
Competition	23
Patents, Trademarks and Copyrights	23
Research and Development	24
Employees	24
Regulatory Matters	24
International Operations	24
Products	25
Legal Proceedings	26
SELLING SHAREHOLDERS	27
Shares Acquired In Financing Transactions With CTI	27
STANDBY EQUITY DISTRIBUTION AGREEMENT	29
Summary	29
Standby Equity Distribution Agreement Explained	29
Net Cash To The Company	30
Number Of Shares To Be Issued To Receive Gross Proceeds Of $5 Million	30
USE OF PROCEEDS	32
DILUTION	33
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	35

i

Overview	35
Recent Developments	35
Results of Operations For the Three (3) Months Ended March 31, 2008 Compared to the Three (3) Months Ended March 31, 2007	36
Results of Operations For the Year Ended December 31, 2007 Compared with the Year Ended December 31, 2006	38
Net Sales	38
Cost of Sales	38
General and Administrative Expenses	39
Selling	39
Advertising and Marketing	39
Other Income or Expense	39
Net Income or Loss	39
Income Taxes	39
Results of Operations For the Year Ended December 31, 2006 Compared to Year Ended December 31, 2005	40
Net Sales	40
Cost of Sales	40
General and Administrative Expenses	40
Selling	40
Advertising and Marketing	40
Other Operating Expense (Income)	40
Other Expense	41
Net Income or Loss	41
Income Taxes	41
Financial Condition, Liquidity and Capital Resources	41
Seasonality	44
Critical Accounting Policies	44
MANAGEMENT	48
EXECUTIVE COMPENSATION	52
PRINCIPAL SHAREHOLDERS	61
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	63
THE 2007 STOCK INCENTIVE PLAN	64
Description of the Plan	64
Change of Control.	64
Future Amendments to the Plan.	65
Federal Income Tax Information With Respect to the Plan	65
Incentive Stock Options	65
Non-Statutory Stock Options	65
Restricted Stock Awards	66
Unrestricted Stock Awards	66
Taxation of the Company	66
MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S COMMON EQUITY AND OTHER STOCKHOLDER MATTERS	67
Market Information.	67
Dividends	67
DESCRIPTION OF SECURITIES	70
General	70
Common Stock	70
Preferred Stock	70
Warrants	70
Options	70

ii

Limitation Of Liability: Indemnification	70
Transfer Agent	71
Anti-Takeover Effects Of Provisions Of The Articles Of Incorporation	71
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE	72
EXPERTS	73
LEGAL MATTERS	74
HOW TO GET MORE INFORMATION	75
INDEX TO FINANCIAL STATEMENTS	F-i
PART II INFORMATION NOT REQUIRED IN PROSPECTUS	II-1
SIGNATURES	II-8

iii

PROSPECTUS SUMMARY

Introduction

This offering relates to the sale of common stock by certain persons who are shareholders of the Company, including (a) Cornell Capital, who intends to sell up to 76,376 shares of the Company’s common stock under the Standby Equity Distribution Agreement, dated as of June 6, 2006, by and between the Company and Cornell Capital and (b) Newbridge, who intends to sell 3,500 shares of common stock which have been issued by the Company to Newbridge pursuant to a Placement Agent Agreement in connection with the SEDA. The shares of common stock are being offered for sale by the selling shareholders at prices established on the NASDAQ Capital Market during the term of this offering.

On January 28, 2007, the Registration Statement was declared effective. Through the date of this Post-Effective Amendment, we have received $1,492,000 in net proceeds from Cornell Capital and Cornell Capital has purchased from us an aggregate of 323,624 shares of our common stock, all of which have been sold by Cornell Capital hereunder.

Overview

We produce film products for novelty, packaging and container applications. These products include metalized balloons, latex balloons and related latex toy products, films for packaging applications, and flexible containers for packaging and storage applications. We produce all of our film products for packaging and container applications at our plant in Barrington, Illinois. We produce all of our latex balloons and latex products at our facility in Guadalajara, Mexico. Substantially all of our film products for packaging applications and flexible containers for packaging and storage are sold to customers in the United States. We market and sell our novelty items - principally metalized balloons and latex balloons - in the United States, Mexico, the United Kingdom and a number of additional countries.

We develop, produce, market and sell two principal lines of products:

•	Novelty products, principally balloons, including metalized balloons, latex balloons, punch balls and other inflatable toy items, and

•	Specialty and printed films and flexible containers, for food packaging, specialized consumer uses and various commercial applications.

We focus our business and efforts on the printing, processing and converting of plastic film, and of latex, into finished products. We:

•	Coat and laminate plastic film. Generally, we adhere polyethylene film to another film such as nylon or polyester

•	Print plastic film and latex balloons. We print films, both plastic and latex with a variety of graphics for use as packaging film or for balloons.

•	Convert printed plastic film to balloons.

•	Convert plastic film to flexible containers. These finished products are used to store and package food and for storage of a variety of personal items.

•	Convert latex to balloons and other novelty items.

We market and sell metalized and latex balloons in the United States and in several other countries. We supply coated, laminated and printed films to a number of companies who generally convert these films into containers for the packaging of food and other items. We supply flexible containers to companies who (i) use them for packaging of food or other items or (ii) market them to consumers who use them for the storage of personal items. We also market containers to and through retail outlets for use by consumers that include a resealable closure system and a valve permitting the evacuation of air from the pouch by a small pump device, which we also supply.

In 1978, we began manufacturing metalized balloons (sometimes referred to as "foil" balloons), which are balloons made of a base material (usually nylon or polyester) having vacuum deposited aluminum and polyethylene coatings. These balloons remain buoyant when filled with helium for much longer periods than latex balloons and permit the printing of graphic designs on the surface.

In 1985, we began marketing latex balloons and, in 1988 we began manufacturing latex balloons. In 1994, we sold our latex balloon manufacturing equipment to a company in Mexico and entered into an arrangement for that company to manufacture latex balloons for us. Since 1997, we have manufactured latex balloons in Mexico through a majority-owned subsidiary.

In 1999, we acquired an extrusion coating and laminating machine and began production of coated and laminated films, which we have produced since that time.

During the period from 1976 to 1986 and from 1996 to the present, we have produced flexible containers for the storage of liquids, food products, household goods and other items.

We market and sell our metalized and latex balloons and related novelty items directly to retail stores and chains and through distributors, who in turn sell to retail stores and chains. Our balloon and novelty products are sold to consumers through a wide variety of retail outlets including general merchandise, discount and drugstore chains, grocery chains, card and gift shops, and party goods stores, as well as through florists and balloon decorators.

Most of our metalized balloons contain printed characters, designs and social expression messages, such as “Happy Birthday”, “Get Well Soon” and similar items. In a number of cases, we obtain licenses for well-known characters and print those characters and messages on our balloons. Currently, we maintain licenses for Garfield®, Odie, Face Offs-Tudes®, Miss Spider and Sunny Patch Friends®, Andrea Mistretta and Wow Wow Wubsy®. In the United Kingdom, we maintain licenses on The Crazy Frog® and Tudes.

Balloons and novelty items accounted for 62.6% of our revenues in 2007. The remainder of our revenues is generated from the sale of laminated film products, generally intended for use in the packaging of foods, liquids and other materials. We provide laminated films, and printed films, to a number of customers who utilize the film to produce bags or pouches for the packaging of food, liquids and other items. We also produce finished products – pouches and bags – which are used for a variety of applications, including (i) as vacuumable consumer storage devices for clothing and other household items, (ii) as vacuumable pouches for household use in storage of food items, and (iii) as “dunnage” items which, when inflated, cushion products in a package or container. In 2007, our revenues from these products represented approximately 37.4% of our net revenues.

Recent Developments

On February 1, 2008, we entered into a License and Supply Agreement with S.C. Johnson & Son, Inc (“SC Johnson”). The agreement provides for the Company to manufacture and sell to SC Johnson certain home food management products to be sold under the SC Johnson ZipLoc® brand. The agreement is for a term expiring on June 30, 2011 and provides for two renewal terms of two years each at the option of SC Johnson.

On April 10, 2008, we entered into an agreement with Babe Winkelman Productions, Inc. (“BWP”). The agreement provides for BWP to provide marketing and advertising services to us in connection with our ZipVac™ brand portable food storage system. BWP will produce commercials featuring the ZipVac™ product line which are to be aired at the time of Babe Winkelman syndicated programs, will produce a Kris Winkelman segment of the Babe Winkelman shows which will feature uses of the ZipVac™ product line, and will provide other advertising and marketing services. We will receive a license to use the name, image, likeness and testimonies of Babe and Kris Winkelman in connection with the ZipVac™ product line. We will pay a royalty to BWP of 3% of net revenues from the sale of the ZipVac™ product and will issue to BWP 50,000 shares of our common stock which will be earned by BWP over a two year period. The agreement is for a term commencing on April 1, 2008 and expiring on March 31, 2011.

On May 6, 2008, we entered into an Amendment to License Agreement with Rapak, L.L.C. which amends a License Agreement among the Company and Rapak dated April 13, 2006. Under the License Agreement, we granted to Rapak a worldwide, royalty-free license under Patent No. 6,984,278 relating to a method for texturing film and the production of a pouch utilizing such film and incorporating an evacuation tube. The license was granted for the full term of the patent and was made exclusive to Rapak for a period at least through October 31, 2008. The License Agreement also amended a Supply Agreement between the Company and Rapak for the supply of textured film extending the term of the Supply Agreement until at least October 31, 2008 and providing for Rapak to purchase from the Company at least 65% of Rapak’s requirements for the patented film through that date.

Under the Amendment to License Agreement, the License Agreement was amended to: (i) extend the period of exclusivity of the patent license to October 31, 2011, (ii) extend the term of the Supply Agreement to October 31, 2011, (iii) provide, under the Supply Agreement, for Rapak to commit to purchase not less than 75% of its requirements for textured film from the Company during the term of the Supply Agreement, (iv) adjust pricing under the Supply Agreement and (v) change the definition of the field of use for the patent license.

Rapak has been one of the top three customers of the Company for the past five years and is expected to continue to be a principal customer of the Company.

About Us

We are an Illinois corporation with our principal offices and plant at 22160 N. Pepper Road, Barrington, Illinois. Our telephone number is (847) 382-1000. The address of our website is www.ctiindustries.com. Information on our website is not part of this Prospectus.

THE OFFERING

This offering relates to the sale of common stock by certain persons who are shareholders of the Company, including (a) Cornell Capital, who intends to sell up to 400,000 shares of common stock pursuant to the Standby Equity Distribution Agreement, dated June 6, 2006, by and between the Company and Cornell Capital (also referred to herein as the “SEDA”) and (b) Newbridge, who intends to sell 3,500 shares of common stock which have been issued pursuant to a Placement Agent Agreement in connection with the SEDA.

On June 6, 2006 (the “Closing Date”), the Company entered into the Standby Equity Distribution Agreement with Cornell Capital pursuant to which the Company may, at its discretion, periodically sell to Cornell Capital shares of its common stock, no par value per share, for a total purchase price of up to Five Million Dollars ($5,000,000).  For each share of common stock purchased under the SEDA, Cornell Capital will pay to the Company one hundred percent (100%) of the lowest volume weighted average price (as quoted by Bloomberg, LP) of the Company’s common stock on the principal market (whichever is at such time the principal trading exchange or market for the common stock) during the five (5) consecutive trading days after the Advance Notice Date (as such term is defined in the SEDA). However, the Company and Cornell Capital have agreed that the Company will not sell to Cornell Capital in excess of 400,000 shares unless and until the Company shall have obtained shareholder approval for such sales.

Cornell Capital will retain five percent (5%) of each advance under the SEDA as an underwriting discount. The Company has paid to Yorkville Advisors, LLC (“Yorkville”) a structuring fee equal to Fifteen Thousand Dollars ($15,000) on the Closing Date and shall pay Five Hundred Dollars ($500) to Yorkville on each Advance Date directly out of the gross proceeds of each Advance (as such terms are defined in the SEDA). The Company also entered into that certain Placement Agent Agreement (hereinafter the “PAA”), dated as of the Closing Date, by and among the Company, Cornell Capital and Newbridge pursuant to which the Company engaged Newbridge to act as it exclusive placement agent in connection with the SEDA. Upon the execution of the PAA, the Company issued to Newbridge Three Thousand Five Hundred (3,500) shares (the “Newbridge Shares”) of the Company’s common stock. Newbridge is entitled to “piggy-back” registration rights with respect to the Newbridge Shares and such Newbridge Shares are being registered in this offering.

On January 28, 2007, the Registration Statement was declared effective. Through the date of this Post-Effective Amendment, we have received $1,492,000 in net proceeds from Cornell Capital and Cornell Capital has purchased from us an aggregate of 323,624 shares of our common stock, all of which have been sold by Cornell Capital hereunder. At an assumed offering price of $5.01 per share (the last reported sale price on May 30, 2008), as determined under the Standby Equity Distribution Agreement, CTI will be able to receive up to $382,644 in gross proceeds assuming the sale of the entire balance of 76,376 shares registered hereunder pursuant to the SEDA, and $1,874,644 in gross proceeds assuming the sale of the aggregate 400,000 shares originally offered hereunder. The Company would be required to register 598,004 additional shares to obtain the balance of $5 million available under the SEDA at an assumed offering price of $5.01. Based on the limited number of available authorized shares of common stock, CTI may need to obtain shareholder approval to increase the authorized shares of common stock to access additional amounts under the SEDA. If CTI drew down on the entire $5 million available under the Standby Equity Distribution Agreement, Cornell Capital would receive an aggregate underwriting discount equal to $250,000.

There are substantial risks to investors as a result of the issuance of shares of common stock under the SEDA. These risks include dilution of shareholders, significant decline in CTI’s stock price and our inability to draw sufficient funds when needed.

Cornell Capital will periodically purchase shares of common stock under the SEDA and will, in turn, sell such shares to investors in the market at the market price. This may cause our stock price to decline, which will require CTI to issue increasing numbers of shares to Cornell Capital to raise the same amount of funds, as our stock price declines. This inverse relationship is demonstrated by the following tables, which show the net cash to be received by CTI and the number of shares to be issued under the SEDA at an assumed offering price of $5.01 per share and twenty-five percent (25%), fifty percent (50%) and seventy-five percent (75%) discounts to the assumed offering prices.

Net Cash To The Company

	Assumed Offering Price	75% of Assumed Offering Price	50% of Assumed Offering Price	25% of Assumed Offering Price
Purchase Price:	$5.01	$3.76	$2.51	$1.26
No. of Shares(1):	76,376	76,376	76,376	76,376
Total Outstanding(2):	2,861,476	2,861,476	2,861,476	2,861,476
Percent Outstanding(3):	2.67%	2.67%	2.67%	2.67%
Gross Cash to CTI:	$382,644	$287,174	$191,704	$96,234
Net Cash to CTI(4):	$203,512	$112,815	$22,119	$(68,578)

(1)
Represents the number of shares of common stock registered pursuant to the accompanying Registration Statement, which remain to be issued to Cornell Capital under the SEDA at the prices set forth in the table. Does not represent the 3,500 shares issued to Newbridge Securities pursuant to the Placement Agent Agreement in connection with the SEDA.

(2)	Represents the total number of shares of common stock outstanding at May 30, 2008 (2,785,100) plus the issuance of 76,376 shares to Cornell Capital under the SEDA.
(3)	Represents the shares of common stock to be issued as a percentage of the total number of shares outstanding at May 30, 2008 (2,785,100).
(4)	Net cash equals the gross proceeds minus the five percent (5%) underwriting discount and minus $160,000 in offering expenses.

Number Of Shares To Be Issued To Receive Gross Proceeds Of $5 Million

	Assumed Offering Price		75% of Assumed Offering Price		50% of Assumed Offering Price		25% of Assumed Offering Price
Purchase Price:	$5.01		$3.76		$2.51		$1.26
No. of Shares(1):	674,380		1,006,163		1,668,408		3,644,630
Total Outstanding(4)(5):	3,459,480	(2)	3,791,263	(2)	4,453,508	(2)	6,429,730	(2)(3)
Percent Outstanding(6):	19.49%		26.54%		37.47%		56.68%
Gross Proceeds to CTI(7):	5,000,000		5,000,000		5,000,000		5,000,000
Net Cash to CTI(8):	$4,590,000		$4,590,000		$4,590,000		$4,590,000

(1)
Represents the total number of shares of common stock which would need to be issued at the stated purchase price to receive gross proceeds of $5,000,000, minus the number of shares previously issued to Cornell Capital since the effectiveness of this offering. We registered 400,000 shares of common stock under this Prospectus pursuant to the SEDA, 76,376 of which remain available for issuance to Cornell Capital. We will need to register additional shares of common stock to obtain the entire $5 million available under the SEDA at these stated purchase prices.

(2)	The Company and Cornell Capital have agreed that the Company will not sell to Cornell Capital in excess of 400,000 shares unless the Company shall have obtained shareholder approval for such shares.
(3)
At the stated purchase price and based on the limited number of available authorized shares of common stock, CTI would need to obtain shareholder approval to increase the authorized shares of common stock to obtain the entire $5 million available under the SEDA.

(4)	Represents the total number of shares of common stock outstanding at May 30, 2008 after the issuance of the shares to Cornell Capital under the SEDA set forth in footnote (1) above.
(5)	CTI’s Certificate of Incorporation authorizes the issuance of 5,000,000 shares of common stock.
(6)	Represents the shares of common stock to be issued as a percentage of the total number shares outstanding at May 30, 2008.
(7)
If CTI drew down on the entire $5 million available under the SEDA, Cornell Capital would receive an aggregate underwriting discount equal to $250,000. As of of the date of this Prospectus, the remaining balance on the $5 million available under the SEDA is $3.42 million which is used in the calculations in the chart above.

(8)	Net cash equals the gross proceeds minus the five percent (5%) underwriting discount and minus $160,000 in offering expenses.

The Offering Summary

Common Stock Remaining To Be Offered:	79,876 shares by the selling shareholders

Offering Price	Market price

Common Stock Outstanding Before the Offering(1)	2,785,100 shares as of May 30, 2008

Use of Proceeds
We will not receive any proceeds of the shares offered by the selling shareholders. Any proceeds we receive from the sale of common stock under the Standby Equity Distribution Agreement will be used for general working capital purposes at the discretion of CTI. See “Use of Proceeds”.

Risk Factors	The securities offered hereby involve a high degree of risk and immediate substantial dilution. See “Risk Factors” and “Dilution”.

NASDAQ Capital Market Symbol	CTIB

(1)	Excludes up to 76,376 shares of common stock remaining to be issued pursuant to the SEDA.

Selected Financial Data

The following selected financial data are derived from the consolidated financial statements of the Company. The data should be read in conjunction with the consolidated financial statements, related notes, and other financial information included herein.

	Year ended December 31, (000 Omitted)
	2007	2006	2005	2004	2003
Statement of Operations Data:
Net Sales	$36,510	$35,428	$29,190	$37,193	$36,260
Costs of Sales	$27,826	$26,531	$22,726	$30,841	$29,627
Gross Profit	$8,684	$8,897	$6,464	$6,352	$6,633
Operating expenses	$7,439	$6,275	$5,812	$6,402	$6,856
Income (loss) from operations	$1,245	$2,622	$652	$(50)	$(223)
Interest expense	$1,286	$1,691	$1,231	$1,350	$1,103
Other (income) expense	$(174)	$(191)	$(45)	$(208)	$23
Income (loss) before taxes and minority interest	$133	$1,122	$(534)	$(1,192)	$(1,349)
Income tax (benefit) expense	$51	$(774)	$(200)	$1,286	$(782)
Minority interest	$-	$1	$-	$1	$-
Net Income (loss)	$82	$1,895	$(333)	$(2,479)	$(566)
Earnings (loss) per common share
Basic	$0.03	$0.91	$(0.17)	$(1.28)	$(0.30)
Diluted	$0.03	$0.85	$(0.17)	$(1.28)	$(0.30)
Other Financial Data:
Gross margin percentage	23.79%	25.11%	22.14%	17.08%	18.29%
Capital Expenses	$2,848	$553	$550	$306	$2,007
Depreciation & Amortization	$1,299	$1,205	$1,463	$1,651	$1,619
Balance Sheet Data:
Working capital (Deficit)	$1,318	$1,848	$(2,426)	$(2,790)	$(706)
Total assets	$29,256	$26,645	$23,536	$27,888	$30,270
Short-term obligations (1)	$9,767	$9,422	$8,618	$9,962	$6,692
Long-term obligations	$6,237	$6,887	$6,039	$6,491	$8,909
Stockholders’ Equity	$6,591	$5,102	$2,726	$2,951	$5,212

(1)	Short term obligations consist of primarily of borrowings under bank line of credit and current portion of long-term debt.

The following table sets forth selected audited statements of operations for each quarter of fiscal 2007 and 2006:

	For the Year Ended December 31, 2007 (1)
	1st	2nd	3rd	4th
	Quarter	Quarter	Quarter	Quarter
Net sales	$8,279,000	$9,259,000	$8,673,000	$10,299,000
Gross profit	$1,903,000	$2,744,000	$1,617,000	$2,420,000
Net (loss) income	$(52,000)	$423,000	$(414,000)	$125,000
Earnings per common share
Basic	$(0.02)	$0.18	$(0.18)	$0.05
Diluted	$(0.02)	$0.17	$(0.18)	$0.05

(1)
Earnings per common share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly per common share information may not equal the annual earnings per common share

	For the Year Ended December 31, 2006 (1)
	1st	2nd	3rd	4th
	Quarter	Quarter	Quarter	Quarter (2)
Net sales	$8,156,000	$8,997,000	$8,603,000	$9,672,000
Gross profit	$1,953,000	$2,197,000	$2,253,000	$2,494,000
Net income	$220,000	$206,000	$315,000	$1,154,000
Earnings per common share
Basic	$0.11	$0.10	$0.15	$0.54
Diluted	$0.10	$0.10	$0.15	$0.49

(1)
Earnings per common share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly per common share information may not equal the annual earnings per common share

(2)
During the fourth quarter 2006, management of the Company conducted an analysis of the recoverability of the deferred tax asset based on results of operations during the fourth quarter of 2005 and for the full year of 2006, expected continued achievement of and continuing improvement in operating results for the forseeable future and anticipated repatriations of profits and services income to be generated from the Company's foreign subsidiaries. As a result of such analysis, management determined that the net recorded deferred tax asset in the amount of $1,127,000 is more likely than not to be realized.

SUPPLEMENTARY FINANCIAL INFORMATION

The following table presents the Company’s condensed operating results for each of the ten (10) fiscal quarters through the period ended March 31, 2008. The information for each of these quarters is unaudited. In the opinion of management, all necessary adjustments, which consist only of normal and recurring accruals, have been included to fairly present the unaudited quarterly results. This data should be read together with the Company’s consolidated financial statements and the notes thereto, the Independent Auditors Reports and Management’s Discussions and Analysis of Financial Condition and Results of Operations.

THREE (3) MONTHS ENDED (In Thousands – except per share information)

	Mar 31	Dec 31	Sep 30	June 30	Mar 31	Dec 31	Sep 30	June 30	Mar 31	Dec 31
	2008	2007	2007	2007	2007	2006	2006	2006	2006	2005
Revenues	$10,735,000	$10,299,000	$8,673,000	$9,259,000	$8,279,000	$9,672,000	$8,603,000	$8,997,000	$8,156,000	$6,480,000
Net Income (loss)	$279,000	$125,000	$(414,000)	$423,000	$(52,000)	$1,154,000	$315,000	$206,000	$220,000	$52,000
Net Income (loss) per share
Basic	$0.10	$0.05	$(0.18)	$0.18	$(0.02)	$0.54	$0.15	$0.10	$0.11	$0.03
Diluted	$0.10	$0.05	$(0.18)	$0.17	$(0.02)	$0.49	$0.15	$0.10	$0.10	$0.02
Shares used in computing per share amounts:
Basic	2,662,267	2,346,126	2,339,467	2,303,371	2,156,783	2,087,145	2.055,553	2,053,311	2,036,474	1,977,235
Diluted	2,797,374	2,589,960	2,339,467	2,540,729	2,156,783	2,234,901	2,129,658	2,171,525	2,166,892	1,977,235

FORWARD-LOOKING STATEMENTS

This Prospectus contains certain forward-looking statements regarding management’s plans and objectives for future operations including plans and objectives relating to our planned marketing efforts and future economic performance. The forward-looking statements and associated risks set forth in this Prospectus include or relate to, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our ability to obtain and retain sufficient capital for future operations, and (e) our anticipated needs for working capital. These statements may be found under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business”, as well as in this Prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Prospectus generally. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this Prospectus will in fact occur.

The forward-looking statements herein are based on current expectations that involve a number of risks and uncertainties. Such forward-looking statements are based on assumptions that there will be no material adverse competitive or technological change in conditions in our business, that demand for our products and services will significantly increase, that our President will remain employed as such, that our forecasts accurately anticipate market demand, and that there will be no material adverse change in our operations or business or in governmental regulations affecting us or our manufacturers and/or suppliers. The foregoing assumptions are based on judgments with respect to, among other things, future economic, competitive and market conditions, and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond our control. Accordingly, although we believe that the assumptions underlying the forward-looking statements are reasonable, any such assumption could prove to be inaccurate and therefore there can be no assurance that the results contemplated in forward-looking statements will be realized. In addition, as disclosed elsewhere in the “Risk Factors” section of this Prospectus, there are a number of other risks inherent in our business and operations which could cause our operating results to vary markedly and adversely from prior results or the results contemplated by the forward-looking statements. Growth in absolute and relative amounts of cost of goods sold and selling, general and administrative expenses or the occurrence of extraordinary events could cause actual results to vary materially from the results contemplated by the forward-looking statements. Management decisions, including budgeting, are subjective in many respects and periodic revisions must be made to reflect actual conditions and business developments, the impact of which may cause us to alter marketing, capital investment and other expenditures, which may also materially adversely affect our results of operations. In light of significant uncertainties inherent in the forward-looking information included in this Prospectus, the inclusion of such information should not be regarded as a representation by us or any other person that our objectives or plans will be achieved.

Some of the information in this Prospectus contains forward-looking statements that involve substantial risks and uncertainties. Any statement in this Prospectus and in the documents incorporated by reference into this Prospectus that is not a statement of an historical fact constitutes a “forward-looking statement”. Further, when we use the words “may”, “expect”, “anticipate”, “plan”, “believe”, “seek”, “estimate”, “internal” and similar words, we intend to identify statements and expressions that may be forward-looking statements. We believe it is important to communicate certain of our expectations to our investors. Forward-looking statements are not guarantees of future performance. They involve risks, uncertainties and assumptions that could cause our future results to differ materially from those expressed in any forward-looking statements. Many factors are beyond our ability to control or predict. You are accordingly cautioned not to place undue reliance on such forward-looking statements. Important factors that may cause our actual results to differ from such forward-looking statements include, but are not limited to, the risk factors discussed below. Before you invest in our common stock, you should be aware that the occurrence of any of the events described under “Risk Factors” below or elsewhere in this Prospectus could have a material adverse effect on our business, financial condition and results of operation. In such a case, the trading price of our common stock could decline and you could lose all or part of your investment.

RISK FACTORS

We are subject to various risks that may materially harm our business, financial condition and results of operations. You should carefully consider the risks and uncertainties described below and the other information in this filing before deciding to purchase our common stock. If any of these risks or uncertainties actually occurs, our business, financial condition or operating results could be materially harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

Industry Risks

We engage in businesses which are intensely competitive, involve strong price competition and relatively low margins.

The businesses in which we engage – supply of films for flexible packaging, supply of pouches for flexible packaging and supply of novelty balloon items – are highly competitive. We face intense competition from a number of competitors in each of these product categories, several of which have extensive production facilities, well-developed sales and marketing staffs and greater financial resources than we do. Some of these competitors maintain international production facilities enabling them to produce at low costs and to offer products at highly competitive prices. We compete on the basis of price, quality, service, delivery and differentiation of products. Most of our competitors seek to engage in product development and may develop products that have superior performance characteristics to our products. This intense competition can limit or reduce our sales or market share for the sale of our products as well as our margins. There can be no assurance that we will be able to compete successfully in the markets for our products or that we will be able to generate sufficient margins from the sale of our products to become or remain profitable.

Our business is dependent on the price and availability of raw materials.

The cost of the raw materials we purchase represents about 41.2% of our revenues. The principal raw materials we purchase are: nylon sheeting, polyester sheeting, polyethylene sheeting, polyethylene resin and latex. Much of these materials are derived from petroleum and natural gas. Prices for these materials fluctuate substantially as a result of the change in petroleum and natural gas prices, demand and the capacity of companies who produce these products to meet market needs. Instability in the world markets for petroleum and natural gas has, and may, adversely affect the prices of these raw materials and their general availability. The price of latex has also fluctuated significantly over the past three years. Our ability to achieve and maintain profitability is partially dependent upon our ability to pass through to our customers the amount of increases in raw materials cost. If prices of these materials increase and we are not able to fully pass on the increases to our customers, our results of operations and our financial condition will be adversely affected.

Changes or limitations in the price and availability of helium to our customers may adversely affect our sales of novelty products.

Many of our novelty products, including many styles of foil balloons and latex balloons, are intended to be, and are, when sold to or used by customers filled with helium for buoyancy. During recent months, the price of helium has increased. It has been reported that the supply of helium is decreasing, that demand for helium for industrial and scientific uses has been increasing and that exports of helium from the United States, which is the principal producer of helium, have increased. As a result, the increased price of helium and possible lack of availability may adversely affect sales of novelty balloon products, including sales by the Company.

The loss of a key supplier or suppliers could lead to increased costs and lower margins as well as other adverse results.

We rely on eight principal suppliers for our petroleum, natural gas and latex-based raw material suppliers. We do not maintain supply agreements with any of our suppliers for these materials. The loss of any of these suppliers would force us to purchase these materials from other suppliers or on the open market, which may require us to pay higher prices for raw materials than we do now, with the result that our margins on the sale of our products would be adversely affected. In addition, the loss of the supply of an important raw material from one of our present suppliers may not be replaceable through open market purchases or through a supply arrangement with another supplier. In the event that we were unable to obtain a raw material from another supplier, we would be unable to continue to manufacture certain of our products.

Company Risks

We have a history of both income and losses and have experienced fluctuations of operating income, which may cause our stock to fluctuate.

We have had a history of losses and of fluctuating income from operations over the past five years. We have reported net income from operations in three of the past five years and losses in two of those years Our income or loss from operations during that time has ranged from a profit of $2,622,000 to a loss of $223,000 and has been subject to significant quarterly and annual fluctuations. These fluctuations can be caused by:

•	Economic conditions

•	Competition

•	Production efficiencies

•	Variability in raw materials prices

•	Seasonality

These fluctuations make it more difficult for investors to compare our operating results to corresponding prior year periods. These fluctuations also cause our stock price to fluctuate. You should not rely on our results of operations for any particular quarter or year as being indicative of our results for a full year or any other period.

We have limited financial resources that may adversely affect our ability to invest in productive assets, marketing, new products and new developments.

Our working capital is limited. As of December 31, 2007, our current assets exceeded our current liabilities by approximately $1,318,000. As of March 31, 2008, our current assets exceeded our current liabilities by approximately $2,360,041. As a result of this limited amount of working capital, we may be unable to fund capital investments, working capital needs, marketing and sales programs, research and development, patent or copyright licenses or other items which we would like to acquire or pursue in accordance with our business strategies. The inability to pursue any of these items may adversely affect our competitive position, our business, financial condition or prospects.

A high percentage of our sales are to a limited number of customers and the loss of any one or more of those customers could adversely affect our results of operation, cash flow and financial condition.

For the three months ended March 31, 2008, our sales to our top 10 customers represented 73.0% of our net sales and our sales to our top three customers represented 44.1% of our net sales. We do not have long term contracts with several of our principal customers. The loss of any of our principal customers, or a significant reduction in the amount of our sales to any of them, would have a material adverse effect on our business and financial condition.

We rely on intellectual property in our business and the failure to develop, acquire or protect our intellectual property could adversely affect our business.

We consider patents, copyright licenses and to some degree trademarks, as being significant to our competitive position, our ability to obtain and retain customers and to achieve acceptable margin levels on the sale of our products. With respect to our film and flexible packaging/pouch business, we believe that developing, acquiring and maintaining patent rights are of significance to us for those reasons. Over the past 12 years, we have obtained nine patents related to films, pouches, zippers for pouches, the method of inserting zippers in pouches and certain valves for pouches. We have three patents pending with regard to such products With respect to our novelty balloon products, we believe that patent rights and trade secrets for product developments and copyright licenses for characters and designs are of significance to our ability to compete in the market and to obtain acceptable margins on the sale of our products. Our limited financial resources have made it more difficult for us to invest in product and patent developments and to obtain copyright licenses. If we are unable to develop, acquire, maintain or enforce some or all of our intellectual property rights, our business, financial conditions and prospects will be adversely affected.

We produce all of our products at two plants and damage to or destruction of one or both of the plants would have a serious adverse affect on our business.

We produce all of our film products and pouches at our plant in Barrington, Illinois and all of our latex balloon products at our plant in Guadalajara, Mexico. In the event of a fire, flood, or other natural disaster, or the termination of our lease in Mexico, we could lose access to one or both of our plants. Loss of, significant damage to, or destruction of, one or both of these plants would render us unable to produce our products presently produced in such plants, possibly for an extended period of time and our business, financial condition and prospects would be materially adversely affected. While we maintain business interruption insurance, the proceeds of such insurance may not be adequate to compensate us for all of our losses in such an event.

We are dependent on the management experience of our key personnel.

We are dependent on the management experience and continued services of our executive officers, including Howard W. Schwan, our President, John H. Schwan, our Chairman and Stephen M. Merrick, our Chief Financial Officer, as well as each of these other executive officers of the Company: Brent Anderson, Sam Komar, Steve Frank and Timothy Patterson. We have an existing employment agreement with Howard Schwan, dated January 1, 1997, which is automatically renewed each July 1 for another year unless terminated by either party. The agreement includes confidentiality, inventions, non-compete and other customary provisions. The loss of any of these executive officers would have an adverse effect on our business.

In addition, our continued growth depends on our ability to attract and retain experienced key employees. Competition for qualified employees is intense, and the loss of such persons, or an inability to attract, retain and motivate such skilled employees, could have a material adverse effect on our results of operations, financial condition and prospects. There can be no assurance that we will be able to retain our existing personnel or attract and retain additional qualified employees.

Our principal executive officers own a majority of our outstanding common stock, have warrants to purchase additional shares, and have significant influence and control over our business.

Howard W. Schwan (our President), John H. Schwan (our Chairman) and Stephen M. Merrick (our Chief Financial Officer) or persons affiliated to them, in combination, owned approximately 45.2% of the outstanding shares of common stock of the Company as of April 9, 2008 and then had options and warrants to purchase additional shares which, if exercised, together with the shares owned, would aggregate 48.2% of the shares then outstanding. As a result of such ownership, these executives have the ability to exert significant influence and control on the outcome of corporate transactions and other matters submitted to the Board of Directors or stockholders for approval, including mergers, consolidations and the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control of the Company.

Financial Risks

We have a high level of debt relative to our equity, which reduces cash available for our business and which may adversely affect our ability to obtain additional funds, and increases our vulnerability to economic or business turndowns.

We have a substantial amount of debt in relation to our shareholders’ equity. As of December 31, 2007 and March 31, 2008, we had $22,720,000 and $23,060,000 of debt outstanding, respectively and $6,591,000 and $7,552,000 in shareholders equity, respectively. These circumstances could have important adverse consequences for our Company. For example they could:

•	Increase our vulnerability to general adverse economic and industry conditions

•
Require us to dedicate a substantial portion of our cash flow from operations to payments on our debt, thereby limiting our ability to fund working capital, capital expenditures and other general corporate purposes;

•	Limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate;

•	Place us at a competitive disadvantage compared to our competitors who may have less debt and greater financial resources; and

•	Limit, among other things, our ability to borrow additional funds.

On February 1, 2006, we entered into a loan agreement with RBS Citizens, N.A., previously referred to as Charter One Bank, in which, as amended, RBS Citizens, N.A. provides to us a line of credit totaling $15,300,000, including a five year mortgage loan on our principal plant and offices in Barrington, Illinois for $2,800,000, a five year term loan secured by our physical assets in Barrington, Illinois for $3,500,000 and a three year revolving line of credit secured by inventory and receivables in the maximum amount of $9,000,000. In November, 2007 RBS Citizens, N.A. also provided to us a capital lease line of credit in the aggregate amount of $1,500,000 for the acquisition of production equipment.

We will require a significant amount of cash to service our debt, to develop new business and to make capital investments and our ability to generate cash depends on many factors beyond our control.

Our ability to service our debt and to fund our operations and planned capital expenditures will depend on our financial and operating performance and our ability to borrow money or raise capital. These matters are, in part, subject to prevailing economic conditions and to financial, business and other factors beyond our control. If our cash flow from operations is insufficient to fund our debt service obligations, we may be forced to reduce or delay funding capital or working capital, marketing or other commitments or to sell assets, obtain additional equity capital or indebtedness or refinance or restructure our debt. These alternative measures may not be successful and may not permit us to meet our scheduled debt service obligations, or to fund operations, initiatives or capital requirements. In the absence of cash flow from operations, or the generation of cash from such other sources sufficient to meet our debt service obligations and our other cash requirements, we could face substantial cash problems.

We are subject to a number of restrictive debt covenants that may restrict our business and financing activities.

Our credit facility contains restrictive debt covenants that, among other things, restrict our ability to:

•	Borrow money;

•	Pay dividends and make distributions;

•	Issue stock

•	Make certain investments;

•	Use assets as security in other transactions;

•	Create liens;

•	Enter into affiliate transactions;

•	Merge or consolidate; or

•	Transfer and sell assets.

In addition, our credit facility also requires us to meet certain financial tests, including (i) maintaining tangible net worth in excess of $3,500,000, (ii) maintaining specified ratios of senior debt to EBITDA and (iii) maintaining a ratio of EBITDA to fixed charges. These restrictive covenants may limit our ability to expand or pursue our business strategies.

Our ability to comply with the restrictions contained in our credit facility may be affected by changes in our business condition or results of operation, adverse regulatory developments, or other events beyond our control. A failure to comply with these restrictions could result in a default under our credit facility which, in turn, could cause our debt to become immediately due and payable. If our debt were to be accelerated, we cannot assure that we would be able to repay it. In addition, a default would give our lender the right to terminate any commitment to provide us with additional funds.

Market Risks and Risks Related to this Offering

Our common stock may be affected by limited trading volume and may fluctuate significantly, which may affect shareholders’ ability to sell shares of our common stock.

There has been a limited public market for our common stock and a more active trading market for our common stock may not develop. An absence of an active trading market could adversely affect our shareholders’ ability to sell our common stock in short time periods, or possibly at all. Our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations, which could adversely affect the market price of our common stock without regard to our operating performance. In addition, we believe that factors such as quarterly fluctuations in our financial results and changes in the overall economy or the condition of the financial markets could cause the price of our common stock to fluctuate substantially. These factors may negatively affect shareholders’ ability to sell shares of our common stock.

Our common stock may be affected by sales of short sellers, which may affect shareholders’ ability to sell shares of our common stock.

As stated, our common stock has experienced, and is likely to experience in the future, significant price and volume fluctuations. These fluctuations could cause short sellers to enter the market from time to time in the belief that we may have poor operating results in the future. The market for our common stock may not be stable or appreciate over time and the sale of our common stock may negatively impact shareholders’ ability to sell shares of our common stock.

Future Sales of Stock By Our Shareholders May Negatively Affect Our Stock Price And Our Ability To Raise Funds In New Stock Offerings

Sales of our common stock in the public market by our existing substantial shareholders, could lower the market price of our common stock. Sales may also make it more difficult for us to sell equity securities or equity-related securities in the future at a time and price that our management deems acceptable or at all. Of the 2,785,100 shares of common stock outstanding as of May 30, 2008, 811,182 shares of common stock are, or will be, held by our “affiliates” and 1,296,066 shares of common stock, held by existing shareholders, including the officers and directors, are “restricted securities” and may be resold in the public market only if registered or pursuant to an exemption from registration. Some of these shares may be resold under Rule 144.

Existing Shareholders Will Experience Significant Dilution From Our Sale Of Shares Under The Standby Equity Distribution Agreement

The sale of shares pursuant to the Standby Equity Distribution Agreement will have a dilutive impact on our shareholders.

Our net income per share could decrease in future periods, and the market price of our common stock could decline. In addition, the lower our stock price, the more shares of common stock we will have to issue under the SEDA to draw down the full amount. If our stock price is lower, then our existing shareholders would experience greater dilution.

The Selling Stockholders Identified in our Registration Statement Intend To Sell Their Shares Of Common Stock In The Market, Which Sales May Cause Our Stock Price To Decline

The selling shareholders identified in our Registration Statement (Cornell Capital and Newbridge Securities) are intending to sell in the public market 79,876 shares of common stock registered in the offering. That means that up to 79,876 shares may be sold pursuant to the Registration Statement. Such sales may cause our stock price to decline. The officers and directors of CTI and those shareholders who are significant shareholders as defined by the SEC will continue to be subject to the provisions of various insider trading and Rule 144 regulations. If our stock price declines, the numbers of shares which CTI will need to issue to Cornell Capital under the Standby Equity Distribution Agreement to raise the same amount of funds will increase.

The Sale Of Our Stock Under Our Standby Equity Distribution Agreement Could Encourage Short Sales By Third Parties, Which Could Contribute To The Future Decline Of Our Stock Price

In some cases, the provision of a SEDA for companies that are traded on the NASDAQ Capital Market (“NASDAQ-CM”) has the potential to cause a significant downward pressure on the price of common stock. This is especially the case if the shares being sold into the market exceed the market’s desire to purchase the increased stock or if CTI has not performed in such a manner to show that the equity funds raised will be used to grow CTI. Such an event could place further downward pressure on the price of common stock. CTI may request numerous draw downs pursuant to the terms of the Standby Equity Distribution Agreement. Even if CTI uses the SEDA to grow its revenues and profits or invest in assets which are materially beneficial to CTI, the opportunity exists for short sellers (i.e. sellers who do not actually own our shares at the time of their sale) to contribute to the future decline of CTI’s stock price. If there are significant short sales of stock, the price decline that would result from this activity will cause the share price to decline more, which, in turn, may cause current owners of our stock to sell their shares; thereby contributing to sales of stock in the market. If there are more investors selling our stock, then there are investors desiring to purchase our stock, the market for our stock, the price will necessarily decline.

It is not possible to predict the circumstances whereby short sales could materialize or the price to which our stock price could drop.

The Price Paid by Participants In Our Registered Offering Will Fluctuate And May Be Higher Or Lower Than The Prices Paid By Other People Participating In This Offering

The price in the offering will fluctuate based on the prevailing market price of the common stock on the NASDAQ-Capital Market. Accordingly, the price paid by a purchaser in our registered offering may be higher or lower than the prices paid by other people participating in this offering.

We May Not Be Able To Access Sufficient Funds Under The Standby Equity Distribution Agreement When Needed

We anticipate that a portion of our financing needs will be funded through the SEDA. No assurances can be given that our SEDA financing will be available in sufficient amounts or at all when needed, in part, because we are limited to a maximum drawdown of $100,000 during any five trading day period. In addition, the number of shares being registered may not be sufficient to draw all funds available to us under the Standby Equity Distribution Agreement.

We May Not Be Able To Draw Down Under The Standby Equity Distribution Agreement If The Investor Holds More Than 9.9% Of Our Common Stock

In the event Cornell Capital holds more than 9.9% of the then-outstanding common stock of CTI, we will be unable to draw down on the SEDA. Although Cornell Capital may not hold more than 9.9% of the then-outstanding common stock of CTI at any one time, this restriction does not prevent Cornell Capital from selling some of its holdings and then receiving additional shares. Therefore, Cornell Capital has, and may, sell more than these limits while never holding more than those limits. At the time of the filing of the Registration Statement, Cornell Capital had no beneficial ownership of our common stock and therefore we would be able to make limited draw downs on the Standby Equity Distribution Agreement so long as Cornell Capital’s beneficial ownership remains below 9.9%. If Cornell Capital’s beneficial ownership becomes 9.9% or more, we would be unable to draw down on the Standby Equity Distribution Agreement.

Cornell Capital May Sell Shares Of Our Common Stock During An Applicable Pricing Period Under the SEDA Which Could Contribute To The Decline Of Our Stock Price

The sale of common stock to be acquired by Cornell Capital pursuant to an advance request made by CTI under the SEDA during an applicable pricing period could cause downward pressure on the price of our common stock and, therefore, contribute to the decline of our stock price.

DESCRIPTION OF BUSINESS

Business Overview

We develop, produce, market and sell two principal lines of products:

•	Novelty products, principally balloons, including metalized balloons, latex balloons, punch balls and other inflatable toy items, and

•	Specialty and printed films and flexible containers, for food packaging, specialized consumer uses and various commercial applications.

We focus our business and efforts on the printing, processing and converting of plastic film, and of latex, into finished products. We:

•	Coat and laminate plastic film. Generally, we adhere polyethylene film to another film such as nylon or polyester

•	Print plastic film and latex balloons. We print films, both plastic and latex with a variety of graphics for use as packaging film or for balloons.

•	Convert printed plastic film to balloons.

•	Convert plastic film to flexible containers. These finished products are used to store and package food and for storage of a variety of personal items.

•	Convert latex to balloons and other novelty items.

We market and sell metalized and latex balloons in the United States and in several other countries. We supply coated, laminated and printed films to a number of companies who generally convert these films into containers for the packaging of food and other items. We supply flexible containers to companies who (i) use them for packaging of food or other items or (ii) market them to consumers who use them for the storage of personal items. We also market containers to and through retail outlets for use by consumers that include a resealable closure system and a valve permitting the evacuation of air from the pouch by a small pump device, which we also supply.

In 1978, we began manufacturing metalized balloons (sometimes referred to as "foil" balloons), which are balloons made of a base material (usually nylon or polyester) having vacuum deposited aluminum and polyethylene coatings. These balloons remain buoyant when filled with helium for much longer periods than latex balloons and permit the printing of graphic designs on the surface.

In 1985, we began marketing latex balloons and, in 1988 we began manufacturing latex balloons. In 1994, we sold our latex balloon manufacturing equipment to a company in Mexico and entered into an arrangement for that company to manufacture latex balloons for us. Since 1997, we have manufactured latex balloons in Mexico through a majority-owned subsidiary.

In 1999, we acquired an extrusion coating and laminating machine and began production of coated and laminated films, which we have produced since that time.

During the period from 1976 to 1986 and from 1996 to the present, we have produced flexible containers for the storage of liquids, food products, household goods and other items.

We market and sell our metalized and latex balloons and related novelty items directly to retail stores and chains and through distributors, who in turn sell to retail stores and chains. Our balloon and novelty products are sold to consumers through a wide variety of retail outlets including general merchandise, discount and drugstore chains, grocery chains, card and gift shops, and party goods stores, as well as through florists and balloon decorators.

Most of our metalized balloons contain printed characters, designs and social expression messages, such as “Happy Birthday”, “Get Well Soon” and similar items. In a number of cases, we obtain licenses for well-known characters and print those characters and messages on our balloons. Currently, we maintain licenses for Garfield®, Odie, Face Offs-Tudes®, Miss Spider and Sunny Patch Friends®, Andrea Mistretta and Wow Wow Wubsy®. In the United Kingdom, we maintain licenses on The Crazy Frog® and Tudes.

Balloons and novelty items accounted for 62.6% of our revenues in 2007. The remainder of our revenues is generated from the sale of laminated film products, generally intended for use in the packaging of foods, liquids and other materials. We provide laminated films, and printed films, to a number of customers who utilize the film to produce bags or pouches for the packaging of food, liquids and other items. We also produce finished products – pouches and bags – which are used for a variety of applications, including (i) as vacuumable consumer storage devices for clothing and other household items, (ii) as vacuumable pouches for household use in storage of food items, and (iii) as “dunnage” items which, when inflated, cushion products in a package or container. In 2007, our revenues from these products represented approximately 37.4% of our net revenues.

We are an Illinois corporation with our principal offices and plant at 22160 N. Pepper Road, Barrington, Illinois.

Business Strategies

Our essential business strategies are as follows:

•
Focus on our Core Assets and Expertise. We have been engaged in the development, production and sale of film products for over 30 years and have developed assets, technology and expertise which, we believe, enable us to develop, manufacture, market and sell innovative products of high quality within our area of knowledge and expertise. We plan to focus our efforts in these areas which are our core assets and expertise – laminated films, printed films, pouches and film novelty products – to develop new products, to market and sell our products and to build our revenues.

•
Maintain a Focus on Margin Levels and Cost Controls in Order to Establish and Maintain Profitability. We engage in constant review and effort to control our production, and our selling, general and administrative expenses, in order to establish and enhance profitability. Over the past three years, we have improved our gross margin levels from 22.1% in 2005 to 25.1% in 2006 and 23.8% in 2007.

•
Develop New Products, Product Improvements and Technologies. We work constantly to develop new products, to improve existing products and to develop new technologies within our core product areas, in order to enhance our competitive position and our sales. In the novelty line, our development work includes new designs, new character licenses and new product developments. We also developed and introduced a device to amplify sound through a balloon so that voice and music can be played and amplified using our Balloon Jamz™ balloons. In our commercial line, over the past several years we have developed new pouch closure systems and valves and new film methods for liquid packaging applications. We have received nine patents for these developments and have three patent applications pending.  During 2007, we introduced a line of resealable pouches with a valve and pump system for household storage and vacuum sealing of food items.

•
Develop New Channels of Distribution and New Sales Relationships. In order to increase sales, we endeavor to develop new channels of distribution and new sales relationships, both for existing and new products. In March 2006, we entered into a four-year agreement with Illinois Tool Works, Inc. (“ITW”) to manufacture certain pouches for them and to provide film to them for their pouch production. In April 2006, we entered into a license agreement with Rapak L.L.C. (“Rapak”) granting Rapak a license under a patent related to textured film and pouches, and extending the term of an existing supply agreement with Rapak to October 31, 2008. On February 1, 2008, we entered into a Supply and License Agreement with S.C. Johnson & Son, Inc. to manufacture and supply to SC Johnson certain home food management products to be sold under the SC Johnson ZipLoc® brand.

Products

Metalized Balloons

We have designed, produced and sold metalized balloons since 1979 and, we believe, are the second largest manufacturer of metalized balloons in the United States. Currently, we produce over 650 balloon designs, in different shapes and sizes, including the following:

•	Superloons® - 18" balloons in round or heart shape, generally made to be filled with helium and remain buoyant for long periods. This is the predominant metalized balloon size.

•	Ultraloons® - 31" balloons made to be filled with helium and remain buoyant.

•	Miniloons®- 9" balloons made to be air-filled and sold on holder-sticks or for use in decorations.

•	Card-B-Loons®(4 1/2") - air-filled balloons, often sold on a stick, used in floral arrangements or with a container of candy.

•	Shape-A-Loons® - “18 to 48” shaped balloons made to be filled with helium.

•	Minishapes – 11” to 16”small shaped balloons designed to be air filled and sold on sticks as toys or inflated characters.

•	Balloon JamzTM – 20” to 40” round and shaped balloons which emit and amplify sound through a speaker attached to the balloon.

In addition to size and shape, a principal element of the Company's metalized balloon products is the printed design or message contained on the balloon. These designs include figures and licensed characters many of which are well known. We maintain licenses for several characters, including Garfield®, Odie, Face Offs-Tudes, Miss Spider and Sunny Patch Friends®, Andrea Mistretta and Wow Wow Wubsy®, and in the United Kingdom, The Crazy Frog® and Tudes.

Latex Balloons. Through our majority-owned subsidiary in Guadalajara, Mexico, Flexo Universal, S.A. de C.V. (“Flexo Universal”), we manufacture latex balloons in 6 shapes and 42 colors. These balloons are marketed under the name Partyloons® and Hitex. We also manufacture toy balloon products including punch balls, water bombs and "Animal Twisties."

Packaging Films. We produce and sell films that are utilized for the packaging of various products, principally food products. We laminate, extrusion coat and print films and sell them to customers who utilize the films for packaging applications. Our customers generally use these film products to convert them to bags or pouches for the packaging of food and other products.

Pouches, Bags and Other Custom Film Products. We produce a variety of completed film products, generally in the form of a bag or pouch. These products include (i) valved, resealable pouches for storage of household items, (ii) vacuum sealable bags for food storage, (iii) resealable, valved bags for storage and vacuum sealing of food items in the household, (v) “dunnage” bags (inflatable pouches used to cushion products in packages. During 2007, we introduced a line of resealable, valved bags for storage and vacuum sealing of food items in the household. These storage bags function with a small hand or powered pump to evacuate air when the bag is sealed. This product line is marketed under the brand ZipVac™

Markets

Metalized Balloons. The metalized balloon came into existence in the late 1970s. During the 1980s, the market for metalized balloons grew rapidly. Initially, the product was sold principally to individual vendors, small retail outlets and at fairs, amusement parks, shopping centers and other outdoor facilities and functions. Metalized balloons remain buoyant when filled with helium for extended periods of time and they permit the printing and display of graphics and messages. As a result, the product has significant appeal as a novelty and message item. Metalized balloons became part of the "social expression" industry, carrying graphics designs, characters and messages like greeting cards. In the mid-1980s, we and other participants in the market began licensing character and cartoon images for printing on the balloons and directed marketing of the balloons to retail outlets including grocery, general merchandise, discount and drug store chains, card and gift shops, party goods stores as well as florists and balloon decorators. These outlets now represent the principal means for the sale of metalized balloons throughout the United States and in a number of other countries.

Metalized balloons are sold in the United States and in Europe, several countries in the Far East, Canada and to an increasing extent in Latin America. The United States, however, is by far the largest market for these products.

Metalized balloons are sold in the United States and foreign countries directly by producers to retail outlets and through distributors and wholesalers. Often the sale of metalized balloons by the wholesalers/distributors is accompanied by related products including latex balloons, floral supplies, candy containers, mugs, plush toys, baskets and a variety of party goods.

Latex Balloons. For a number of years, latex balloons and related novelty/toy latex items have been marketed and sold throughout the United States and in most other countries. Latex balloons are sold as novelty/toy items, for decorative purposes, as part of floral designs and as party goods and favors. In addition to standard size and shape balloons, inflatable latex items include punch balls, water bombs, balloons to be twisted into shapes, and other specialty designs. Often, latex balloons included printed messages or designs.

Latex balloons are sold principally in retail outlets, including party goods stores, general merchandise stores, discount chains, gift stores and drugstore chains. Balloons are also purchased by balloon decorators and floral outlets for use in decorative or floral designs.

Printed latex balloons are sold both in retail outlets and for balloon decoration purposes including floral designs. "Toy" balloons include novelty balloons sold in toy departments or stores, punch balls, water bombs and other specialty designs.

Latex balloons are sold both through distributors and directly to retail outlets by the producers.

Printed and Specialty Films.  The industry and market for printed and specialty films is fragmented and includes many participants. There are hundreds of manufacturers of printed and specialty film products in the United States and in other markets. In many cases, companies who provide food and other products in film packages also produce or process the films used for their packages. The market for the Company's film products consists principally of companies who utilize the films for the packaging of their products, including food products and other items. In addition to the packaging of food products, flexible containers are used for medical purposes (such as colostomy bags, containers for saline solution and other items), "dunnage" (to cushion products being packaged), storage of personal and household items and other purposes.

Flexible Containers/Pouches. The market for flexible containers and pouches is large and diverse. Many companies engaged in the production of food items package their products in flexible containers or pouches, and, therefore, represent a market for these containers. Many of these companies purchase film - often printed film - and convert the film to pouches or packages at their own facilities while others purchase completed containers from suppliers.

Flexible containers and pouches are sold and utilized in the consumer market in numerous forms. They include simple open-top plastic bags, resealable bags and zippered bags. The market also includes containers and pouches of special design or purpose, including vacuumable bags for storage of food or household items, medical bags, or commercial uses.

Marketing, Sales and Distribution

Balloon Products

We market and sell our metalized balloon, latex balloon and related novelty products throughout the United States and in a number of other countries. We maintain a marketing staff, sales staff and support staff of 10 individuals and a customer service department of 3 individuals. European sales are conducted by CTI Balloons, the Company's subsidiary located in Rugby, England. Flexo Universal conducts sales and marketing activities for the sale of balloon products in Mexico, Latin America, and certain other markets. Sales in other foreign countries are made generally to distributors in those countries and are managed at the Company's principal offices.

We sell and distribute our balloon products (i) by our employed staffs of sales and customer service personnel in the United States, Mexico and the UK, (ii) through a network of distributors and wholesalers in the United States, Mexico and the UK, (iii) through several groups of independent sales representatives and (iv) to selected retail chains. The distributors and wholesalers are generally engaged principally in the sale of balloons and related products (including such items as plush toys, mugs, containers, floral supplies and other items) and sell balloons and related products to retail outlets including grocery, general merchandise and drug store chains, card and gift shops, party goods stores as well as florists and balloon decorators.

Our largest customer for balloons during 2007 was Dollar Tree Stores. Sales to this chain in 2007 represented $7,419,000 or approximately 20.3% of our net sales.

We engage in a variety of advertising and promotional activities to promote the sale of our balloon products. Each year, we produce a complete catalog of our balloon products, and also prepare various flyers and brochures for special or seasonal products, which we disseminate to thousands of customers, potential customers and others. We participate in several trade shows for the gift, novelty, balloon and other industries and advertise in several trade and other publications.

Printed and Specialty Films. We market and sell printed and laminated films directly and through independent sales representatives throughout the United States. We sell laminated and printed films to companies that utilize these films to produce packaging for a variety of products, including food products, in both liquid and solid form, such as cola syrup, coffee, juices and other items. We seek to identify and maintain customer relationships in which we provide value-added in the form of technology or systems. Our largest customer for film products is Rapak, L.L.C. (“Rapak”) to whom we provide a patented embossed film, as well as other film products. During 2007, our sales to Rapak totaled $6,982,000, representing 19.1% of our net sales. Under our continuing agreement with Rapak, through October 31, 2008, Rapak is committed to purchase at least 65% of its requirements for embossed film from us. We anticipate that Rapak will continue to purchase film from us after this date but we have no contractual commitment from Rapak for such purchases.

Flexible Containers/Pouches. We market flexible containers and pouches to various companies for commercial packaging purposes and we market lines of consumer storage packages both to a principal customer and to retail chains and outlets.

We produce consumer storage bags for ITW Space Bag, a division of Illinois Tool Works, Inc. (“ITW”). During 2007, ITW was our largest customer for pouches. Our sales of pouches to them in 2007 were $3,771,000, representing 10.3% of our net sales. In March 2006, we entered into a four-year agreement with ITW under which we will supply all of their requirements in North America for certain of their pouches which they market under the name Space Bag® and also are to supply their requirements of film for certain of the pouches which they produce.

During 2005, we introduced a line of universal vacuumable bags for household storage of food products. These bags are designed to be used with existing vacuum and sealing devices. We market these bags through various retail channels. During 2007, we introduced a line of re-sealable pouches incorporating a valve permitting the evacuation of air from the sealed pouch by use of a hand pump supplied with the pouches. This line of products is marketed under the brand name ZipVac™. We market this line of products to various retail outlets.

We also produce "dunnage" bags (inflatable packaging pouches) which we sell to a commercial customer.

Production and Operations

We conduct our operations at four facilities: (i) our headquarters, offices and plant at Barrington, Illinois, consisting of a total of approximately 75,000 square feet of office, production and warehouse space, (ii) a warehouse in Cary, Illinois, consisting of approximately 16,000 square feet of space, (iii) a plant, office and warehouse in Guadalajara, Mexico, consisting of approximately 43,000 square feet of office, warehouse and production space and (iv) an office and warehouse facility at Rugby, England, consisting of approximately 16,000 square feet of space.

We conduct production operations at our plants in Barrington, Illinois and Guadalajara, Mexico. At our plants, our production operations include (i) lamination and extrusion coating of films, (ii) slitting of film rolls, (iii) printing on film and on latex balloons, (iv) converting of film to completed products including balloons, flexible containers and pouches and (v) production of latex balloon products. We perform all of the lamination, extrusion coating and slitting activities in our Barrington, Illinois plant and produce all of our latex balloon products at our Guadalajara, Mexico plant. We print films in Barrington, Illinois and we print latex balloons in Guadalajara, Mexico.

We warehouse raw materials at our plants in Barrington, Illinois and Guadalajara, Mexico and we warehouse finished goods at our facilities in Barrington, Illinois, Cary, Illinois, Guadalajara, Mexico and Rugby, England. We maintain customer service and fulfillment operations at each of our warehouse locations. We conduct sales operations for the United States and for all other markets, except those handled by our Mexico and England facilities, in the Barrington, Illinois facility. Sales for Mexico and Latin America are handled in our Guadalajara, Mexico facility and sales for the United Kingdom and Europe are handled at our Rugby, United Kingdom facility.

We maintain a graphic arts and development department at our Barrington, Illinois facility which designs our balloon products and graphics. Our creative department operates a networked, computerized graphic arts system for the production of these designs and of printed materials including catalogues, advertisements and other promotional materials.

We conduct administrative and accounting functions at our headquarters in Barrington, Illinois and at our facilities in Guadalajara, Mexico and Rugby, England.

Raw Materials

The principal raw materials we use in manufacturing our products are (i) petroleum or natural gas-based films, (ii) petroleum or natural gas-based resin, (iii) latex and (iv) printing inks. The cost of these raw materials represented 41.2% of our net revenues in 2007. Because much of the raw materials we utilize are based on petroleum or natural gas, we have experienced fluctuation in pricing, in relation to the fluctuation of availability and pricing of these source commodities. We have also experienced significant fluctuation in the cost of raw latex which we use for our latex balloon products. While we currently purchase our raw materials from a relatively limited number of sources, films, resin, inks and latex are available from numerous sources and, in the past, we have generally been able to obtain a sufficient supply of raw materials. However, during August and September 2005, the petrochemical industry suffered facility damage, production disruptions and transportation shortages due to the impact of two Gulf Coast hurricanes. As a result, both the price and availability of petroleum and natural gas-based products were affected. While we were generally able to obtain a sufficient supply of raw materials to meet our needs during this time, prices of raw materials escalated rapidly and substantially; and, the risk of shortages of raw materials supply existed. Due to the increase in the price of oil over the past several years, the cost of petroleum-based raw materials has also risen, with the result that our cost for films and resins has increased during that time as well.

Information Technology Systems

Our corporate headquarters in Barrington, Illinois and our warehouse facility in Cary, Illinois are serviced by a PC-based local area network. We connect the facilities via a high speed T1 line that carries both voice and data communications. Access to the network is available to all appropriate employees but is secured through 4 Microsoft servers running Active Directory authentication. The network allows us to leverage printing resources, create shared file areas for cross-departmental functions and allows for a single source backup of critical business files. On the network we run Macola financial system software. Macola is a modular software system. We presently use the general ledger, order entry, inventory management, purchase order, electronic data exchange and custom report writing modules of that system and are engaged in a program to install and use additional modules including manufacturing costing and controls and inventory controls. Internal and external employee communications are handled by industry standard Microsoft Exchange email, allowing us to communicate with customers and vendors all over the world. We also provide a secure, firewall protected, load balanced and redundant T1 and cable internet connection allowing employees to use e-mail, research issues, support customers and securely move data.

At each of our Mexico and England facilities, we operate server computers and local area networks, accessible to employees at those facilities. At each of those facilities, we operate separate integrated financial, order entry and inventory management systems.

Competition

The balloon and novelty industry is highly competitive, with numerous competitors. We believe there are presently six principal manufacturers of metalized balloons whose products are sold in the United States including Anagram International, Inc., Pioneer Balloon Company, Convertidora International S.A. de C.V., Barton Enterprises Inc., and Betallic, LLC. Several companies market and sell metalized balloons designed by them and manufactured by others for them.

We believe there are approximately five manufacturers of latex balloons whose products are sold in the United States and numerous others whose products are sold in other countries.

The market for films, packaging and custom products is fragmented, and competition in this area is difficult to gauge. However, there are numerous participants in this market and the Company can expect to experience intense quality and price competition.

Many of these companies offer products and services that are the same or similar to those offered by us and our ability to compete depends on many factors within and outside our control. There are a number of well-established competitors in each of our product lines, several of which possess substantially greater financial, marketing and technical resources and have established, extensive, direct and indirect channels of distribution for their products and services. As a result, such competitors may be able to respond more quickly to new developments and changes in customer requirements, or devote greater resources to the development, promotion and sale of their products and services than we can. Competitive pressures include, among other things, price competition, new designs and product development and copyright licensing.

Patents, Trademarks and Copyrights

We have developed or acquired a number of intellectual property rights which we believe are significant to our business.

Copyright Licenses. We maintain licenses on certain popular characters and designs for our balloon products. We presently maintain seven licenses and produce balloon designs utilizing the characters or designs covered by the licenses. Licenses are generally maintained for a one or two-year term, although the Company has maintained long term relationships with several of its licensors.

Trademarks. We own 12 registered trademarks in the United States relating to our balloon products. Many of these trademarks are registered in foreign countries, principally in the European Union.

Patent Rights. We own, or have license rights under, or have applied for, patents related to our balloon products, certain film products and certain flexible container products. These include (i) ownership of two patents, and a license under a third, relating to self-sealing valves for metalized balloons and methods of making balloons with such valves, (ii) several metalized balloon design patents, (iii) patents and applications related to the design and structure of, and method of, inserting and affixing, zipper-closure systems in a bag, (iv) patents related to one-way valves for pouches, (v) a patent related to methods of embossing film and utilizing such film to produce pouches with fitments, and (vi) patent applications related to vacuumable storage bags with fitments.

Research and Development

We maintain a product development and research department of five individuals for the development or identification of new products, product components and sources of supply. Research and development includes (i) creative product development, (ii) creative marketing, and (iii) engineering development. During each of the fiscal years ended December 31, 2007, 2006, 2005, respectively, we estimate that the total amount spent on research and development activities was approximately $350,000, $230,000 and $224,000 and, respectively.

Employees

As of the date hereof, the Company had 97 full-time employees in the United States, of whom 19 are executive or supervisory, 5 are in sales, 53 are in manufacturing or warehouse functions and 20 are clerical. As of that same date, we had 9 full-time employees in England, of whom 3 are executive or supervisory, 2 are in sales, 3 are in warehousing and one is clerical. At Flexo Universal, our Mexico subsidiary, as of December 31, 2007, we had 228 full-time employees, of whom 5 are executive or supervisory, 3 are in sales, 210 are in manufacturing and 10 are clerical. The Company is not a party to any collective bargaining agreement in the United States, has not experienced any work stoppages and believes that its relationship with its employees is satisfactory.

Regulatory Matters

Our manufacturing operations in the United States are subject to the U.S. Occupational Safety and Health Act ("OSHA"). We believe we are in material compliance with OSHA. The Company generates liquid, gaseous and solid waste materials in its operations in Barrington, Illinois and the generation, emission or disposal of such waste materials are, or may be, subject to various federal, state and local laws and regulations regarding the generation, emission or disposal of waste materials. We believe we are in material compliance with applicable environmental rules and regulations. Several states have enacted laws limiting or restricting the release of helium filled metalized balloons. We do not believe such legislation will have any material effect on our operations.

International Operations

We sell balloon products in a number of countries outside the United States. Sales of these products for the United Kingdom and Europe are handled by our facility and personnel in Rugby, England, and for Mexico and Latin America by our facility and personnel in Guadalajara, Mexico. In other countries, we sell balloon products through distributors located in those countries. We conduct production, packaging, warehousing and sales operations in Mexico and warehousing and sales operations in the United Kingdom. We rely and are dependent on our operations in Mexico for the supply of latex balloons in the United States, Mexico, Europe and other markets. Interruption of that supply would have a material adverse effect on the business of the Company.

Our domestic and international sales and assets by area over the period 2005-2007 have been as follows:

	UnitedStates	United Kingdom	Mexico	Eliminations	Consolidated
Year ended 12/31/07
Revenues	$28,657,000	$2,913,000	$7,189,000	$(2,249,000)	$36,510,000
Operating income	$810,000	$215,000	$345,000	$(125,000)	$1,245,000
Net (loss) income	$(128,000)	$167,000	$168,000	$(125,000)	$82,000
Total Assets	$27,854,000	$2,948,000	$5,780,000	$(7,258,000)	$29,324,000
Year ended 12/31/06
Revenues	$28,808,000	$2,925,000	$6,564,000	$(2,869,000)	$35,428,000
Operating income	$2,116,000	$64,000	$578,000	$(25,000)	$2,733,000
Net income	$1,544,000	$93,000	$284,000	$(26,000)	$1,895,000
Total Assets	$25,245,000	$2,627,000	$5,050,000	$(6,288,000)	$26,634,000
Year ended 12/31/05
Revenues	$23,564,000	$2,573,000	$4,536,000	$(1,483,000)	$29,190,000
Operating income (loss)	$602,000	$290,000	$(240,000)		$652,000
Net (loss) income	$(342,000)	$220,000	$(211,000)		$(333,000)
Total Assets	$21,343,000	$2,122,000	$4,818,000	$(4,747,000)	$23,536,000

Products

Metalized Balloons. We have designed, produced and sold metalized balloons since 1979 and, we believe, are the second largest manufacturer of metalized balloons in the United States. Currently, we produce over 650 balloon designs, in different shapes and sizes, including the following:

We own our principal plant and offices located in Barrington, Illinois, approximately 45 miles northwest of Chicago, Illinois. The facility includes approximately 75,000 square feet of office, manufacturing and warehouse space. This facility is subject to a mortgage loan in the principal amount of $2,800,000, having a term of 5 years, with payments amortized over 25 years.

In September 2005, the Company entered into a lease to rent 16,306 square feet of space in Cary, Illinois. This lease has a 2-year term. In September 2006, the Company signed an extension to this lease to run through September 2009. The facility includes warehouse and office space, which is utilized principally for the warehousing of balloon inventory. In addition, as of December 2007, we entered into a month-to-month agreement to rent additional warehouse space as required.

The Company also leases approximately 15,000 square feet of office and warehouse space in Rugby, England at an annual lease cost of $51,700, expiring in 2019. This facility is utilized to warehouse balloon products and to manage and service the Company's operations in England and Europe.

In February 2008, Flexo Universal entered into a 3-year lease agreement for the lease of approximately 43,000 square feet of manufacturing, warehouse and office space in Guadalajara, Mexico at the cost of $19,200 per month.

We believe that our properties have been adequately maintained, are in generally good condition and are suitable for our business as presently conducted. We believe our existing facilities provide sufficient production capacity for our present needs and for our presently anticipated needs in the foreseeable future. We also believe that, with respect to leased properties, upon the expiration of our current leases, we will be able to either secure renewal terms or to enter into leases for alternative locations at market terms.

Legal Proceedings

On December 20, 2006, Pliant Corporation filed an action against the Company in the Circuit Court of Cook County, Illinois. In the action, Pliant claims that there is due from the Company to Pliant the sum of $245,000 for goods sold and delivered by Pliant to the Company as well as interest on such amount. On February 21, 2007, the Company filed an answer to the complaint and counterclaim denying liability and asserting certain claims against Pliant for damages for the sale by Pliant to the Company of defective products. Management intends to defend the claims of Pliant in this action and to pursue its counterclaims and believes that the Company has established adequate reserves regarding the claim.

In addition, the Company is also a party to certain lawsuits or claims arising in the normal course of business. The ultimate outcome of these matters is unknown, but in the opinion of management, we do not believe any of these proceedings will have, individually or in the aggregate, a material adverse effect upon our financial condition, cash flows or future results of operation.

SELLING SHAREHOLDERS

The following table presents information regarding the selling shareholders. The selling shareholders are the entities who have assisted in or provided financing to CTI. A description of the selling shareholders’ relationship to CTI and how the selling shareholders acquired the shares to be sold in this offering is detailed in the information immediately following this table.

Selling Shareholders	Shares Beneficially Owned Before Offering		Percentage Of Outstanding Shares Beneficially Owned Before Offering(1)	Shares To Be Acquired Under The Standby Equity Distribution Agreement	Percentage Of Outstanding Shares To Be Acquired Under The Standby Equity Distribution Agreement	Shares To Be Sold In The Offering		Percentage Of Shares Beneficially Owned After Offering(1)
Shares Acquired in Financing Transactions with CTI

Cornell Capital Partners, LP (n/k/a YA Global Investments, L.P.)	0		*	76,376	15.74%	76,376	(2)	0%

Newbridge Securities Corporation	3,500	(3)	*	0	0%	3,500		0%

Total	3,500	(3)	*	76,376	15.74%	79,876		0%

*	Less than one percent (1%).

(1)
Applicable percentage of ownership is based on 2,785,100 shares of common stock outstanding as of May 30, 2008, together with securities exercisable or convertible into shares of common stock within sixty (60) days of May 30, 2008, for each shareholder. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to securities exercisable or convertible into shares of common stock that are currently exercisable or exercisable within sixty (60) days of May 30, 2008 are deemed to be beneficially owned by the person holding such securities for the purpose of computing the percentage of ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person. Note that affiliates are subject to Rule 144 and Insider trading regulations - percentage computation is for form purposes only.

(2)	Includes the 76,376 shares that may be acquired by Cornell Capital under the SEDA.
(3)	Includes 3,500 Shares issued in connection with the SEDA.

The following information contains a description of each selling shareholder’s relationship to CTI and how each selling shareholder acquired the shares to be sold in this offering. None of the selling shareholders have held a position or office, or had any other material relationship, with CTI, except as follows:

Shares Acquired In Financing Transactions With CTI

Cornell Capital Partners, LP (n/k/a YA Global Investments, L.P.). Cornell Capital is the investor under the Standby Equity Distribution Agreement. All investment decisions of, and control of, Cornell Capital are held by its general partner, Yorkville Advisors, LLC (“Yorkville Advisors”). Mr. Mark Angelo, the managing member of Yorkville Advisors, makes the investment decisions on behalf of and controls Yorkville Advisors. Cornell Capital acquired all shares being registered in this offering in financing transactions with CTI. Those transactions are explained below:

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Standby Equity Distribution Agreement. On June 6, 2006 (the “Closing Date”), the Company entered into a Standby Equity Distribution Agreement (also referred to herein as the “SEDA”) with Cornell Capital pursuant to which the Company may, at its discretion, periodically sell to Cornell Capital shares of its common stock, no par value per share for a total purchase price of up to Five Million Dollars ($5,000,000).  For each share of common stock purchased under the SEDA, Cornell Capital will pay to the Company one hundred percent (100%) of the lowest volume weighted average price (as quoted by Bloomberg, LP) of the Company’s common stock on the principal market (whichever is at such time the principal trading exchange or market for the common stock) during the five (5) consecutive trading days after the Advance Notice Date (as such term is defined in the SEDA). However, the Company and Cornell Capital have agreed that the Company will not sell to Cornell Capital in excess of 400,000 shares unless and until the Company shall have obtained shareholder approval for such sales.

Cornell will retain five percent (5%) of each advance under the SEDA. The Company paid to Yorkville Advisors a structuring fee equal to Fifteen Thousand Dollars ($15,000) on the Closing Date and shall pay Five Hundred Dollars ($500) to Yorkville Advisors on each Advance Date directly out of the gross proceeds of each Advance (as such terms are defined in the SEDA). Cornell’s obligation to purchase shares of common stock under the SEDA is subject to certain conditions, including, without limitation: (a) the Company obtaining an effective registration statement for shares of its common stock sold under the SEDA pursuant to that certain Registration Rights Agreement dated as of the Closing Date and (b) the amount for each Advance as designated by the Company in the applicable Advance Notice shall not be more than One Hundred Thousand Dollars ($100,000).

On January 28, 2007, the Registration Statement was declared effective. Through the date of this Post-Effective Amendment, we have received $1,492,000 in net proceeds from Cornell Capital and Cornell Capital has purchased from us an aggregate of 323,625 shares of our common stock, all of which have been sold by Cornell Capital hereunder.

Newbridge Securities Corporation. Newbridge Securities Corporation is an unaffiliated registered broker-dealer that has been retained by us. For its services in connection with the Standby Equity Distribution Agreement, Newbridge Securities Corporation received a fee paid by the issuance of 3,500 shares of common stock of the Company. These shares are being registered in this offering. All investment decisions of Newbridge Securities Corporation are made by its President, Guy Amico.

STANDBY EQUITY DISTRIBUTION AGREEMENT

Summary

On June 6, 2006, we entered into a Standby Equity Distribution Agreement with Cornell Capital pursuant to which we may, at our discretion, periodically sell to Cornell Capital shares of common stock for a total purchase price of up to $5 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital will pay one hundred percent (100%) of the lowest volume weighted average price (as quoted by Bloomberg, LP) of our common stock on the NASDAQ Capital Market or other principal market on which our common stock is traded for the five (5) days immediately following the notice date. The number of shares purchased by Cornell Capital for each advance is determined by dividing the amount of each advance by the purchase price for the shares of common stock. Furthermore, Cornell Capital will receive five percent (5%) of each advance in cash under the Standby Equity Distribution Agreement as an underwriting discount. Cornell’s obligation to purchase shares of our common stock under the Agreement is subject to certain conditions, including: (i) we shall have obtained an effective registration statement for the shares of common stock sold to Cornell under the Agreement and (ii) the amount of each advance requested by us under the Agreement shall not be more than $100,000.

On January 28, 2007, the Registration Statement was declared effective. Through the date of this Post-Effective Amendment, we have received $1,492,000 in net proceeds from Cornell Capital and Cornell Capital has purchased from us an aggregate of 323,625 shares of our common stock, all of which have been sold by Cornell Capital hereunder.

Cornell Capital is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, as our placement agent in connection with the Standby Equity Distribution Agreement. For its services, Newbridge received 3,500 shares of our common stock on or about June 6, 2006, equal to approximately $11,200 based on our stock price of $3.20 when the shares were issued on June 26, 2006. The effectiveness of the sale of the shares under the Standby Equity Distribution Agreement was conditioned upon us registering the shares of common stock with the SEC and obtaining all necessary permits or qualifying for exemptions under applicable state law. The costs associated with this registration will be borne by the Company. Except as stated above, there are no other significant closing conditions to draws under the Standby Equity Distribution Agreement.

Standby Equity Distribution Agreement Explained

Pursuant to the Standby Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every five (5) trading days. A closing will be held the first trading day after the pricing period at which time we will deliver shares of common stock and Cornell Capital will pay the advance amount. There are no closing conditions imposed on CTI for any of the draws other than that CTI has filed its periodic and other reports with the SEC, has delivered the stock for an advance the trading of CTI’s common stock has not been suspended. We may request advances under the Standby Equity Distribution Agreement until Cornell Capital has advanced $5 million or twenty-four (24) months after the effective date of this Registration Statement, whichever occurs first. It is unlikely that we will be able to draw the entire amount of $5 million before twenty-four (24) months after the effective date of this Registration Statement, given the limitations on the size and frequency with which we may request advances from Cornell Capital, unless our stock price increases significantly.

The amount of each advance is subject to a maximum amount of $100,000, and we may not submit an advance within five (5) trading days of a prior advance. The amount available under the Standby Equity Distribution Agreement is not dependent on the price or volume of our common stock. Our ability to request advances is conditioned upon us registering the shares of common stock with the SEC. In addition, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital owning more than 9.9% of our outstanding common stock. Cornell Capital’s current beneficial ownership of CTI common stock is 0%. We would be permitted to make draws on the Standby Equity Distribution Agreement only so long as Cornell Capital’s beneficial ownership of our common stock remains lower than 9.9% and, therefore, a possibility exists that Cornell Capital may own more than 9.9% of CTI’s outstanding common stock at a time when we would otherwise plan to make an advance under the Standby Equity Distribution Agreement. We do not have any agreements with Cornell Capital regarding the distribution of such stock, although Cornell Capital has indicated that it intends to promptly sell any stock received under the Standby Equity Distribution Agreement.

We cannot predict the actual number of shares of common stock that will be issued pursuant to the Standby Equity Distribution Agreement, in part, because the purchase price of the shares will fluctuate based on prevailing market conditions, and we have not determined the total amount of advances we intend to draw. Nonetheless, we can estimate the number of shares of our common stock that will be issued using certain assumptions. We originally registered 400,000 shares of common stock for the sale under the Standby Equity Distribution Agreement, of which 76,376 remain to be issued under the SEDA. At an assumed offering price of $5.01 per share (the last reported sale price on May 30, 2008), as determined under the SEDA, CTI will be able to receive up to $382,644 in gross proceeds assuming the sale of the entire balance of 76,376 shares registered hereunder pursuant to the SEDA, and $1,874,644 in gross proceeds assuming the sale of the entire 400,000 shares originally offered hereunder of the $3,508,000 available under the SEDA. The Company would be required to register 598,004 additional shares to obtain the balance of $5 million available under the SEDA at an assumed offering price of $5.01. In order to access the remaining funds available to us under the SEDA ($3,508,000) with the 76,376 shares being registered in this offering, the average price of shares issued under the SEDA would need to be $45.93 or an approximately 9.11 times our stock price as of May 30, 2008. Based on the limited number of available authorized shares of common stock, CTI may need to obtain shareholder approval to increase the authorized shares of common stock to access additional amounts under the SEDA. If CTI drew down on the entire $5 million available under the Standby Equity Distribution Agreement, Cornell Capital would receive an aggregate underwriting discount equal to $250,000.

Net Cash To The Company

	Assumed Offering Price	75% of Assumed Offering Price	50% of Assumed Offering Price	25% of Assumed Offering Price
Purchase Price:	$5.01	$3.76	$2.51	$1.26
No. of Shares(1):	76,376	76,376	76,376	76,376
Total Outstanding(2):	2,861,476	2,861,476	2,861,476	2,861,476
Percent Outstanding(3):	2.67%	2.67%	2.67%	2.67%
Gross Cash to CTI:	$382,644	$287,174	$191,704	$96,234
Net Cash to CTI(4):	$203,512	$112,815	$22,119	$(68,578)

(1)
Represents the number of shares of common stock registered pursuant to the accompanying Registration Statement, which remain to be issued to Cornell Capital under the SEDA at the prices set forth in the table. Does not represent the 3,500 shares issued to Newbridge Securities pursuant to the Placement Agent Agreement in connection with the SEDA.

(2)	Represents the total number of shares of common stock outstanding at May 30, 2008 (2,785,100) plus the issuance of 76,376 shares to Cornell Capital under the SEDA.
(3)	Represents the shares of common stock to be issued as a percentage of the total number of shares outstanding at May 30, 2008 (2,785,100).
(4)	Net cash equals the gross proceeds minus the five percent (5%) underwriting discount and minus $160,000 in offering expenses.

Number Of Shares To Be Issued To Receive Gross Proceeds Of $5 Million

	Assumed Offering Price		75% of Assumed Offering Price		50% of Assumed Offering Price		25% of Assumed Offering Price
Purchase Price:	$5.01		$3.76		$2.51		$1.26
No. of Shares(1):	674,380		1,006,163		1,668,408		3,644,630
Total Outstanding(4)(5):	3,459,480	(2)	3,791,263	(2)	4,453,508	(2)	6,429,730	(2)(3)
Percent Outstanding(6):	19.49%		26.54%		37.47%		56.68%
Gross Proceeds to CTI(7):	5,000,000		5,000,000		5,000,000		5,000,000
Net Cash to CTI(8):	$4,590,000		$4,590,000		$4,590,000		$4,590,000

(1)
Represents the total number of shares of common stock which would need to be issued at the stated purchase price to receive gross proceeds of $5,000,000, minus the number of shares previously issued to Cornell Capital since the effectiveness of this offering. We registered 400,000 shares of common stock under this Prospectus pursuant to the SEDA, 76,376 of which remain available for issuance to Cornell Capital. We will need to register additional shares of common stock to obtain the entire $5 million available under the SEDA at these stated purchase prices.

(2)	The Company and Cornell Capital have agreed that the Company will not sell to Cornell Capital in excess of 400,000 shares unless the Company shall have obtained shareholder approval for such shares.
(3)
At the stated purchase price and based on the limited number of available authorized shares of common stock, CTI would need to obtain shareholder approval to increase the authorized shares of common stock to obtain the entire $5 million available under the SEDA.

(4)	Represents the total number of shares of common stock outstanding at May 30, 2008 after the issuance of the shares to Cornell Capital under the SEDA set forth in footnote (1) above.
(5)	CTI’s Certificate of Incorporation authorizes the issuance of 5,000,000 shares of common stock.
(6)	Represents the shares of common stock to be issued as a percentage of the total number shares outstanding at May 30, 2008.
(7)
If CTI drew down on the entire $5 million available under the SEDA, Cornell Capital would receive an aggregate underwriting discount equal to $250,000. As of of the date of this Prospectus, the remaining balance on the $5 million available under the SEDA is $3.42 million which is used in the calculations in the chart above.

(8)	Net cash equals the gross proceeds minus the five percent (5%) underwriting discount and minus $160,000 in offering expenses.

Proceeds used under the Standby Equity Distribution Agreement will be used in the manner set forth in the “Use of Proceeds” section of this Prospectus. We cannot predict the total amount of proceeds to be raised in this transaction because we have not determined the total amount of the advances we intend to draw. Cornell Capital has the ability to permanently terminate its obligation to purchase shares of common stock from CTI under the Standby Equity Distribution Agreement if there shall occur any stop order or suspension of the effectiveness of this Registration Statement for an aggregate of fifty (50) trading days other than due to acts by Cornell Capital or if CTI fails materially to comply with certain terms of the Standby Equity Distribution Agreement, which remain uncured for thirty (30) days after notice from Cornell Capital.

All fees and expenses under the Standby Equity Distribution Agreement will be borne by CTI. We expect to incur expenses of approximately $160,000 in connection with this Registration Statement, consisting primarily of professional fees. In connection with the Standby Equity Distribution Agreement, we issued 3,500 shares of common stock to Newbridge Securities Corporation, an unaffiliated registered broker-dealer, as compensation for its services as our placement agent in connection with the Standby Equity Distribution Agreement.

USE OF PROCEEDS

This Prospectus relates to shares of our common stock that may be offered and sold from time to time by certain selling shareholders. There will be no proceeds to us from the sale of shares of common stock in this offering. However, we may receive proceeds from the sale of shares of common stock to Cornell Capital pursuant to the Standby Equity Distribution Agreement. The purchase price of the shares purchased under the Standby Equity Distribution Agreement will be equal to one hundred percent (100%) of the lowest volume weighted average price of our common stock on the NASDAQ Capital Markets for the five (5) days immediately following the notice date. CTI will pay to Cornell Capital five percent (5%) of each advance, in cash as an underwriting discount.

Pursuant to the Standby Equity Distribution Agreement, CTI cannot draw more than $100,000 every five (5) trading days or more than $5 million over twenty-four (24) months. There is currently 76,375 available under the Standby Equity Distribution Agreement. The Company and Cornell have agreed that the Company will not sell to Cornell Capital in excess of 400,000 shares unless and until the Company shall have obtained shareholder approval for such sales.

We anticipate that the proceeds received under the Standby Equity Distribution Agreement will be utilized for general corporate purposes. For illustrative purposes only, we have set forth below our intended use of proceeds for the range of net proceeds indicated below to be received under the Standby Equity Distribution Agreement. The table assumes estimated offering expenses of $160,000, plus a five percent (5%) underwriting discount of each advance in cash payable to Cornell Capital pursuant to the Standby Equity Distribution Agreement. The figures below are estimates only, and may be changed due to various factors, including the timing of the receipt of the proceeds.

Gross proceeds	$382,644		$2,000,000		3,508,000	(1)
Net proceeds(2)	$203,512		$1,659,200		$3,172,600
Number of shares to be issued pursuant to the SEDA at a price of $5.01 per share (recent price at May 30 ,2008)	76,376	(3)	399,202	(4)	700,200	(4)

USE OF PROCEEDS: (NET)	AMOUNT		AMOUNT	AMOUNT
General Working Capital	$		$1,059,200	$1,672,600
Capital Investments		$203,512	$600,000	$1,500,000
Total		$203,512	$1,659,200	$3,172,600

(1)
This figure represents the remaining gross proceeds available under the SEDA as of the date of this Prospectus. CTI would need to register 598,004 additional shares of common stock to access this amount of gross proceeds under the Standby Equity Distribution Agreement at an assumed offering price of $5.01.

(2)	Net proceeds equals gross proceeds minus the five percent (5%) underwriting discount and minus $160,000 in offering expenses.
(3)	Represents the balance of shares registered hereunder that have not yet been issued to Cornell Capital.
(4)	The Company would need to register additional shares to receive the stated gross proceeds listed hereunder at a recent price of $5.01 per share.

The Standby Equity Distribution Agreement limits CTI’s use of proceeds to general corporate purposes and prohibits the use of proceeds to pay any judgment or liability incurred by any officer, director or employee of CTI, except under certain limited circumstances.

DILUTION

The net tangible book value of CTI as of March 31, 2008 was $4,095,000 or $1.50 per share of common stock. Net tangible book value per share is determined by dividing the tangible book value of CTI (total tangible assets less total liabilities) by the number of outstanding shares of our common stock. Since this offering is being made solely by the selling shareholder and none of the proceeds will be paid to CTI, our net tangible book value will be unaffected by this offering. Our net tangible book value and our net tangible book value per share, however, will be impacted by the common stock to be issued under the Standby Equity Distribution Agreement. The amount of dilution will depend on the offering price and number of shares to be issued under the Standby Equity Distribution Agreement. The following example shows the dilution to new investors at an assumed offering price of $5.01 per share.

Although we are registering only 76,736 shares of common stock, if we assume that such shares were sold at an assumed offering price of $5.01 per share, less an underwriting discount equal to five percent (5%) and offering expenses of $160,000, our net tangible book value as of March 31, 2008 would have been $8,685,000 or $3.09 per share. Such an offering would represent an immediate increase in net tangible book value to existing shareholders of $1.59 per share and an immediate dilution to new shareholders of $1.92 per share. The following table illustrates the per share dilution:

Assumed public offering price per share		$5.01
Net tangible book value per share before this offering	$1.50
Increase attributable to new investors	$1.59
Net tangible book value per share after this offering		$3.09
Dilution per share to new shareholders		$1.92

The offering price of our common stock is based on the then-existing market price. In order to give prospective investors an idea of the dilution per share they may experience, we have prepared the following table showing the dilution per share at various assumed offering prices:

ASSUMED OFFERING PRICE	NO. OF SHARES TO BE ISSUED(1)	DILUTION PER SHARE TO NEW INVESTORS
$ 5.01	76,376	$1.92
$ 3.76	76,376	$0.66
$ 2.51	76,376	$(0.59)
$ 1.26	76,376	$(1.84)

(1)	This represents the maximum number of shares of common stock that are being registered pursuant to the Standby Equity Distribution Agreement at this time.

PLAN OF DISTRIBUTION

The selling shareholders have advised us that the sale or distribution of our common stock owned by the selling shareholders may be effected directly to purchasers by the selling shareholders as principals or through one (1) or more underwriters, brokers, dealers or agents from time to time in one or more transactions (which may involve crosses or block transactions) (i) on the over-the-counter market or on any other market in which the price of our shares of common stock are quoted or (ii) in transactions otherwise than on the over-the-counter market or in any other market on which the price of our shares of common stock are quoted. Any of such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale or at negotiated or fixed prices, in each case as determined by the selling shareholders or by agreement between the selling shareholders and underwriters, brokers, dealers or agents, or purchasers. If the selling shareholders effect such transactions by selling their shares of common stock to or through underwriters, brokers, dealers or agents, such underwriters, brokers, dealers or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of common stock for whom they may act as agent (which discounts, concessions or commissions as to particular underwriters, brokers, dealers or agents may be in excess of those customary in the types of transactions involved).

Cornell Capital is an “underwriter” within the meaning of the Securities Act in connection with the sale of common stock under the Standby Equity Distribution Agreement. Cornell Capital will pay us one hundred percent (100%) of the lowest volume weighted average price of our common stock on the NASDAQ Capital Markets or other principal trading market on which our common stock is traded for the five (5) days immediately following the advance date. In addition, Cornell Capital will receive cash equal to five percent (5%) of the proceeds received by us under the Standby Equity Distribution Agreement as an underwriting discount. If CTI drew down on the entire $5 million available under the Standby Equity Distribution Agreement, Cornell Capital would receive an aggregate underwriting discount equal to $250,000. In addition, we engaged Newbridge Securities Corporation, an unaffiliated registered broker-dealer, to act as our placement agent in connection with the Standby Equity Distribution Agreement. Newbridge Securities Corporation is not participating in the distribution of our common stock. We issued 3,500 shares of our common stock to Newbridge in connection with the Standby Equity Distribution Agreement which shares are also being registered herein.

Cornell Capital was formed in February 2000 as a Delaware limited partnership. Cornell Capital is a domestic hedge fund in the business of investing in and financing public companies. Cornell Capital does not intend to make a market in our stock or to otherwise engage in stabilizing or other transactions intended to help support the stock price. Prospective investors should take these factors into consideration before purchasing our common stock.

Under the securities laws of certain states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. The selling shareholders are advised to ensure that any underwriters, brokers, dealers or agents effecting transactions on behalf of the selling shareholders are registered to sell securities in all fifty (50) states. In addition, in certain states the shares of common stock may not be sold unless the shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We will pay all expenses incident to the registration, offering and sale of the shares of common stock to the public hereunder other than commissions, fees and discounts of underwriters, brokers, dealers and agents. If any of these other expenses exists, CTI expects the selling shareholder to pay these expenses. We have agreed to indemnify Cornell Capital and its controlling persons against certain liabilities, including liabilities under the Securities Act. We estimate that the expenses of the offering to be borne by us will be approximately $160,000. These offering expenses are estimated to consist of: an SEC registration fee of $213, printing expenses of $4,000, accounting fees of $25,000, legal fees of $105,000 and miscellaneous expenses of $26,000. We will not receive any proceeds from the sale of any of the shares of common stock by the selling shareholder. We may, however, receive proceeds from the sale of common stock under the Standby Equity Distribution Agreement.

The selling shareholders are subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and its regulations, including, Regulation M. Under Registration M, the selling shareholders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while such selling shareholders are distributing shares covered by this Prospectus. Pursuant to the requirements of Item 512 of Regulation S-K and as stated in Part II of this Registration Statement, CTI must file a post-effective amendment to the accompanying Registration Statement once informed of a material change from the information set forth with respect to the Plan of Distribution.

MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

We produce film products for novelty, packaging and container applications. These products include metalized balloons, latex balloons and related latex toy products, films for packaging applications, and flexible containers for packaging and storage applications. We produce all of our film products for packaging and container applications at our plant in Barrington, Illinois. We produce all of our latex balloons and latex products at our facility in Guadalajara, Mexico. Substantially all of our film products for packaging applications and flexible containers for packaging and storage are sold to customers in the United States. We market and sell our novelty items - principally metalized balloons and latex balloons - in the United States, Mexico, the United Kingdom and a number of additional countries.

Recent Developments

On February 1, 2008, we entered into a License and Supply Agreement with S.C. Johnson & Son, Inc (“SC Johnson”). The agreement provides for the Company to manufacture and sell to SC Johnson certain home food management products to be sold under the SC Johnson ZipLoc® brand. The agreement is for a term expiring on June 30, 2011 and provides for two renewal terms of two years each at the option of SC Johnson.

On April 10, 2008, we entered into an agreement with Babe Winkelman Productions, Inc. (“BWP”). The agreement provides for BWP to provide marketing and advertising services to us in connection with our ZipVac™ brand portable food storage system. BWP will produce commercials featuring the ZipVac™ product line which are to be aired at the time of Babe Winkelman syndicated programs, will produce a Kris Winkelman segment of the Babe Winkelman shows which will feature uses of the ZipVac™ product line, and will provide other advertising and marketing services. We will receive a license to use the name, image, likeness and testimonies of Babe and Kris Winkelman in connection with the ZipVac™ product line. We will pay a royalty to BWP of 3% of net revenues from the sale of the ZipVac™ product and will issue to BWP 50,000 shares of our common stock which will be earned by BWP over a two year period. The agreement is for a term commencing on April 1, 2008 and expiring on March 31, 2011.

On May 6, 2008, we entered into an Amendment to License Agreement with Rapak, L.L.C. which amends a License Agreement among the Company and Rapak dated April 13, 2006. Under the License Agreement, we granted to Rapak a worldwide, royalty-free license under Patent No. 6,984,278 relating to a method for texturing film and the production of a pouch utilizing such film and incorporating an evacuation tube. The license was granted for the full term of the patent and was made exclusive to Rapak for a period at least through October 31, 2008. The License Agreement also amended a Supply Agreement between the Company and Rapak for the supply of textured film extending the term of the Supply Agreement until at least October 31, 2008 and providing for Rapak to purchase from the Company at least 65% of Rapak’s requirements for the patented film through that date.

Under the Amendment to License Agreement, the License Agreement was amended to: (i) extend the period of exclusivity of the patent license to October 31, 2011, (ii) extend the term of the Supply Agreement to October 31, 2011, (iii) provide, under the Supply Agreement, for Rapak to commit to purchase not less than 75% of its requirements for textured film from the Company during the term of the Supply Agreement, (iv) adjust pricing under the Supply Agreement and (v) change the definition of the field of use for the patent license.

Rapak has been one of the top three customers of the Company for the past five years and is expected to continue to be a principal customer of the Company.

Results of Operations For the Three (3) Months Ended March 31, 2008 Compared to the Three (3) Months Ended March 31, 2007

Net Sales. For the three months ended March 31, 2008, net sales were $10,735,000 compared to net sales of $8,279,000 for the same period of 2007, an increase of 29.7%. For the quarters ended March 31, 2008 and 2007, net sales by product category were as follows:

	Three Months Ended
	March 31, 2008		March 31, 2007
	$	% of	$	% of
Product Category	(000) Omitted	Net Sales	(000) Omitted	Net Sales

Metalized Balloons	4,599	43%	3,999	48%

Films	1,943	18%	1,826	22%

Pouches	2,447	23%	665	8%

Latex Balloons	1,502	14%	1,516	19%

Helium/Other	244	2%	273	3%

Revenues from the sale of pouches increased by 268%, from $665,000 in the first quarter of 2007 to $2,447,000 in the first quarter of 2008. This significant increase was the result of (i) initial sales of product under a new supply arrangement and (ii) increased sales levels to an existing customer.

Sales of metalized balloons in the first quarter of 2008 increased by 15% over the first quarter of 2007, from $3,999,000 to $4,599,000. Most of this increase was the result of an increase in sales to a principal balloon customer.

Revenues from the sale of commercial films increased by 6.4% over the first quarter of 2007. The increase was the result of increased sales to a principal customer.

Sales to a limited number of customers continue to represent a large percentage of our net sales. The table below illustrates the impact on sales of our top three and ten customers for the three months ended March 31, 2008 and 2007.

	Three Months Ended
	% of Net Sales
	March 31, 2008	March 31,2007

Top 3 customers	44.1%	35.9%

Top 10 Customers	73.0%	64.1%

During the three months ended March 31, 2008, there were three customers whose purchases represented more than 10% of the Company’s consolidated net sales. The sales to each of these customers for the three months ended March 31, 2008 were $1,870,000 or 17.4%, $1,762,000 or 16.4%, and $1,097,000 or 10.2% of consolidated net sales respectively. Sales to these customers in the same period of 2007 were $1,347,000 or 16.3%, and $1,625,000 or 19.6% of consolidated net sales, respectively. The third customer is new to the Company in 2008. For the quarter ended March 31, 2008, the total amount owed by these customers was $1,313,000 or 18.9%, $1,412,000 or 20.4% and $749,000, or 10.8%, of the Company’s consolidated accounts receivable. The amounts owed at March 31, 2007 were $1,144,000, or 19.1% and $1,344,000, or 22.4% of the Company’s consolidated net accounts receivable, respectively.

Cost of Sales. Cost of sales in the first quarter of 2008 were $8,403,000 or 78.3% compared to cost of sales of $6,376,000 or 77% in the first quarter of 2007. The increase in cost of sales as a percentage of net sales is attributable to (i) increased levels of raw materials costs and (ii) revenue adjustments on certain sales which will affect principally the first quarter.

General and Administrative. For the three months ended March 31, 2008, general and administrative expenses were $1,158,000 or 10.8% of net sales, compared to $1,212,000 or 14.6% of net sales for the same period in 2007. The decline in general and administrative expenses consisted of principally from a reduction of administrative expense in our U. K. affiliate.

Selling. For the three months ended March 31, 2008, selling expenses were $187,000 or 1.7% of net sales for the quarter, compared to $206,000 or 2.5% of net sales for the same three months of 2007. There were no material changes in selling expenses in the first quarter of 2008 compared to the same period of 2007.

Advertising and Marketing. For the three months ended March 31, 2008, advertising and marketing expenses were $347,000 or 3.2% of net sales for the period, compared to $291,000 or 3.5% of net sales for the same period of 2007. The increase in advertising and marketing expense in the first quarter of 2008 is attributable to additional commissions related to our Zip-Vac product.

Other Income (Expense). During the three months ended March 31, 2008, the Company incurred net interest expense of $270,000, compared to net interest expense during the same period of 2007 in the amount of $335,000. The decrease is due to lower interest rates.

During the three months ended March 31, 2008, the Company had other income of $31,000 compared to other income of $54,000 during the first quarter of 2007. Both amounts consisted principally of foreign currency transaction gains.

Income Taxes. For the three months ended March 31, 2008, the income tax expense constituted provisions for income taxes in the United Kingdom for CTI Balloons, Ltd., the Company’s subsidiary in the United Kingdom and in Mexico for Flexo Universal S.A. de C.V. the Company’s subsidiary in Mexico. For the same period of 2007, the Company recorded an income tax benefit of $36,000, by reason of the loss incurred by the Company in the United States.

Net Income (Loss). For the three months ended March 31, 2008, the Company had net income of $279,000 or $0.10 per share (basic and diluted), compared to a loss for the same period of 2007 of $(52,000) or $(0.02) per share (basic and diluted). For the three months ended March 31, 2008, the Company had net income from operations (before interest, taxes and non-operating items) of $640,000, compared to net income from operations of $194,000 during the same period of 2007. The difference in net income between the first quarter of 2008 and 2007 is attributable principally to (i) increased sales and gross profits and (ii) reduced interest expense.

Results of Operations For the Year Ended December 31, 2007 Compared with the Year Ended December 31, 2006

The following table sets forth selected results of our operations expressed as a percentage of net sales for the years ended December 31, 2007, 2006 and 2005. Our results of operations for the periods described below are not necessarily indicative of results of operations for future periods.

	Year ended December 31,
	2007	2006	2005

Net sales	100.0%	100.0%	100.0%
Costs and expenses:
Cost of products sold	76.2	74.9	77.9
Operating Expenses	20.4	17.7	19.9

Income from operations	3.4	7.4	2.2
Interest expense	(3.5)	(4.8)	(4.2)
Other income	0.5	0.5	0.2

Income (loss) before income taxes	0.4	3.1	(1.8)
Provision for income taxes	0.2	(2.2)	(0.7)

Net profit (loss)	0.2%	5.3%	(1.1)%

Net Sales

For the fiscal year ended December 31, 2007, consolidated net sales from the sale of all products were $36,510,000 compared to consolidated net sales of $35,428,000 for the year ended December 31, 2006, an increase of 3.1%.

In 2007, sales of metalized balloons declined by 6.2% from $17,050,000 in 2006 to $15,998,000 in 2007. This decline is attributable to a decline in sales of metalized balloons to Dollar Tree Stores from $8,596,000 in 2006 to $7,419,000 in 2007. Sales of metalized balloons to customers other than Dollar Tree Stores increased from $8,454,000 in 2006 to $8,579,000 in 2007.

Sales of film products declined from $8,412,000 in 2006 to $7,846,000 in 2007. This decline is due principally to our decision to withdraw from the production and sale of certain product items we deemed not profitable. Sales to our principal films customer, Rapak LLC, decreased from $7,110,000 in 2006 to $6,982,000 in 2007.

Sales of pouch products increased by 60.3% from $3,081,000 in 2006 to $4,938,000 in 2007. This increase was due to (i) an increase in pouch sales to our principal pouch customer ITW Space Bag from $2,526,000 in 2006 to $3,771,000 in 2007 and (ii) the introduction of our ZipVac™ line of products. Total sales of the ZipVac™ line in 2007 were $465,000.

Sales of latex balloons increased by 12.7% from $6,083,000 in 2006 to $6,853,000 in 2007. Most of this increase is represented by increased sales of latex balloons in Mexico by Flexo Universal, our Mexican subsidiary.

Cost of Sales

Cost of sales increased from 74.9% of sales in 2006 to 76.2% of sales in 2007. This increase is the result of (i) changes in product mix (ii) increase in raw materials, (iii) increase labor rates and (iv) production cost related to the set-up, testing and initial production of pouch production lines.

General and Administrative Expenses

General and administrative expenses increased from $4,554,000 in 2006 or 12.9% of net sales to $5,211,000 or 14.3% of net sales. This increase is attributable principally to (i) increases in personnel and compensation, (ii) increases in accounting fees, (iii) increases in legal fees, (iii) increases in consulting fees relating to operational strategies and internal controls documentation and (iv) increases in travel related to vendor development in Southeast Asia.

Selling

Selling expenses decreased from $847,000 or 2.4% of sales in 2006 to $754,000 or 2.1% of sales in 2007. We anticipate that selling expenses will increase during 2008, due to new personnel and related sales expenses.

Advertising and Marketing

Advertising and Marketing expenses increased from $1,201,000 or 3.4% of sales in 2006 to $1,474,000 or 4% of sales in 2007. This increase is due to (i) an increase in marketing and promotion relating to the Company’s new Zip-Vac product, (ii) artwork and films and (iii) an increase in the cost of in store servicing for new retail customers.

We anticipate further increases in marketing and advertising expenses during 2008 as we invest in the marketing and sale of our ZipVac™ line of zippered vacuum pouches.

Other Income or Expense

During 2007, we incurred net interest expense of $1,286,000 compared to net interest expense of $1,691,000 during 2006. The reduction in interest expense incurred in 2007 is the result of both lower applicable interest rates and reduced levels of borrowing.

During 2007, we realized foreign currency gain in the amount of $174,000 compared to foreign currency gain in 2006 of $191,000.

During 2007, we had no other items of operating income or expense. During 2006, we incurred a loss on the sale of certain assets in the amount of $145,000 and we realized income from the settlement of certain vendor claims in the amount of $472,000.

Net Income or Loss

During 2007, we had net income of $82,000 compared to net income of $1,895,000 in 2006. Net income for 2007 was affected by cost related to the set-up, testing and initial production of pouch production lines. During 2007, we incurred such costs in the total amount of approximately $2,330,000 of which $2,082,000 was capitalized. Our 2006 net income included a tax benefit of $774,000 and, absent that tax benefit, our net income for that year was $1,121,000.

Income Taxes

For 2007, the Company recognized an income tax expense, on a consolidated basis, of $51,000. This income tax expense is composed of income tax expense realized by CTI Balloons, our United Kingdom subsidiary, and Flexo Universal, our Mexico subsidiary, in the amounts of $90,000 and $98,000, respectively, and an income tax benefit of $137,000 recognized by the Company in the United States. In 2006, the Company recognized an income tax benefit of $774,000 by reason of the determination of management to reduce the amount of the valuation allowance previously taken with respect to the deferred tax asset.

Results of Operations For the Year Ended December 31, 2006 Compared to Year Ended December 31, 2005

Net Sales

For the fiscal year ended December 31, 2006, consolidated net sales from the sale of all products were $35,428,000 compared to consolidated net sales of $29,190,000 for the year ended December 31, 2005, an increase of 21.4%. The increase in net sales is attributable principally to an increase in (i) metalized balloon sales from $11,737,000 in 2005 to $17,050,000 in 2006 and (ii) latex balloon sales from $4,855,000 in 2005 to $6,083,000 in 2006.

The increase in metalized balloon sales reflects, principally, an increase in sales of these products to a principal customer, Dollar Tree Stores. Sales to this chain increased from $3,987,000 in 2005 to $8,596,000 in 2006.

Sales of commercial films increased by 10% from $7,616,000 in 2005 to $8,412,000 in 2006. Most of this increase is reflected in increased sales to Rapak, LLC.

Sales of pouches declined from $4,079,000 to $3,081,000. The decline is accounted for by reduced sales to ITW Spacebag. Sales of our vacuumable pouch line in 2006 were $319,000.

The increase in latex balloon sales occurred as the result of increased levels of production achieved by our Guadalajara facility and increases in sales to several customers in the United States and Mexico.

Cost of Sales

Cost of sales declined from 77.9% of net sales in 2005 to 74.9% of net sales in 2006. This improvement in gross margin has resulted from production efficiencies which include (i) the allocation of production overhead among a larger number of units produced and (ii) stabilization in the cost of raw materials.

General and Administrative Expenses

For 2006, general and administrative expenses were $4,554,000, or 12.9% of net sales compared to $3,847,000 or 13.2% of net sales in 2005. The increases in general and administrative expenses consisted principally of (i) salary increases to existing personnel, (ii) new personnel and (iii) increases in audit expenses.

Selling

Selling expenses declined from $928,000 or 3.2% of net sales in 2005 to $847,000 or 2.4% of net sales in 2006. This decline is attributable principally to (i) the change in position of one executive from sales to marketing during 2006 and the associated change in recording of salary and related expense from sales to marketing and (ii) the reclassification of customer service expenses to marketing expense.

Advertising and Marketing

Advertising and marketing expenses increased from $913,000 or 3.1% of net sales in 2005 to $1,201,000 or 3.4% of net sales in 2006. This increase is attributable principally to the change in position described with respect to selling expense and the reclassification of customer service expense to marketing.

Other Operating Expense (Income)

During 2006, we had income from the settlement of vendor claims totaling $472,000 and we incurred losses on the disposition of assets in the amount of $145,000. In 2005, we did not generate income from the settlement of vendor claims and did not have any gain or loss from the disposition of assets.

Other Expense

During 2006, the Company incurred $1,691,000 in net interest expense compared to net interest expense in 2005 of $1,231,000. The increase in net interest expense is attributable to the fact that debt levels during 2006 were higher than 2005.

Net Income or Loss

The company had net income for 2006 of $1,895,000 compared to a net loss of $333,000 for 2005. The 2006 net income included an income tax benefit of $774,000 and, absent the tax benefit was $1,121,000 as compared to loss of $534,000 in 2005.

Income Taxes

For 2006, the company recognized an income tax benefit of $774,000. On the basis of results of operations over the past five quarters, anticipated repatriation of income from foreign subsidiaries, charges to foreign subsidiaries and the expectation of continued achievement of, and improvement in, operating results for the foreseeable future, the management of the Company has determined that it is more likely than not that the Company will realize the value recorded of its deferred tax assets. In 2005, the Company recognized an income tax benefit of $200,000 arising from the deferred tax benefit of the loss incurred for the year. Management determined based upon the evaluation of certain transactions involving the repatriation of profits from its U.K. and Mexico subsidiaries that it is more likely than not that deferred tax assets will be realized in 2006. There can be no assurance that the Company will realize the benefit of its deferred tax assets

Financial Condition, Liquidity and Capital Resources

Cash Flow Provided by Operating Activities. During fiscal 2007, cash provided by operating activities amounted to $1,356,000, compared to cash flow used in operating activities during fiscal 2006 of $1,353,000. Significant changes in working capital items affecting cash flow provided by operating activities were:

•	Depreciation and amortization of $1,466,000

•	An increase in net inventory of $1,732,000

•	An increase in trade payables of $823,000

•	A decrease in accounts receivable of $338,000

•	A decrease in prepaid expenses and other assets of $270,000

During the quarter ended March 31, 2008, net cash used in operations was $252,000, compared to net cash provided by operations during the three months ended March 31, 2007 of $529,000. Significant changes in working capital items during the three months ended March 31, 2008 consisted of (i) an increase in accounts receivable of $979,000, (ii) depreciation and amortization in the amount of $366,000, (iii) an increase of $138,000 in prepaid expenses and other assets and (iv) a decrease in accrued liabilities of $207,000.

We anticipate the level of depreciation to increase in 2008 compared to 2007, reflecting investments in plant and equipment during 2007. The increase in inventory during 2007 reflects (i) an increase of $880,000 related to the Company’s new ZipVac™ line, (ii) an increase of $250,000 in inflated balloons for a rollout to a new retail customer and (iii) increase of $400,000 at the Company's Mexican subsidiary to support an increased level of sales. We do not anticipate significant increases in inventory during 2008.

Cash Used in Investing Activities.  During fiscal 2007, cash used in investing activities amounted to $2,848,000 compared to cash used in investing activities during fiscal 2006 of $553,000. Cash used in investing activities was principally for the purchase of equipment and plant improvements. During 2008, we anticipate that our levels of investment in plant and equipment will be reduced from 2007 levels.

During the three months ended March 31, 2008, cash used in investing activity was $479,000, compared to $327,000 in same period of 2007. We do anticipate incurring additional capital expenditures during the balance of 2008 for improvements and for the acquisition or upgrade of production equipment.

Cash Provided by Financing Activities. During fiscal 2007, cash provided by financing activities amounted to $1,586,000, compared to cash provided by financing activities of $2,045,000 during fiscal 2006. During 2007, we received $1,355,000 from the sale of stock to Cornell Capital and $195,000 from the exercise of options and warrants, and we repaid long-term debt of $1,242,000. We received, net, $428,000 proceeds under our revolving line of credit.

For the three months ended March 31, 2008, cash provided by financing activities was $937,000 compared to cash used in financing activities for the same period of 2007 in the amount of $122,000. In the first quarter of 2008 financing activities included the receipt of $703,000 from the increase in the balances on our revolving line of credit, the receipt of $507,000 from the issuance of additional long term debt, and payment of long term debt obligations in the amount of $233,000.

The Company's current cash management strategy includes utilizing the Company's revolving line of credit for liquidity. Under our line of credit with RBS Citizens N.A. (formerly Charter One Bank), we are entitled to borrow an amount equal to 85% of eligible receivables and 60% of eligible inventory, up to a maximum of $9,000,000. Foreign receivables and inventory held by our foreign subsidiaries are not eligible. In addition, in order to be permitted to make advances under the line of credit, we are required to meet various financial covenants. As of March 31, 2008, we had complied with all applicable financial covenants in the loan agreement. Based on our results to date for the year and our projected results of operations for the balance of this year, we believe we will be in compliance with all applicable financial covenants of the loan agreement for the balance of 2008. Further, we believe that with our present cash and working capital and the amounts available to us under our line of credit and through sales of common stock, we will have sufficient funds to enable us to meet our obligations through the next twelve months.

The loan agreement provides for interest at varying rates in excess of the Bank’s prime rate, depending on the level of senior debt to EBITDA over time. As of March 31, 2008, the applicable premium being applied was 0.75%.

Also, under the loan agreement, we were required to purchase a swap agreement with respect to at least 60% of the mortgage and term loan portions of our loan. On April 5, 2006, we entered into a swap arrangement with RBS Citizens N.A. (formerly Charter One Bank) with respect to 60% of the principal amounts of the mortgage loan and the term loan, which had the effect of fixing the interest rate for such portions of the loans at 8.49% for the balance of the loan terms. On January 28, 2008 we entered into a swap arrangement with RBS Citizens for an additional $3,000,000 on our revolving line of credit, which had the effect of fixing the interest rate at 6.17%. These swap arrangements are subject to some market variation due to market interest rate variability. Management believes that these variations will not materially affect the results of the Company. As of March 31, 2008, the net effect of these market adjustments were $260,000, which has been recorded in the Company’s consolidated financial statements. As the swap agreement has been designated as a hedge, the net effect for the three months ending March 31, 2008 was $137,000 which is recorded in our equity section.

Each of John H. Schwan and Stephen M. Merrick, officers, directors and principal shareholders of the Company have personally guaranteed the obligations of the company to RBS Citizens, N.A. up to $2,000,000.

On November 13, 2007 RBS Citizens, N.A. granted to the Company a capital lease line of credit of up to $1,500,000 to fund equipment acquisitions by the Company. During 2007, the Company received aggregate advances under this line of $272,000.

On February 1, 2006, two principal officers and shareholders of our Company each loaned to our Company the sum of $500,000 in exchange for (i) Promissory Notes due January 31, 2011 and bearing interest at the rate of 2% per annum in excess of the prime rate determined quarterly and (ii) five year Warrants to purchase up to 151,515 shares of common stock of the Company at the price of $3.30 per share (110% of the closing market price on the day preceding the date of the loans).

On June 6, 2006, we entered into a Standby Equity Distribution Agreement with Cornell Capital pursuant to which we may, at our discretion, periodically sell to Cornell Capital shares of common stock for a total purchase price of up to $5 million. For each share of common stock purchased under the Standby Equity Distribution Agreement, Cornell Capital will pay one hundred percent (100%) of the lowest volume weighted average price (as quoted by Bloomberg, LP) of our common stock on the NASDAQ Capital Market or other principal market on which our common stock is traded for the five (5) days immediately following the notice date. The number of shares purchased by Cornell Capital for each advance is determined by dividing the amount of each advance by the purchase price for the shares of common stock. Furthermore, Cornell Capital will receive five percent (5%) of each advance in cash under the Standby Equity Distribution Agreement as an underwriting discount. Cornell’s obligation to purchase shares of our common stock under the Agreement is subject to certain conditions, including: (i) we shall have obtained an effective registration statement for the shares of common stock sold to Cornell under the Agreement and (ii) the amount of each advance requested by us under the Agreement shall not be more than $100,000.

Cornell Capital is a private limited partnership whose business operations are conducted through its general partner, Yorkville Advisors, LLC. In addition, we engaged Newbridge Securities Corporation, a registered broker-dealer, as our placement agent in connection with the Standby Equity Distribution Agreement. For its services, Newbridge received 3,500 shares of our common stock on or about June 8, 2006, equal to approximately $11,200 based on our stock price of $3.20 when the shares were issued on June 26, 2006. The effectiveness of the sale of the shares under the Standby Equity Distribution Agreement was conditioned upon us registering the shares of common stock with the SEC and obtaining all necessary permits or qualifying for exemptions under applicable state law. Except as stated above, there are no other significant closing conditions to draw under the Standby Equity Distribution Agreement.

Pursuant to the Standby Equity Distribution Agreement, we may periodically sell shares of common stock to Cornell Capital to raise capital to fund our working capital needs. The periodic sale of shares is known as an advance. We may request an advance every five (5) trading days. A closing will be held the first trading day after the pricing period at which time we will deliver shares of common stock and Cornell Capital will pay the advance amount. There are no closing conditions imposed on CTI for any of the draws other than that CTI has filed its periodic and other reports with the SEC, has delivered the stock for an advance, and the trading of CTI’s common stock has not been suspended. We may request advances under the Standby Equity Distribution Agreement until Cornell Capital has advanced $5 million or twenty-four (24) months after the effective date of this Registration Statement, whichever occurs first. It is unlikely that we will be able to draw the entire amount of $5 million before twenty-four (24) months after the effective date of this Registration Statement, given the limitations on the size and frequency with which we may request advances from Cornell Capital, unless our stock price increases significantly.

The amount of each advance is subject to a maximum amount of $100,000, and we may not submit an advance within five (5) trading days of a prior advance. The amount available under the Standby Equity Distribution Agreement is not dependent on the price or volume of our common stock. Our ability to request advances is conditioned upon us registering the shares of common stock with the SEC. In addition, we may not request advances if the shares to be issued in connection with such advances would result in Cornell Capital owning more than 9.9% of our outstanding common stock. Cornell Capital’s beneficial ownership of CTI common stock was 0% before the initial advance. We would be permitted to make draws on the Standby Equity Distribution Agreement only so long as Cornell Capital’s beneficial ownership of our common stock remains lower than 9.9% and, therefore, a possibility exists that Cornell Capital may own more than 9.9% of CTI’s outstanding common stock at a time when we would otherwise plan to make an advance under the Standby Equity Distribution Agreement.

We do not have any agreements with Cornell Capital regarding the distribution of such stock, although Cornell Capital has indicated that it intends to promptly sell any stock received under the Standby Equity Distribution Agreement.

On December 28, 2006, we filed a Registration Statement for the registration of 403,500 shares of our common stock. On January 26, 2007, the Registration Statement was declared effective. Since that time, to December 31, 2007, we have sold an aggregate of 323,625 shares of common stock to Cornell under the SEDA and have received net proceeds from the sale of those shares in the amount of $1,492,000, excluding issuance costs.

Current Assets. As of December 31, 2007, the total current assets of the Company were $17,801,000, compared to total current assets of $16,491,000 at December 31, 2006. The change in current assets reflects, principally, (i) an increase in inventories of $1,727,000, and (ii) an increase in cash and equivalents of $99,000. The increase in inventory during 2007 reflects (i) an increase of $880,000 related to the Company’s new ZipVac™ line, (ii) an increase of $250,000 in inflated balloons for a rollout to a new retail customer and (iii) an increase of $400,000 at the Company's Mexican subsidiary to support an increased level of sales. We do not anticipate significant increases in inventory during 2008.

Property, Plant and Equipment. During fiscal 2007, the Company invested $2,826,000 in capital items, principally in production equipment and plan improvements. We anticipate reduced levels of capital investment in 2008.

Current Liabilities. Total current liabilities increased from $14,643,000 as of December 31, 2006 to $16,483,000 as of December 31, 2007. Changes in current liabilities included: (i) an increase of $817,000 in trade payables, (ii) an increase in checks in excess of bank balance of $508,000 relating to deposits in transit from customers and (iii) an increase of the line of credit of $428,000.

Liquidity and Capital Resources. As of December 31, 2007, our current assets exceeded our current liabilities by $1,318,000. In addition, during 2008, we anticipate receiving advances under our capital lease line of credit in amounts up to $1,228,000. We believe that we have sufficient cash and financial resources to meet our operating requirements through December 31, 2008.

Shareholders’ Equity. Shareholders’ equity was $6,591,000 as of December 31, 2007 compared to $5,102,000 as of December 31, 2006.

The contractual commitments of the Company, determined as of December 31, 2007, over the next five years are as follows:

	Payments due by Period (000 Omitted)
	Total	2008	2009-2010	2011-2012	2013 And Thereafter

Revolving line of credit	$6,746	$6,746	$-	$-	$-
Current maturities of long-term debt	$3,021	$3,021	$-	$-	$-
Long-Term debt, net of current maturities	$5,167	$-	$1,563	$3,604	$-
Estimated interest payments	$1,457	$634	$715	$108	$-
Lease Obligations	$2,021	$514	$900	$245	$362
License Commitments	$91	$91	$-	$-	$-
Total contractual obligations	$18,503	$11,006	$3,178	$3,957	$362

The Company does not have any current material commitments for capital expenditures.

Seasonality

In recent years, sales in the metalized balloon product line have historically been seasonal with approximately 45% occurring in the period from December through March and 21% being generated in the period from July through October. The sale of latex balloons and laminated film products have not historically been seasonal.

Critical Accounting Policies

The financial statements of the Company are based on the selection and application of significant accounting policies which require management to make various estimates and assumptions. The following are some of the more critical judgment areas in the application of our accounting policies that currently affect our financial condition and results of operation.

Revenue Recognition. Substantially all of the Company's revenues are derived from the sale of products. With respect to the sale of products, revenue from a transaction is recognized when (i) a definitive arrangement exists for the sale of the product, (ii) delivery of the product has occurred, (iii) the price to the buyer has been fixed or is determinable and (iv) collectibility is reasonably assured. The Company generally recognizes revenue for the sale of products when the products have been shipped and invoiced. In some cases, product is provided on consignment to customers. In those cases, revenue is recognized when the customer reports a sale of the product.

Allowance for Doubtful Accounts. We estimate our allowance for doubtful accounts based on an analysis of specific accounts, an analysis of historical trends, payment and write-off histories. Our credit risks are continually reviewed and management believes that adequate provisions have been made for doubtful accounts. However, unexpected changes in the financial condition of customers or changes in the state of the economy could result in write-offs, which exceed estimates and negatively impact our financial results.

Inventory Valuation. Inventories are stated at the lower of cost or market. Cost is determined using standard costs which approximate costing determined on a first-in, first out basis. Standard costs are reviewed and adjusted at the time of introduction of a new product or design, periodically and at year-end based on actual direct and indirect production costs. On a periodic basis, the Company reviews its inventory levels for estimated obsolescence or unmarketable items, in reference to future demand requirements and shelf life of the products. As of December 31, 2007, the Company had established a reserve for obsolescence, marketability or excess quantities with respect to inventory in the aggregate amount of $383,000. As of December 31, 2006, the amount of the reserve was $276,000. In addition, on a periodic basis, the Company disposes of inventory deemed to be obsolete or unsaleable and, at such time, records an expense for the value of such inventory.

Valuation of Long-Lived Assets. We evaluate whether events or circumstances have occurred which indicate that the carrying amounts of long-lived assets (principally property and equipment and goodwill) may be impaired or not recoverable. Significant factors which may trigger an impairment review include: changes in business strategy, market conditions, the manner of use of an asset, underperformance relative to historical or expected future operating results, and negative industry or economic trends. FASB issued Statement No. 142, "Goodwill and Other Intangible Assets," which requires that goodwill be evaluated annually for impairment by applying a fair-value based test. We conduct a valuation analysis in consultation with valuation consulting firms of our goodwill in our Mexico subsidiary for the year ended December 31, 2007, 2006 and 2005. As of December 31, 2005, we determined in consultation with a valuation consulting firm, that the fair value of the Company’s interest in Flexo Universal was below its $1,113,000 carrying value. Then step two of the evaluation was done in which the value of the goodwill was determined to be $989,000. Accordingly, we recorded $124,000 as an expense and reduced the carrying value of the Company’s interest in Flexo Universal to $989,000. As of December 31, 2006 and December 31, 2007, we determined that the fair value of the Company’s interest in Flexo Universal was unchanged from December 31, 2005. Accordingly, we did not change the fair value of the Company’s interest in Flexo.

Foreign Currency Translation. All balance sheet accounts are translated using the exchange rates in effect at the balance sheet date. Statements of operations amounts are translated using the average exchange rates for the year-to-date periods. The gains and losses resulting from the changes in exchange rates during the period have been reported in other comprehensive income or loss. Foreign currency translation adjustments exclude income tax expense (benefit) given that our investments in non-U.S. subsidiaries are deemed to be reinvested for an indefinite period of time.

Stock-Based Compensation. On January 1, 2006, we adopted Statement of Financial Accounting Standards No. 123(R), “Share-Based Payments” (“SFAS No. 123(R)”). Prior to the adoption of SFAS No. 123(R), we had adopted the disclosure-only provisions of SFAS No. 123 and accounted for employee stock-based compensation under the intrinsic value method and no expense related to stock options was recognized. We adopted the provisions of SFAS 123(R) using the modified prospective transition method. Under this method, our consolidated financial statements as of and for the years ended December 31, 2007 reflect the impact of SFAS 123(R), while the consolidated financial statements for prior periods have not been restated to reflect, and do not include, the impact of SFAS 123(R).

We used the Black-Scholes option pricing model to determine the fair value of stock options which requires us to estimate certain key assumptions. As a result of adopting SFAS 123(R), we incurred employee stock-based compensation cost of $14,000 for the year ended December 31, 2007. At December 31, 2007, we had $154,000 of unrecognized compensation cost relating to stock options.

Income Taxes and Deferred Tax Assets. Income taxes are accounted for as prescribed in SFAS No. 109-Accounting for Income Taxes. Under the asset and liability method of Statement 109, the Company recognizes the amount of income taxes currently payable. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities, and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years these temporary differences are expected to be recovered or settled.

As of December 31, 2007, the Company had a net deferred tax asset of $1,080,000 (deferred tax assets of $2,307,000 less a valuation allowance of $1,227,000) representing the amount the Company may recover in future years from future taxable income. As of December 31, 2006, the amount of the net deferred tax asset was $1,127,000. Each quarter and year-end management makes a judgment to determine the extent to which the deferred tax asset will be recovered from future taxable income. At December 31, 2006, the Company reduced the valuation allowance against the deferred tax assets as management determined that the deferred tax asset is more likely than not to be realized. Management has made no change in the amount of the valuation allowance for 2007.

Accounting Pronouncements

In September 2006, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements, or SFAS No. 157. SFAS No. 157 clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, with early adoption permitted. Subsequently, the FASB provided for a one-year deferral of the provisions of SFAS No. 157 for non-financial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a non-recurring basis. We adopted with no impact on our financial statements all requirements of SFAS No. 157 on January 1, 2008, except as they relate to nonfinancial assets and liabilities, which will be adopted on January 1, 2009, as allowed under SFAS No. 157. We have not yet determined the impact, if any, on our financial statements for nonfinancial assets and liabilities.

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, or SFAS No. 159, which permits entities to elect to measure many financial instruments and certain other items at fair value. Upon adoption of SFAS No. 159, an entity may elect the fair value option for eligible items that exist at the adoption date. Subsequent to the initial adoption, the election of the fair value option should only be made at the initial recognition of the asset or liability or upon a re-measurement event that gives rise to the new-basis of accounting. All subsequent changes in fair value for that instrument are reported in earnings. SFAS No. 159 does not affect any existing accounting literature that requires certain assets and liabilities to be recorded at fair value nor does it eliminate disclosure requirements included in other accounting standards. SFAS No. 159 is effective as of the beginning of each reporting entity’s first fiscal year that begins after November 15, 2007. We adopted SFAS No. 159 on January 1, 2008 and there was no impact on our financial statements.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations, or SFAS No. 141(R). SFAS No. 141(R) changes the requirements for an acquirer’s recognition and measurement of the assets acquired and the liabilities assumed in a business combination. SFAS No. 141(R) is effective for annual periods beginning after December 15, 2008 and should be applied prospectively for all business combinations entered into after the date of adoption.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, Non-controlling Interests in Consolidated Financial Statements — an amendment of ARB No. 51, or SFAS No. 160. SFAS No. 160 requires (i) that non-controlling (minority) interests be reported as a component of shareholders’ equity, (ii) that net income attributable to the parent and to the non-controlling interest be separately identified in the consolidated statement of operations, (iii) that changes in a parent’s ownership interest while the parent retains its controlling interest be accounted for as equity transactions, (iv) that any retained non-controlling equity investment upon the deconsolidation of a subsidiary be initially measured at fair value, and (v) that sufficient disclosures are provided that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS No. 160 is effective for annual periods beginning after December 15, 2008 and should be applied prospectively. The presentation and disclosure requirements of the statement shall be applied retrospectively for all periods presented. We will adopt SFAS No. 160 on January 1, 2009 and have not yet determined the impact, if any, on our financial statements.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133, or SFAS No. 161. SFAS No. 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative data about the fair value of and gains and losses on derivative contracts, and details of credit-risk-related contingent features in hedged positions. The statement also requires enhanced disclosures regarding how and why entities use derivative instruments, how derivative instruments and related hedged items are accounted and how derivative instruments and related hedged items affect entities’ financial position, financial performance, and cash flows. SFAS No. 161 is effective for fiscal years beginning after November 15, 2008. We will adopt SFAS No. 161 on January 1, 2009 and do not expect the adoption to have a material impact on our financial statements.

MANAGEMENT

The Directors and executive officers of CTI, their age, positions in CTI, the dates of their initial election or appointment as Directors or executive officers, and the expiration of the terms are as follows:

Name	Age	Position With The Company
John H. Schwan	64	Chairman of the Board
Howard W. Schwan	53	President and Director
Stephen M. Merrick	66	Executive Vice President, Chief Financial Officer and Director
Brent Anderson	41	Vice President – General Manager, Bag Division
Samuel Komar	51	Vice President of Marketing
Steven Frank	47	Vice President of Sales
Timothy Patterson	47	Vice President of Finance and Administration
Stanley M. Brown	62	Director
Bret Tayne	49	Director
John I. Collins	48	Director
Phil Roos	48	Director
All directors hold office until the annual meeting next following their election and/or until their successors are elected and qualified. Officers are elected annually by the Board of Directors (the “Board”) and serve at the discretion of the Board. Information with respect to the business expenses and affiliation of the directors and the executive officers of the Company is set forth below:

JOHN H. SCHWAN, age 64, Chairman. Mr. Schwan has been an officer and director of the Company since January, 1996. Until March 2006, Mr. Schwan was an executive officer of Rapak, L.L.C. or affiliated companies for over 15 years. Mr. Schwan has over 30 years of general management experience, including manufacturing, marketing and sales. Mr. Schwan served in the U.S. Army, 1st Air Cavalry Division in Vietnam from 1966 to 1969. Mr. Schwan has a BA from North Park University.

HOWARD W. SCHWAN, age 53, President. Mr. Schwan has been associated with the Company for 26 years, principally in the management of the production and engineering operations of the Company. Mr. Schwan was appointed as Vice President of Manufacturing in November, 1990, was appointed as a director in January, 1996, and was appointed as President in June, 1997.

John Schwan and Howard Schwan are brothers.

STEPHEN M. MERRICK, age 66, Executive Vice President, Chief Financial Officer, and Secretary. Mr. Merrick was President of the Company from January, 1996 to June, 1997 when he became Chief Executive Officer of the Company. In October, 1999, Mr. Merrick became Executive Vice President. Mr. Merrick is of Counsel to the law firm of Vanasco Genelly & Miller of Chicago, Illinois and has been engaged in the practice of law for more than 40 years. Mr. Merrick is also Senior Vice President, Director and a member of the Management Committee of Reliv International, Inc. (Nasdaq), a manufacturer and direct marketer of nutritional supplements and food products.

BRENT ANDERSON, age 41, Vice President-General Manager, Bag Division. Mr. Anderson has been employed by the Company since January, 1989, and was named Vice President of Manufacturing in 2006. Mr. Anderson has held several managerial positions within the company including Vice President, Manufacturing, Plant Engineer and Plant Manager. In such capacities Mr. Anderson was responsible for designing and/or installing much of the Company’s manufacturing equipment. Mr. Anderson earned a Bachelor of Science Degree in Manufacturing Engineering from Bradley University.

SAMUEL KOMAR, age 51, Vice President of Marketing. Mr. Komar has been employed by the Company since March of 1998, and was named Vice-President of Sales in September of 2001. Mr. Komar has worked in sales for more than 20 years, and prior to his employment with the Company, Mr. Komar was with Bob Gable & Associates, a manufacturer of sporting goods. Mr. Komar received a Bachelor of Science Degree in Sales and Marketing from Indiana University.

STEVEN FRANK, age 47, Vice President of Sales. Mr. Frank has been employed by the Company in a sales capacity since July, 1996. Mr. Frank was hired as Sales Manager Wholesale Division and in March 1998 was promoted to National Sales Manager and most recently to Vice President of Sales in May 2005. Mr. Frank is responsible for all sales functions of the Novelty Division.

TIMOTHY PATTERSON, age 47, Vice President of Finance and Administration. Mr. Patterson has been employed by the Company as Vice President of Finance and Administration since September, 2003. Prior to his employment with the Company, Mr. Patterson was Manager of Controllers for the Thermoforming Group at Solo Cup Company for two years. Prior to that, Mr. Patterson was Manager of Corporate Accounting for Transilwrap Company for three years. Mr. Patterson received a Bachelor of Science degree in finance from Northern Illinois University and an MBA from the University of Illinois at Chicago.

STANLEY M. BROWN, age 62, Director. Mr. Brown was appointed as a director of the Company in January, 1996. Since March, 1996, Mr. Brown has been President of IRSI, Inc., a manufacturer and lessor of in-room vending systems for hotels and of inventory control equipment for manufacturers.  From 1968 to 1989, Mr. Brown was with the United States Navy as a naval aviator, achieving the rank of Captain.

BRET TAYNE, age 49, Director. Mr. Tayne was appointed as a director of the Company in December, 1997. Mr. Tayne has been the Managing Director of Intrepid Tool Industries, LLC, which is a successor to Everede Tool Company, a manufacturer of industrial cutting tools, since January, 1992. Prior to that, Mr. Tayne was Executive Vice President of Unifin, a commercial finance company, since 1986. Mr. Tayne received a Bachelor of Science degree from Tufts University and an MBA from Northwestern University.

JOHN I. COLLINS, age 48 Director. Mr. Collins is the Chief Administrative Officer and the former Chief Financial Officer of Members United Corporate Federal Credit Union (“MUCFCU”), a $13 billion wholesale financial institution located in Warrenville, Illinois. Prior to his affiliation with MUCFCU in 2001, Mr. Collins was employed as both a Controller and Chief Financial Officer by Great Lakes Credit Union (“GLCU”), a $350 million financial institution located in North Chicago, Illinois. Mr. Collins is currently the President of the Illinois Credit Union Executives Society, and is a former member of the Chicago Federal Reserve Bank Advisory Group. Mr. Collins received a Bachelor of Arts degree in Economics, History and English from Ripon College, and a Masters in Business Administration from Emory University. Mr. Collins has also participated in the Kellogg Management Institute and the Consumer Marketing Strategy programs at Northwestern University on a post-graduate basis.

PHIL ROOS, age 48, Director. Mr. Roos was appointed as a Director of the Company on April 14, 2008. He is, and has been, the President and Chief Executive Officer of Arbor Strategy Group, Ann Arbor, Michigan, since 1998. Arbor Strategy Group is engaged in strategic brand innovation consulting. Prior to organizing Arbor Strategy Group, Mr. Roos was engaged in various positions in marketing, marketing consulting and brand management. He is a Certified Public Accountant and earned a BBA Degree from the University of Michigan and an MBA from Harvard University.

Committees of the Board of Directors

The Company's Board of Directors has standing Audit, Compensation and Nominating Committees. The Board of Directors met five times during 2006. No director attended less than 75% of the combined Board of Directors and Committee meetings. The Board has determined that each of Stanley M. Brown, Bret Tayne, John I. Collins and Phil Roos are independent based on the application of the rules and standards of The Nasdaq Stock Market.

The Compensation Committee is composed of Stanley M. Brown, John I. Collins and Bret Tayne. The Compensation Committee reviews and makes recommendations to the Board of Directors concerning the compensation of officers and key employees of the Company. The Compensation Committee met four times during 2007.

The Nominating Committee is composed of Stanley M. Brown and John I. Collins. The Nominating Committee identifies and reviews potential candidates for the Board of Directors and makes recommendations concerning potential candidates for the Board of Directors of the Company. The Nominating Committee met three times in 2007 and during the First Quarter of 2008.

Audit Committee

Since 2000, the Company has had a standing Audit Committee, which is presently composed of Mr. Tayne, Mr. Brown, and Mr. Collins. Each of the members of the Audit Committee is independent based on the application of the rules and standards of The Nasdaq Stock Market and Rule 10a-3(b) under the Securities Exchange Act of 1934. Mr. Collins has been designated as, and is, the Company’s “Audit Committee Financial Expert” in accordance with Item 407(d) of Regulation S-K and meets the requirements for an audit committee expert as set forth in that item. The Audit Committee held four meetings during fiscal year 2006, including quarterly meetings with management and independent auditors to discuss the Company’s financial statements. The Company’s Board of Directors has adopted a written charter, as amended, for the Company’s Audit Committee, a copy of which is appended to these Proxy Materials and has been posted and can be viewed on the Company’s Internet website at http://www.ctiindustries.com under the section entitled “Investor Relations.” In addition, the Audit Committee has adopted a complaint monitoring procedure to enable confidential and anonymous reporting to the Audit Committee of concerns regarding, among other things, questionable accounting or auditing matters.

Report of the Audit Committee

The Audit Committee oversees the Company’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for  preparing the financial statements and implementing the reporting process including the systems of internal controls. In fulfilling its oversight responsibilities, the Committee reviewed the audited financial statements in the Annual Report with management including a discussion of the quality, not just the acceptability, of the accounting principles, the use of estimates, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements.

The Committee reviewed with the independent auditors, who are responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, their judgments as to the quality, not just the acceptability, of the Company’s accounting principles and such other matters as are required to be discussed with the Committee under generally accepted auditing standards, including but not limited to those matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU §380). In addition, the Committee has discussed with the independent auditors the auditor’s independence from management and the Company including the matters in the written disclosures required by the Independence Standards Board.

The Committee discussed with the Company’s independent auditors the overall scope and plans for their respective audits. The Committee meets with the independent auditors, with and without management present, to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In reliance on the reviews and discussions referred to above, the Committee recommended to the Board of Directors (and the Board has approved) that the audited financial statements be included in the Annual Report on Form 10-K for the year ended December 31, 2007 for filing with the Securities and Exchange Commission. The Committee and the Board have also recommended, subject to future shareholder approval at the Company’s 2007 annual meeting of shareholders, the selection of Blackman Kallick, L.L.P. as the Company’s independent auditors.

Bret Tayne, Audit Committee Chair
Stanley M. Brown, III, Audit Committee Member
John I. Collins, Audit Committee Member

Nominating and Governance Committee

In 2005, the Company established a Nominating and Governance Committee. The Nominating and Governance Committee consists of two directors, Stanley M. Brown and John I. Collins. The Nominating and Governance Committee does not have a charter. The Board of Directors has determined that each of the members of the Nominating and Governance Committee is independent as defined in the listing standards for the Nasdaq Stock Market.

The Nominating and Governance Committee has not adopted a formal policy with regard to consideration of director candidates recommended by security holders. The Company believes that continuing service of qualified incumbent members of the Board of Directors promotes stability and continuity at the Board level, contributes to the Board’s ability to work as a collective body and provides the benefit of familiarity and insight into the Company’s affairs. Accordingly, the process of the Nominating and Governance Committee for identifying nominees reflects the Company’s practice of re-nominating incumbent directors who continue to satisfy the criteria for membership on the Board. For vacancies which are anticipated on the Board of Directors, the Nominating and Governance Committee intends to seek out and evaluate potential candidates from a variety of sources that may include recommendations by security holders, members of management, the Board of Directors, consultants and others. The minimum qualifications for potential candidates for the Board of Directors include demonstrated business experience, decision-making abilities, personal integrity and a good reputation. It is believed that a formal policy and procedure with regard to consideration of director candidates recommended by security holders is not necessary in order for the Nominating and Governance Committee to perform its duties.

The Nominating and Governance Committee met three times during 2007 and the First Quarter of 2008. During the First Quarter of 2008, the Nominating and Governance Committee conducted a nomination process to identify a director to fill a vacancy on the Board of Directors created by a director resignation as of April 1, 2008. The Nominating and Governance Committee sought references for potential Board candidates from a variety of sources, including members of management and non-management sources. All of the members of the Board participated in interviews of a number of candidates. On the basis of the recommendation of the Nominating and Governance Committee, the Board of Directors on April 14, 2008 appointed Mr. Roos to fill the vacancy created by the resignation of a former director as of April 1, 2008. All of the directors participated in the nominating process and voted in favor of the nomination of the candidates nominated for election as directors at the Annual Meeting of Stockholders to be held on June 20, 2008.

Compensation Committee

The Compensation Committee consists of three directors: Stanley M. Brown (Chairman), John I. Collins and Bret Tayne. The Board has determined that each of the members of the Compensation Committee is independent as defined in the listing standards for the Nasdaq Stock Market. The Compensation Committee reviews and acts on the Company’s executive compensation and employee benefit plans, including their establishment, modification and administration. It also recommends to the Board of Directors the compensation of the Chief Executive Officer and certain other executive officers. The Compensation Committee has a charter which has been posted and can be viewed on the Company’s Internet website at http://www.ctiindustries.com under the section entitled “Investor Relations.” The Compensation Committee met three times in 2006.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview of our Compensation Philosophy

Our general compensation philosophy is to provide compensation and reward programs that will attract, retain and motivate quality executive talent.

We believe that applying and implementing this basic philosophy is fundamental to our goal of achieving excellent business performance and increased shareholder value.

Principles and Objectives

The basic principles and objectives of our executive compensation program are:

•
To provide a total compensation package that is competitive with prevailing practices for the industries in which we operate, allowing for above average total compensation when justified by business results and individual performance.

•	To provide a reasonable and competitive level of base compensation to our executives.

•	To provide incentive compensation based, principally, on the profitability of the Company to motivate our executives in a manner consistent with the interests of the shareholders.

•
To create mutual interests among executive officers and shareholders by providing long-term equity compensation programs including stock options and restricted stock grants, and otherwise encouraging equity ownership by executives, so that executive officers will share the risks and rewards of strategic decision making and its effect on shareholder value.

Components of Compensation

The components of our executive compensation program are:

•	Base Salary. We provide a base guaranteed salary to each of our executives.

•
Annual Cash Incentive Compensation. We have adopted and maintain an incentive compensation program in which executives and managment employees participate. Incentive payments are made quarterly and are a based on our operating profits if they exceed a threshold amount.

•
Long Term Equity Incentive Compensation. We provide incentive stock option awards, and may provide restricted stock awards, under our current 2007 Stock Incentive Plan. Recipients realize a profit based on stock price appreciation.

•
Retirement Benefits. We maintain a 401(k) retirement plan providing for employee contributions and matching employer contributions. Employees may contribute up to $15,500 of their eligible compensation to the Plan and we match the employee’s contribution up to the rate of 4% of the employee’s gross income.

•
Welfare Plans and Other Benefits. We provide medical and life plan benefits to all employees. We provide additional life insurance, car allowance and fringe benefits to certain executives, as well as limited perquisites.

Compensation Committee Process

The role of our Compensation Committee is (i) to establish and maintain our executive compensation policies, (ii) to review, evaluate and recommend to the Board of Directors salary, incentive compensation and other compensation items for the Principal Executive Officer, the Principal Financial Officer, other senior management members, Board of Directors members and senior management of our subsidiaries, (iii) review, evaluate and make recommendations concerning our compensation and benefit plans, (iv) approve grants of stock options and other equity based incentives.

The Principal Executive Officer’s overall compensation is set by the Board of Directors in consultation with, and on the recommendation of, the Compensation Committee. The Compensation Committee recommendation is based on its assessment of the Principal Executive Officer’s individual performance and the financial and operating performance of the Company. Compensation of the other Named Executive Officers and of other senior executive officers is established based on the recommendation of the Compensation Committee in consultation with, the Chairman of the Board, the Principal Executive Officer and the Principal Financial Officer. The Compensation Committee considers the recommendations of the Chairman of the Board, the Principal Executive Officer and the Principal Financial Officer and considers each executive’s responsibility, experience and overall performance. Generally, the Compensation Committee reviews and adjusts recommended compensation levels annually at its first meeting of the year. The Compensation Committee met periodically during the preceding year to consider compensation programs and to gain relevant information and context for determining compensation for executives.

Benchmarking

The Compensation Committee seeks to ensure that the compensation package, including the components of compensation, for the Named Executive Officers is competitive when compared to the competitive market for executive talent so that the Company can attract, motivate and retain the executive talent the Company needs in order to maximize its return to shareholders.

The Company defines its competitive market as the market represented by the companies identified as being in its Peer Group. The Peer Group consists of companies generally of similar size, and located in a similar geographic area to that of the Company, having stock traded on The NASDAQ Stock Market and, to a significant degree, engaged in manufacturing activities. The Compensation Committee considered, as part of its evaluation and recommendation of compensation for the Named Executive Officers, levels of compensation in the Peer Group. The Compensation Committee has also considered other published data concerning executive compensation in its evaluation of the Company’s executive compensation package.

The Peer Group identified by the Company to provide a representative competitive market for executive talent includes the following companies:

Landauer, Inc.	Koss Corp	Stereotaxis, Inc.
Fansteel, Inc.	Chicago Rivet & Mach. Co.	Energy Focus, Inc.
Wells-Gardner Elec. Corp	Zareba Systems, Inc.	Hickok, Inc.
PECO II, Inc.	Lifeway Foods, Inc.

The Compensation Committee believes that this Peer Group is representative of the companies with which the Company shares similar industry profiles and competes for executive talent. The Compensation Committee intends to review the Peer Group periodically and will make additions or changes it deems appropriate.

Upon conclusion of its review of the Peer Group data, the Compensation Committee has determined that the Company’s total compensation package is consistent with its philosophy of paying competitive cash compensation and providing significant annual at risk incentive compensation based on profitability. Total compensation for all of the Named Executive Officers, based on the Peer Group review, was less than 50% of the average of the total compensation of the Named Executive Officers in the Peer Group. For compensation levels of the Named Executive Officers to increase to higher levels compared to the Peer Group, it will be necessary for the profitability of the Company to improve. Based on the executive compensation review, the Compensation Committee considers the compensation paid to the Company’s executives to be within a reasonable market range.

Tax Considerations

In general, the policy of the Company and the Compensation Committee is to optimize the tax deductibility of executive compensation so long as deductibility is consistent with more important objectives of retaining executives and maintaining competitive, motivational performance-based compensation that is aligned with shareholder interests.

Base Salary

Base salaries are an important element of compensation and provide executives with a base level of income. In determining base pay, the Compensation Committee considers the executive’s responsibilities, individual performance, base salary competitiveness as compared to the external market and the Company’s operating performance. The Compensation Committee has also considered the size of the Company, results of operation and financial resources of the Company in relation to base salaries and believes that base salaries for the Named Executives have been at or below competitive rates in the external market. During 2007, each of the Named Executive Officers, other than Mr. Merrick, was granted an increased in base compensation of approximately 2.5% or less, which was considered to be consistent with a cost of living increase. In addition, amounts previously paid to them as car allowance were included as part of their base salary.

Annual Cash Incentive Compensation

On April 27, 2007 the Board of Directors approved and adopted an Incentive Compensation Plan to provide incentive compensation awards to executives of the Company based on profitability. Under the Incentive Compensation Plan, designated Named Executive Officers and several other executive and managerial officers participate in incentive compensation payments, determined on a quarterly and annual basis, which are based upon the profits of the Company for the period if the profits exceed a designated threshold profit for any quarter of $100,000 and, for the year, of $250,000. Pool I of the Plan covers senior executive officers and Pool II covers other executives and managers who are participant. The Compensation Committee believes such incentive compensation motivates participants to achieve strong profitability, which is viewed as the most significant element of corporate performance, provides rewards for strong corporate performance and aligns staff incentive with interests of the shareholders.

With respect to Pool I participants (other than the Principal Executive Officer whose participation is determined solely by the Compensation Committee and the Board of Directors), the Compensation Committee in consultation with, the Chairman of the Board, the Principal Executive Officer and the Principal Financial Officer, determines the participants and their relative level of participation during the first quarter of the year. In determining participation and the level of participation each year, the Compensation Committee considers each executive’s responsibilities and performance during the prior year.

Long-Term Equity Incentives

Long-term incentive awards have been granted to executives under the 2007 Stock Incentive Plan. Stock option grants are determined from time to time by the Compensation Committee. The actual grant for each executive is determined taking into consideration (i) individual performance, (ii) corporate performance and (iii) prior grants to, or stock ownership of the Company by, the executive. Generally, stock options are granted with an exercise price equal to or greater than the closing price of the Company’s Common Stock on The Nasdaq Stock Market on the date of the grant. Stock options generally are exercisable within 10 years from the date of grant.

During 2007, the Company issued 74,000 stock options from the 2007 Plan, of which options to purchase 31,500 shares were issued to the Named Executive Officers and options to purchase 10,000 shares were issued to the independent directors.

All of the stock options issued in 2007 were for a four-year term. The options become exercisable with respect to the following percentages of the shares subject to the options on the dates specified:

Vesting Date	Percentage of Shares
April 1, 2008	25%
October 1, 2008	50%
October 1, 2009	75%
October 1, 2010	100%

The Compensation Committee believes that long-term incentive stock awards should be a significant part of the compensation of its senior executives who have the ability to affect the results of operation of the Company in order that these executives will share the risks and rewards of Company performance as it affects shareholder value and will, therefore, have a mutual interests with the shareholders of the Company.

The policy of the Compensation Committee with respect to the timing of stock option awards is as follows: (i) all awards shall be dated and issued as of the date they are approved by the Compensation Committee and (ii) generally, the Compensation Committee will expect to make awards annually during May of each year after the release of financial information for the first quarter. In 2007, stock option awards were made in October.

Retirement Benefits

The Company maintains a 401(k) employee savings plan available to all eligible salaried employees. Under the 401(k) Plan, employees may contribute up to $15,500 of their eligible compensation to the Plan and the Company will contribute a matching amount to the Plan each year. The federal statutory limit for eligible compensation in 2006 was $220,000. During 2006, the Company made matching contributions up to 4% of the employee's compensation. The Company’s contributions to the 401(k) plan totaled $91,000 in 2006 and $105,000 in 2007. These contributions and matching percentages are intended to reflect competitive market conditions for plans of this type. With respect to the 401(k) Plan, participating employees may direct the investment of individual and company contributions into one or more of the investment options offered by the Plan.

Other Benefits

The Company believes that its employee benefit plans, health insurance plans and perquisites are of the type commonly offered by other employers. These benefits form part of our compensation philosophy because the Company believes they are necessary in order to attract, motivate and retain talented executives.

Employment and Change of Control Agreements

The Company has an employment agreement with Howard W. Schwan, the President. We do not maintain any change of control agreements with any executives.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section appearing above with the Company’s management. Based on this review and these discussions, the Compensation Committee recommended to the Company’s Board of Directors that the Compensation Committee Analysis be included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in this Proxy Statement.

Stanley M. Brown, Chairman
John I. Collins
Bret Tayne

Summary Compensation Table

The following table sets forth summary compensation information in accordance with respect to the Principal Executive Officer, Principal Financial Officer and each of the other highly compensated executive officers who were officers at December 31, 2007. These individuals, including the Principal Executive Officer and Principal Financial Officer, are collectively referred to in this proxy statement as the Named Executive Officers.

SUMMARY COMPENSATION TABLE

Name/Title	Year	Salary	Option Awards	Non-Equity Incentive Plan Compensation (1)	All other compensation	Total
Howard W. Schwan	2007	$176,123	$1,833	$20,506	$19,659	$218,122
President	2006	$161,000	$-	$14,922	$31,034	$206,956

Stephen M. Merrick	2007	$84,700	$275	$17,943	$-	$102,918
Executive, Vice President	2006	$84,000	$-	$13,057	$-	$97,057
Secretary, Chief Financial
Officer

Steven Frank	2007	$114,969	$917	$15,380	$5,337	$136,602
Vice President-Sales	2006	$103,000	$-	$11,192	$11,589	$125,781

Brent Anderson	2007	$124,469	$917	$15,380	$6,615	$147,380
Vice President-General	2006	$111,000	$-	$11,192	$11,331	$133,523
Manager, Bag Division

Samuel Komar	2007	$121,969	$917	$15,380	$4,932	$143,197
Vice President-Marketing	2006	$116,000	$-	$11,192	$12,842	$140,034

Timothy Patterson	2007	$109,977	$917	$15,380	$7,171	$133,444
Vice President-Finance	2006	$101,000	$-	$11,192	$10,642	$122,834

 (1) Amounts determined under the Company’s incentive compensation plan discussed in “Compensation Discussion and Analysis.”

Items included in All Other Compensation in the Summary Compensation Table and items identified as Perquisites and Other Personal Benefits in the All Other Compensation Table are set forth in the following tables of All Other Compensation and Perquisites:

ALL OTHER COMPENSATION AND PERQUISITIES TABLE

Name/Title	Year	401K Match	Insurance Premiums	Country Club Dues	Car Allowance	Total
Howard W. Schwan	2007	$7,569	$5,000	$6,240	$850	$19,659
President	2006	$6,440	$5,000	$6,415	$13,179	$31,034

Stephen M. Merrick	2007	$-	$-	$-	$-	$-
Executive, Vice President	2006	$-	$-	$-	$-	$-
Secretary, Chief Financial
Officer

Steven Frank	2007	$3,725	$1,012	$-	$600	$5,337
Vice President-Sales	2006	$-	$1,012	$1,000	$9,577	$11,589

Brent Anderson	2007	$5,427	$588	$-	$600	$6,615
Vice President-General	2006	$4,442	$588	$-	$6,301	$11,331
Manager, Bag Division						$-

Samuel Komar	2007	$2,663	$1,669	$-	$600	$4,932
Vice President-Marketing	2006	$2,315	$1,669	$-	$8,858	$12,842

Timothy Patterson	2007	$4,399	$2,322	$-	$450	$7,171
Vice President-Finance	2006	$4,020	$2,322	$-	$4,300	$10,642

Grants of Plan-Based Awards During Fiscal Year 2007

The following table sets forth information regarding the grants of plan-based awards made to the Named Executive Officers during the fiscal year ended December 31, 2007.

GRANTS OF PLAN-BASED AWARDS

Name	Grant Date	All other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Option Awards
Howard W. Schwan	10/1/2007	10,000	$5.14	$22,000

Stephen M. Merrick	10/1/2007	1,500	$5.14	$3,300

Steven Frank	10/1/2007	5,000	$4.67	$11,000

Brent Anderson	10/1/2007	5,000	$4.67	$11,000

Samuel Komar	10/1/2007	5,000	$4.67	$11,000

Timothy Patterson	10/1/2007	5,000	$4.67	$11,000

All plan-based awards granted during 2007 were stock options.

Narrative Disclosure For Summary Compensation Table and Grants of Plan-Based Awards

Employment Agreements with Our Named Executive Officers. In June 1997, the Company entered into an Employment Agreement with Howard W. Schwan as President, which provides for an annual salary of not less than $135,000. The term of the Agreement was through June 30, 2002, and is automatically renewed thereafter for successive one-year terms. The Agreement contains covenants of Mr. Schwan with respect to the use of the Company’s confidential information, establishes the Company’s right to inventions created by Mr. Schwan during the term of his employment, and includes a covenant of Mr. Schwan not to compete with the Company for a period of three years after the date of termination of the Agreement.

Information Relating to Cash Incentives and Stock and Option Awards. Each of the Named Executives participated in the incentive compensation program of the Company during 2006 and 2007. The incentive compensation program is described in the Compensation Discussion and Analysis. The amount shown as Non-Equity Incentive Compensation represents amounts earned by each of the Named Executives under that program during 2006 and 2007 and paid during 2006 and 2007, respectively.

Stock options awarded to the Named Executive Officers are described in the Compensation Discussion and Analysis.

Salary and Bonus Proportion of Compensation

During 2007, salary and bonus paid to the Named Executive Officers represented 83.0% of the total compensation paid to them and incentive compensation payments represented 11.3% of their total compensation. Long-term compensation consisting of option awards and matching 401(k) contributions represented 3.4% of total compensation.

Outstanding Equity Awards at December 31, 2007

The following chart sets forth all outstanding equity awards to named executive officers as of December 31, 2007. All awards are in the form of options to purchase Common Stock of the Company.

The Company has not issued any stock awards.

OUTSTANDING EQUITY AWARDS

	Option Awards
	Number of Securities Underlying		Option	Option
	Unexercised Options (#)		Exercise	Expiration
Name	Exercisable	Unexercisable	Price ($)	Date
Howard W. Schwan	15,873	-	$6.30	09/15/08
	23,810	-	$1.89	03/06/10
	2,500	7,500	$5.14	10/01/11

Stephen M. Merrick	375	1,125	$5.14	10/01/11

Samuel Komar	4,762	-	$6.30	09/15/08
	7,500	-	$2.88	12/30/15
	3,750	1,250	$4.67	10/01/11

Steven Frank	10,000	-	$2.88	12/30/15
	3,750	1,250	$4.67	10/01/11

Timothy Patterson	3,750	1,250	$4.67	10/01/11

Brent Anderson	4,762	-	$6.30	09/15/08
	17,858	-	$1.47	12/27/11
	10,000	-	$2.88	12/30/15
	3,750	1,250	$4.67	10/01/11

Option Exercises and Stock Vested

The following table sets forth information with respect to common shares acquired upon the exercise of stock options of the Named Executive Officers during the fiscal year ended December 31, 2007.

OPTIONS EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
	Number of Options	Value Realized	Number of Shares	Value Realized
Name	Acquried on Exercise	on Exercise	Acquired on Vesting	on Vesting
Howard W. Schwan	14,286	$33,858	$-	$-

Stephen M. Merrick	5,953	$9,763	$-	$-

Steven Frank	19,049	$118,332	$-	$-

Brent Anderson	8,929	$20,983	$-	$-

Samuel Komar	8,334	$61,255	$-	$-

Timothy Patterson	15,000	$22,450	$-	$-

QUALIFIED OR NON-QUALIFIED DEFERRED COMPENSATION

The Company has no qualified or non-qualified defined benefit plans. The Company has no agreements providing for payments to any of the named executives upon termination or upon change of control.

Director Compensation

The following table sets forth the compensation of directors of the Company during the year ended December 31, 2007:

DIRECTOR COMPENSATION TABLE

Name/Title	Director's Fees	Option Awards	All other compensation	Total
Stanley M. Brown	$5,000	$458	$-	$5,458

Bret Tayne	$5,000	$458	$-	$5,458

Michael Avramovich	$5,000	$458	$-	$5,458

John I. Collins	$5,000	$458	$-	$5,458

Narrative Description of Director Compensation

Members of the Board of Directors who are not employees received a fee of $1,000 per attendance at meetings of the Board of Directors during 2007. Effective on and after April 1, 2008, non-management members of the Board of Directors will receive a monthly fee of $750 plus $500 for each meeting of the Board of Directors or any Committee of the Board attended. The Chairman of the Audit Committee will receive $750 for each meeting of the Audit Committee in lieu of the $500 meeting fee.

Each of the independent members of the Board of Directors was awarded an option to purchase up to 2,500 shares of the Common Stock of the Company in October 2007. The option term and the vesting periods are described in the Compensation Discussion and Analysis.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Board of Directors of the Company is composed of Stanley M. Brown, John I. Collins and Bret Tayne. All members of the Compensation Committee are independent directors. None of the members of the Compensation Committee is an officer or employee of our Company. No executive officer of our company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our Compensation Committee.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires the Company’s officers and directors, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission and with the Nasdaq Stock Market. Officers, directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

Based solely on a review of such forms furnished to the Company, or written representations that no Form 5’s were required, the Company believes that during calendar year 2007, all Section 16(a) filing requirements applicable to the officers, directors and ten-percent beneficial shareholders were compliant.

Approval of Related Party Transactions

The Company has an unwritten policy that any related party transaction, other than employment compensation of executive officers, is submitted to the Audit Committee. The Audit Committee is responsible for reviewing and approving all transactions between the Company and certain related persons, such as its executive officers, directors and owners of more than 5% of the Company’s voting securities. In reviewing a transaction, the Committee considers the relevant facts and circumstances, including the benefits to the Company, and whether the transaction is fair to the Company and consistent with a transaction available on an arms-length basis. Only those related party transactions that are determined to be in (or not inconsistent with) the best interests of the Company and shareholders are approved.

Code of Ethics

The Company has adopted a code of ethics that applies to its senior executive and financial officers. The Company’s Code of Ethics seeks to promote (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships, (ii) full, fair, accurate, timely and understandable disclosure of information to the Commission, (iii) compliance with applicable governmental laws, rules and regulations, (iv) prompt internal reporting of violations of the Code to predesignated persons, and (v) accountability for adherence to the Code. A copy of the Code of Ethics has been posted and may be viewed on the Company’s Internet website at http://www.ctiindustries.com under the heading “Investor Relations.”

PRINCIPAL SHAREHOLDERS

The following table provides information concerning the beneficial ownership of the Company’s Common Stock by each director and nominee for director, certain executive officers, and by all directors and officers of the Company as a group as of May 30, 2008. In addition, the table provides information concerning the current beneficial owners, if any, known to the Company to hold more than 5 percent of the outstanding Common Stock of the Company.

The amounts and percentage of stock beneficially owned are reported on the basis of regulations of the Securities and Exchange Commission (“SEC”) governing the determination of beneficial ownership of securities. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to dispose of or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which that person has a right to acquire beneficial ownership within 60 days after May 16, 2008. Under these rules, more than one person may be deemed a beneficial owner of the same securities and a person may be deemed a beneficial owner of securities as to which he has no economic interest. The percentage of Common Stock beneficially owned is based on 2,785,100 shares of Common Stock currently outstanding.

Name and Address Directors and Officers(1)	Shares of Common Stock Beneficially Owned(2)		Percent of Common Stock
Stephen M. Merrick	682,621	(3)	23.24	%(4)
John H. Schwan	678,730	(5)	23.51	%(4)
Howard W. Schwan	219,794	(6)	7.64	%(4)
Brent Anderson	70,235	(7)	2.49	%(4)
Tim Patterson	17,698	(8)	*
Steve Frank	16,850	(9)	*
Samuel Komar	13,512	(10)	*
Stanley M. Brown
4227 United Parkway
Schiller Park, IL 60176	10,891	(11)	*
Bret Tayne
6834 N. Kostner Avenue
Lincolnwood, IL 60712	10,550	(12)	*
John Collins
262 Pine Street
Deerfield, IL 60015	1,625	(13)	*
Phil Roos
680 State Circle
Ann Arbor, MI 48108	-		*
All Current Directors and Executive Officers as a group (11 persons)	1,722,506		59.43	%(4)

*	Less than one percent

(1)	Except as otherwise indicated, the address of each stockholder listed above is c/o CTI Industries Corporation, 22160 North Pepper Road, Barrington, Illinois 60010.
(2)
A person is deemed to be the beneficial owner of securities that can be acquired within 60 days from the date set forth above through the exercise of any option, warrant or right. Shares of Common Stock subject to options, warrants or rights that are currently exercisable or exercisable within 60 days are deemed outstanding for purposes of computing the percentage ownership of the person holding such options, warrants or rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

(3)
Includes warrants to purchase up to 151,515 shares of Common Stock at $3.30 per share and options to purchase up to 375 shares of Common Stock at $5.14 per share granted under the Company’s 2007 Stock Option Plan. Also includes 106,731 shares each owned by Mr. Merrick’s two adult children as to which Mr. Merrick disclaims beneficial ownership and 212,000 shares held by a trust for the benefit of Mr. Merrick’s minor children.

(4)	Assumes the exercise of all warrants and options owned by the named person into shares of Common Stock.
(5)
Includes warrants to purchase up to 101,515 shares of Common Stock at $3.30 per share and options to purchase up to 375 shares of Common Stock at $5.14 per shares granted under the Company’s 2007 Stock Option Plan.

(6)
Includes warrants to purchase up to 50,000 shares of Common Stock at $3.30 per share, options to purchase up to 15,873 shares of Common Stock at $6.30 per share granted under the Company’s 1997 Stock Option Plan, options to purchase up to 23,810 shares of Common Stock at $1.89 per share granted under the Company’s 1999 Stock Option Plan and options to purchase up to 2,500 shares of Common Stock at $5.14 per share granted under the Company’s 2007 Stock Option Plan.

(7)
Includes options to purchase up to 4,762 shares of Common Stock at $6.30 per share granted under the Company’s 1997 Stock Option Plan, options to purchase up to 17,858 shares of Common Stock at $1.47 per share granted under the Company’s 2001 Stock Option Plan, options to purchase up to 10,000 shares of Common Stock at $2.88 per share granted under the Company’s 2002 Stock Option Plan and options to purchase up to 1,250 shares of Common Stock at $4.67 per share granted under the Company’s 2007 Stock Option Plan.

(8)	Includes options to purchase up to 1,250 shares of Common Stock at $4.67 per share granted under the Company’s 2007 Stock Option Plan.
(9)
Includes options to purchase up to 10,000 of Common Stock at $2.88 per share granted under the Company’s 2002 Stock Option Plan and options to purchase up to 1,250 shares of Common Stock at $4.67 per share granted under the Company’s 2007 Stock Option Plan.

(10)
Includes options to purchase up to 4,762 shares of Common Stock at $6.30 per share granted under the Company’s 1997 Stock Option Plan, options to purchase 7,500 shares of Common Stock at $2.88 per share granted under the Company’s 2002 Stock Option Plan and options to purchase up to 1,250 shares of Common Stock at $4.67 per share granted under the Company’s 2007 Stock Option Plan.

(11)
Includes options to purchase up to 1,984 shares of Common Stock at $6.30 per share granted under the Company’s 1997 Stock Option Plan, options to purchase up to 1,000 shares of Common Stock at $2.88 per share granted under the Company’s 2002 Stock Option Plan and options to purchase up to 625 shares of Common Stock at $4.67 per share granted under the Company’s 2007 Stock Option Plan.

(12)
Includes options to purchase up to 1,984 shares of Common Stock at $6.30 per share granted under the Company’s 1997 Stock Option Plan, options to purchase 1,000 shares of Common Stock at $2.88 per share granted under the Company’s 2002 Stock Option Plan and options to purchase 625 shares of Common Stock at $4.67 per share granted under the Company’s 2007 Stock Option Plan.

(13)
Includes options to purchase up to 1,000 shares of Common Stock at $2.88 per share granted under the Company’s 2002 Stock Option Plan and options to purchase up to 625 shares of Common Stock at $4.67 per share granted under the Company’s 2007 Stock Option Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stephen M. Merrick, Executive Vice President and Secretary of the Company, is of Counsel to Vanasco Genelly & Miller, a law firm who provided services to the Company in 2007. In addition, Mr. Merrick is a principal stockholder of the Company. During 2007, this firm was paid total fees by the Company in the amount of $106,000. Legal fees incurred by the Company with this firm for the first quarter of 2008 were $50,000.

John H. Schwan is principal of Shamrock Packaging and affiliated companies. The Company made purchases of packaging materials from Shamrock of approximately $622,000 during 2007. During the three months ended March 31, 2008 the Company made purchases of approximately $247,000.

John H. Schwan, Chairman of the Company, and Howard Schwan, President, are the brothers of Gary Schwan, one of the owners of Schwan Incorporated which provides building maintenance and remodeling services to the Company. The Company made purchases from Schwan Incorporated of approximately $111,000 during the year ended December 31, 2007. During the three months ended March 31, 2008 the Company made purchases of approximately $43,000.

In February 2003, the Company received $1,630,000 from certain shareholders in exchange for (a) two year 9% subordinated notes, and (b) five year warrants to purchase 163,000 common shares at $4.87 per share. The proceeds were to (i) re-finance the bank loan of CTI Mexico in the amount of $880,000 and (ii) to provide financing for CTI Mexico and Flexo Universal. The value of the warrants was $460,000 calculated using Black-Scholes option pricing formula. The Company applied the discount against the subordinated debt. The discount is being amortized using the effective interest method to interest expense over the term of the debt. These loans are subordinated to the Bank debt of the Company. On February 8, 2008 those shareholders exercised these warrants in exchange for a reduction on these notes of $794,000.

In February 2006, the Company received $500,000 each from Stephen M. Merrick, Executive Vice President of the Company, and John H. Schwan, Chairman, in exchange for (a) five year subordinated notes bearing interest at 2% over the prime rate determined on a quarterly basis, and (b) five year warrants to purchase an aggregate of 303,030 shares of common stock of the Company at the price of $3.30 per share. The proceeds were to fund capital improvements and give additional liquidity to the Company. The value of the warrants was $443,000 using the Black-Scholes option pricing formula. The Company applied the discount against the subordinated debt. The discount is amortized using the effective interest method to interest expense over the term of the debt. These loans are subordinated to the Bank debt of the Company.

Interest paid to related parties, principally Mr. Schwan and Mr. Merrick, with respect to various loans and advances made by them to the Company and its subsidiaries during 2007 and 2006 was $299,000 and $277,000, respectively. These interest payments for the three months ending March 31, 2008 totaled $41,000 and $18,000, respectively.

The Company believes that each of the transactions set forth above were entered into, and any future related party transactions will be entered into, on terms as fair as those obtainable from independent third parties. All related party transactions must be approved by the Audit Committee subject to review in the context of the Company’s Code of Ethics.

THE 2007 STOCK INCENTIVE PLAN

Description of the Plan

The Plan authorizes the issuance of awards for up to 150,000 shares of Common Stock of the Company in the form of incentive stock options, non-statutory stock options, restricted stock awards and unrestricted stock awards to officers, directors and employees of, and consultants and advisors to, the Company or its affiliates. A copy of the Plan is included with this Proxy Statement as Appendix A.

Administration of the Plan. The Plan will be administered by the Compensation Committee of the Company who is authorized to select the persons who will receive awards, determine the number of shares to be covered by any award and to determine and modify the terms and conditions and restrictions of the award consistent with the Plan.

Awards Issuable under the Plan. The Plan authorizes the issuance of awards of, or the issuance of options permitting the purchase of, up to 150,000 shares of Common Stock of the Company, in the aggregate. In the event that there is a stock dividend, stock split or other similar change in capitalization after the Plan is approved, the Compensation Committee may make appropriate adjustments in the awards or stock to be issued with respect to them. The awards may be in the form of incentive stock options, non-statutory stock options, restricted stock awards or unrestricted stock awards. Incentive stock options may be granted only to persons who are officers or employees of the Company on the date of the grant. The exercise price per share for stock options granted under the Plan shall not be less than 100% of the fair market value (the closing price per share on the market) of the Common Stock on the date of the grant; provided that, if any recipient of an award owns more than 10% of the Common Stock of the Company, the option price shall not be less than 110% of the fair market value on the date of the grant. The term of options shall be as provided by the Compensation Committee but in no event more than 10 years from the date of the grant (5 years with respect to holders of more than 10% of the Common Stock). Stock options will become vested and exercisable at such times, and on such terms, as the Compensation Committee shall provide in each case. Generally, stock options will not be transferable except by will or laws of descent.

The Compensation Committee may also issue restricted stock awards under the Plan which entitle the recipient to acquire, for such purchase price, if any, as is provided in the award, shares of Common Stock of the Company subject to such restrictions and conditions as the Compensation Committee shall determine at the time of the grant, including continued employment or achievement of specified performance goals or objectives. The recipient of a restricted stock award becomes a shareholder at the time he or she has accepted the award, signing and delivering to the Company an agreement respecting the award, and makes payment to the Company of any amount to be paid with respect to the award. Shares issued under a restricted stock award by not be sold or transferred until they have vested under the terms of the award. If employment of the recipient is terminated prior to the vesting of restricted shares, the Company shall have the right to repurchase such shares or to require forfeiture of them, as provide in the grant. The Compensation Committee may also issue unrestricted shares of Common Stock under the Plan.

In the event of the death of a recipient of a stock option, the legal representative of the recipient shall be entitled to exercise the option for a period of 180 days from the date of the recipient’s death. In the event of the retirement or disability of a recipient, the option shall be exercisable for a period of 90 days from such date. If a recipient is terminated for cause, the option shall immediately terminate and, in the case of other termination of employment, the recipient shall have 30 days to exercise outstanding options.

Change of Control.

In the event of a change of control of the Company:

•
Subject to paragraph 3, the holders of stock options or stock awards under the Plan shall be entitled to receive, upon exercise of the award, to receive, in lieu of shares of Common Stock of the Company, shares of stock, or other securities, cash or property, as the holders of shares of Common Stock received in connection with the change of control;

•	The Compensation Committee may accelerate, or waive any conditions or restrictions on, outstanding stock options or restricted stock awards; or

•
The Compensation Committee may cancel outstanding stock options and restricted stock awards as of the date of the change of control, provided that all holders of options and awards shall have been given notice and the opportunity to exercise the award, if exercisable.

Change of control will mean and include:

•	Any person becomes a beneficial owner of securities representing 50% of the combined voting power of the Company’s then outstanding securities;

•
The stockholders approve a merger or consolidation under circumstances in which the stockholders of the Company immediately prior to such merger or consolidation do not own after such merger or consolidation shares representing at least 50% of the voting power of the Company or the surviving or resulting corporation; or

•	The stockholders approve a complete liquidation of the Company or an agreement to sell or otherwise dispose of all or substantially all of its assets.

Future Amendments to the Plan.

Our Board of Directors may, in its discretion, terminate or amend the Plan at any time, except that no such termination may affect options previously granted, nor may any amendment make a change in an award previously granted which would adversely affect the rights of an award holder under the Plan.

The foregoing discussion is only a summary of some of the provisions of the Plan and is qualified in its entirety by the specific language of the Plan, a full copy of which is attached as Appendix A to this proxy statement.

Federal Income Tax Information With Respect to the Plan

The following is a summary of the material United States federal income tax consequences of the Plan generally applicable to participants and to the Company. Individual participants should contact their own tax advisors with respect to the federal, state and local tax consequences applicable to them based upon their particular circumstances.

Incentive Stock Options

The grantee of an incentive stock option recognizes no income for federal income tax purposes on the grant thereof. Except as provided below with respect to the alternative minimum tax, there is also no tax upon exercise of an incentive option. If the shares acquired upon exercise of an incentive option are not disposed of by the option holder within two years from the date of the grant of the incentive option or within one year after exercise of the incentive option, any gain realized by the option holder on the subsequent sale of such shares is treated as long-term capital gain for federal income tax purposes. If the shares are sold prior to the expiration of such two-year and one-year periods, which is known as a “disqualifying disposition,” the difference between the lesser of the value of the shares at the date of exercise or at the date of sale and the exercise price of the incentive option is treated as compensation to the option holder taxable as ordinary income and the excess gain, if any, is treated as capital gain (which will be long-term capital gain if the shares are held for more than one year). The excess of the fair market value of the underlying shares over the option price at the time of exercise of an incentive option will constitute an item of tax preference for purposes of the alternative minimum tax. Taxpayers who incur the alternative minimum tax are allowed a credit, which may be carried forward indefinitely to be used as a credit against the taxpayer’s regular tax liability in a later year; however, the alternative minimum tax credit cannot reduce the regular tax below the alternative minimum tax for that carryover year.

Non-Statutory Stock Options

The grantee of a non-statutory stock option recognizes no income for federal income tax purposes on the grant thereof. On the exercise of a non-statutory option, the difference between the fair market value of the underlying shares of Common Stock on the exercise date and the option exercise price is treated as compensation to the holder of the option taxable as ordinary income in the year of exercise, and such fair market value becomes the basis for the underlying shares which will be used in computing any capital gain or loss upon disposition of such shares.

Restricted Stock Awards

The grantee of a restricted stock award recognizes no income for federal income tax purposes on the grant thereof. Furthermore, a grantee of a restricted stock award recognizes no income for federal income tax purposes upon the receipt of Common Stock pursuant to that award, unless, as described below, he or she otherwise elects. Instead, the grantee will recognize ordinary income in an amount equal to the fair market value of the Common Stock acquired pursuant to the restricted stock award on the date that it is no longer subject to a substantial risk of forfeiture less the amount, if any, the grantee paid for the stock. Such fair market value becomes the basis for the underlying shares and will be used in computing any capital gain or loss upon the disposition of the shares. The capital gain will be long-term capital gain if the grantee held the Common Stock acquired pursuant to the restricted stock award for more than one year after the date on which the shares are no longer subject to a substantial risk of forfeiture, and short-term capital gain if the recipient held the Common Stock acquired pursuant to the restricted stock award for one year or less after the date on which the shares are no longer subject to a substantial risk of forfeiture.

Alternatively, the grantee of a restricted stock award may elect, pursuant to Section 83(b) of the Internal Revenue Code, within 30 days of the acquisition of Common Stock pursuant to the restricted stock award, to include in gross income as ordinary income for the year in which the Common Stock is received, the fair market value of the Common Stock on the date it is received less the amount, if any, the grantee paid for such stock, determined without regard to any restriction other than a restriction which by its terms will never lapse.

Such fair market value will become the basis for the shares and will be used in determining any capital gain or loss upon the disposition of such shares. The proceeds of a disposition of Common Stock acquired pursuant to a restricted stock award will be taxable as capital gain to the extent that the proceeds exceed the grantee’s basis in such shares. This capital gain will be long-term capital gain if the disposition is more than one year after the date the Common Stock is received, and short-term capital gain if the disposition is one year or less after the date of receipt. In the event that the Common Stock acquired pursuant to a restricted stock award is forfeited after the grantee has made an election pursuant to Section 83(b), the grantee will not be entitled to a deduction. Grantees of restricted stock awards who wish to make an election pursuant to Section 83(b) of the Internal Revenue Code are advised to consult their own tax advisors.

Unrestricted Stock Awards

The grantee of an unrestricted stock award will recognize as ordinary income the difference between the fair market value of the Common Stock granted pursuant to an unrestricted stock award less the amount, if any, the grantee paid for such stock in the taxable year the grantee receives the Common Stock. The grantee’s basis in any Common Stock received pursuant to the grant of an unrestricted stock award will be equal to the fair market value of the Common Stock on the date of receipt of the Common Stock. Any gain realized by the grantee of an unrestricted stock award upon a subsequent disposition of such Common Stock will be treated as long-term capital gain if the recipient held the shares for more than one year, and short-term capital gain if the recipient held the shares for one year or less.

Taxation of the Company

Generally, subject to certain limitations, the Company may deduct on its corporate income tax return, in the year in which a Plan participant recognizes ordinary income upon the occurrence of any of the following events, an amount equal to the amount recognized by the grantee as ordinary income upon the occurrence of these events: (i) the exercise of a non-statutory stock option, (ii) a disqualifying disposition of an incentive option, (iii) a lapse of a substantial risk of forfeiture of a restricted stock award or performance share award, (iv) a grantee’s election to include in income the fair market value of Common Stock received in connection with a restricted stock award or a performance share award, (v) the grant of an unrestricted stock award, and (vi) the exercise or lapse of a stock appreciation right.

The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974, nor is the Plan qualified under Section 401(a) of the Internal Revenue Code.

MARKET PRICE OF AND DIVIDENDS ON THE REGISTRANT’S

COMMON EQUITY AND OTHER STOCKHOLDER MATTERS

Market Information.

The Company’s common stock was admitted to trading on the NASDAQ SmallCap Market (now the NASDAQ Capital Market) under the symbol CTIB on November 5, 1997. Prior to that time, there was no established public trading market for the Company’s common stock.

The high and low sales prices for the last eleven (11) fiscal quarters (retroactively adjusted to reflect post-reverse split share and stock dividend values), according to the NASDAQ Stock Market’s Stock Price History Report, were:

	High	Low
January 1, 2005 to March 31, 2005	3.15	1.50
April 1, 2005 to June 30, 2005	4.74	0.50
July 1, 2005 to September 30, 2005	7.67	1.48
October 1, 2005 to December 31, 2005	5.50	2.72
January 1, 2006 to March 31, 2006	3.56	2.77
April 1, 2006 to June 30, 2006	3.90	2.60
July 1, 2006 to September 30, 2006	4.68	2.20
October 1, 2006 to December 31, 2006	8.23	3.50
January 1, 2007 to March 31, 2007	10.39	4.39
April 1, 2007 to June 30, 2007	8.10	3.68
July 1, 2007 to September 30, 2007	5.59	2.88
October 1, 2007 to December 31, 2007	5.44	2.76
January 1, 2008 to March 31, 2008	6.43	3.25

As of the date of this Post-Effective Amendment, there were approximately 32 holders of record of the Company’s common stock. The Company believes that its total number of actual shareholders is substantially greater than the number of record shareholders.

Dividends

The Company has never paid any cash dividends on its Common Stock and does not currently intend to pay cash dividends on its Common Stock in the foreseeable future. The Company currently intends to retain all its earnings to finance the development and expansion of its business. Under the terms of its current loan agreement, the Company is restricted from declaring any cash dividends or other distributions on its shares.

Issuer Purchases of Equity Shares

The Company made no purchases of its shares on the public market during 2006. On June 12, 2006, the Company received 38,404 shares of its common stock from John Schwan as payment at the then market price per share of $3.09 for shares being purchased by him upon the exercise of a warrant to purchase 79,367 shares of common stock at the warrant exercise price of $1.50. The Company made no purchases of its shares during 2007.

Recent Sales of Unregistered Securities

During February 2003, John H. Schwan loaned $930,000 to the Company and Stephen M. Merrick loaned $700,000 to the Company, each in exchange for (i) two year promissory notes bearing interest at 9% per annum and (ii) five year warrants to purchase up to 163,000 shares of Common Stock of the Company at $4.87 per share, the market price of the Common Stock on the date of the Warrants. The proceeds of these loans were to (i) re-finance the bank loan of CTI Mexico in the amount of $880,000 and (ii) to provide financing for CTI Mexico and Flexo Universal. On February 8, 2008, Mr. Schwan and Mr. Merrick exercised these warrants utilizing $793,810 in principal amount of such promissory notes as payment of the exercise price for the shares purchased. The payment date of the remaining amount of the notes have been extended to December 31, 2008.

On September 23, 2005, the Company issued 50,229 shares of its common stock to three service providers as payment for services.

On February 1, 2006, John H. Schwan and Stephen M. Merrick each loaned the sum of $500,000 to the Company, each in exchange for (i) five year promissory notes bearing interest at 2% in excess of the prime rate and (ii) five year warrants to purchase up to 151,515 shares each of common stock of the Company at the price of $3.30 per share, an amount equal to 110% of the market price of the common stock on the day immediately preceding the date of the transaction.

On June 6, 2006, the Company entered into a Standby Equity Distribution Agreement with Cornell Capital pursuant to which Cornell Capital agreed, subject to certain conditions, to purchase up to $5,000,000 of the Company’s common stock for its own account, for investment, during a commitment period of 24 months commencing on the date of an effective registration statement covering the shares to be sold. Under the agreement, shares are to be purchased at the lowest volume weighted average price of the shares as traded during the five trading days after an advanced request by the Company. The number of shares to be sold under the agreement is limited to 400,000 shares unless shareholder approval shall have been obtained for the sale of a greater amount of shares. The sale of the shares is subject to certain conditions including the filing by the Company, and the declaration of effectiveness by the SEC, of a Registration Statement covering the shares to be sold under the agreement. On December 28, 2006, the Company filed a Registration Statement with respect to 403,500 shares and on January 26, 2007, the Registration Statement was declared effective. Since the effective date to March 19, 2008, the Company has sold to Cornell Capital an aggregate of 323,625 shares of common stock at an average price of $4.88 per share.

Also on July 6, 2006, the Company entered into a Placement Agent Agreement with Newbridge Securities Corp. under which Newbridge agreed to act as the Company’s exclusive placement agent in connection with the Standby Equity Distribution Agreement. Under this agreement, the Company agreed to issue 3,500 shares of its common stock to Newbridge.

On June 12, 2006, John Schwan exercised a warrant issued on July 1, 2001 to purchase 79,367 shares of common stock of the Company at the warrant exercise price of $1.50 per share. In payment for such shares, Mr. Schwan surrendered to the Company 38,404 shares of common stock at the then market price per share of $3.09. On June 12, 2006, Stephen M. Merrick exercised a warrant issued on July 1, 2001 to purchase 39,683 shares of common stock of the Company at the warrant exercise price of $1.50 per share.

On February 1, 2007, the Company issued to Capstone Advisory Group, L.L.C. 17,000 shares of common stock for consulting services to be performed over an 18-month period.

On April 10, 2008, the Company agreed to issue 50,000 shares of common stock to Babe Winkelman Productions, Inc. (BWP) in consideration of the services of BWP to be performed over the period of our agreement with them. The shares are to be issued on a restricted basis, for investment and are to be earned over a two year period, and the sale was not registered in reliance upon an exemption from registration for non-public offerings.

Each of the foregoing transactions involved the sale of securities of the Company to a limited number of sophisticated investors on a restricted basis, for investment, and an exemption from registration with respect to such sales is claimed pursuant to Section 4(2) of the Securities Act of 1933, as amended.

During the period from the effective date of the Registration Statement to October 29, 2007 for the sale of our stock to Cornell (as described above), we have received proceeds from the sale of our stock to Cornell, net of expenses and discounts, in the amount of $1,355,000. We have utilized these proceeds for (i) repayment of indebtedness, (ii) capital expenditures and (iii) general corporate purposes.

Stock Performance Graph

The following graph compares for the period December, 2002 to December, 2007, the cumulative total return (assuming reinvestment of dividends) on our common stock with (i) NASDAQ Composite Index (U.S.), (ii) S&P 500 Specialty Stores Index (U.S.) and (iii) a Peer Group. The Peer Group was created based on ten companies with similar Market-Capitalization (5 above and 5 below). The graph assumes an investment of $100 on December 31, 2002, in our common stock and each of the other investment categories.

The historical stock prices of our common stock shown on the graph above are not necessarily indicative of future stock performance. Per share value as of December 31, 2002 through December 31, 2007 is based on the common stock’s closing price as of such date. All prices reflect any stock splits or dividends during the period.

The information under this heading shall not be deemed incorporated by reference by any general statement incorporating by reference information from this Annual Report into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934 and shall not otherwise be deemed filed under such Acts.

DESCRIPTION OF SECURITIES

General

CTI’s authorized capital consists of Five Million (5,000,000) shares of common stock, no par value per share, and Two Million (2,000,000) shares of preferred stock, no par value per share. As of May 30, 2008, there were 2,785,100 shares of common stock, zero (0) shares of preferred stock issued and outstanding. Set forth below is a description of certain provisions relating to CTI’s capital stock.

Common Stock

Holders of common stock shall share equally, on a per share basis, in all dividends declared by the Company and will participate equally in the proceeds of dissolution of the Company, on a per share basis. The common stock does not possess cumulative voting rights or preemptive rights.

Preferred Stock

CTI is authorized to issue 2,000,000 shares of preferred stock, no par value, of which zero (0) shares are outstanding. The preferred stock, which is commonly known as “blank check preferred”, may be issued by the Board with rights, designations, preferences and other terms, as may be determined by the Directors in their sole discretion, at the time of issuance.

Warrants

In 2003, Stephen Merrick and John Schwan were issued warrants in the amount of 70,000 and 93,000 shares, respectively. The expiration date was March 20, 2008 and the warrants carry an exercise price of $4.87. On February 7, 2008, Mr. Schwan and Mr. Merrick exercised these warrants. In 2006, Stephen Merrick and John Schwan were issued warrants in the amount of 151,515 shares each. The exercise date is February 11, 2011 and the warrants carry an exercise price of $3.30. No other warrants are outstanding as of May 30, 2008.

Options

The Company has a total of 265,394 stock options outstanding from various stock option plans. The exercise price ranges from $1.47 to $6.30 and the remaining life of the options range from 0.3 years to 7.6 years.

Limitation Of Liability: Indemnification

Our Articles of Incorporation includes an indemnification section under which we have agreed to indemnify directors and officers of CTI from and against certain claims arising from or related to future acts or omissions as a director or officer of CTI. For example, the Company shall have power to indemnify any person who was or is party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by the reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company and, with respect to any criminal action or proceedings, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the Company and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was unlawful.

Furthermore, The Company shall have power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by him in connection with the defense of and in a manner he reasonably believes to be in or not opposed to the best interests of the Company and except that no indemnification shall be made in respect of any claim, issue or matter he reasonably believes to be in or not opposed to the best interest of the Company and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable or negligence or misconduct in the performance of this duty to the Company unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court shall deem proper.

Expenses incurred in defending a civil or criminal action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding as authorized by the board of directors in the specific case upon receipt of an undertaking by or on behalf of the director or officer, to repay such amount unless it shall ultimately be determined that he is entitled to be indemnified by the Corporation as authorized in the by-laws. Such expenses incurred by other employees or agents may be so paid upon such terms and conditions, if any, as the board of directors deems appropriate.

Any indemnification under the above (unless ordered by a court) shall be made by the Company only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances because he has met the applicable standard of conduct set forth in the paragraphs above. Such determination shall be made (such action, suit or proceeding, or, if such a quorum is not obtainable, or, even if obtainable and a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or by the stockholders.

The indemnification provided above shall not be deemed exclusive of any other rights to which those indemnified may be entitled under any by-laws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Company would have the power to indemnify him against such liability under the provisions set forth above.

Transfer Agent

The transfer agent for CTI common stock is Continental Stock Transfer & Trust Company, New York, New York.

Anti-Takeover Effects Of Provisions Of The Articles Of Incorporation

Authorized And Unissued Stock

The authorized but unissued shares of our common are available for future issuance without our shareholders’ approval. These additional shares may be utilized for a variety of corporate purposes including but not limited to future public or direct offerings to raise additional capital, corporate acquisitions and employee incentive plans. The issuance of such shares may also be used to deter a potential takeover of CTI that may otherwise be beneficial to shareholders by diluting the shares held by a potential suitor or issuing shares to a shareholder that will vote in accordance with the desires of the Board. A takeover may be beneficial to shareholders because, among other reasons, a potential suitor may offer shareholders a premium for their shares of stock compared to the then-existing market price. The existence of authorized but unissued and unreserved shares of preferred stock may enable the Board to issue shares to persons friendly to current management which would render more difficult or discourage an attempt to obtain control of our Company by means of a proxy contest, tender offer, merger or otherwise, and thereby protect the continuity of our Company’s management.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURE

Effective September 18, 2007, the Company engaged Blackman Kallick Bartelstein, LLP as the Company’s principal accountants to audit the Company’s financial statements for the year ended December 31, 2007. Blackman Kallick replaced Weiser LLP which had previously been engaged for the same purpose, and whose dismissal was effective September 18, 2007. The decisions to change the Company’s principal accountants was approved by the Company’s audit committee on September 18, 2007.

Effective February 10, 2005, the Company engaged Weiser, LLP as the Company’s principal accountants to audit the Company’s financial statements for the year ending December 31, 2004. Weiser, LLP replaced Eisner, LLP, which had previously been engaged for the same purpose, and whose dismissal was effective February 10, 2005. The decision to change the Company’s principal accountants was approved by the Company’s Audit Committee on February 10, 2005.

The reports of Eisner, LLP, on the Company’s financial statements for the fiscal year ended December 31, 2003, as amended, did not contain an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

EXPERTS

The consolidated financial statements included in this Prospectus, and in the Registration Statement, for the year ended December 31, 2007 have been audited by Blackman Kallick Bartelstein, LLP, independent auditors and for the years ended December 31, 2006 and 2005 have been audited by Weiser, LLP, independent registered public accounting firm, as stated in their report appearing with the financial statements herein and incorporated by reference in the Registration Statement, and are included in reliance upon the reports of such firms given upon their authority as experts in accounting and auditing.

LEGAL MATTERS

The validity of the shares offered herein were opined on for us by Vanasco, Genelly & Miller, which has acted as our outside legal counsel in relation to certain restricted tasks.

HOW TO GET MORE INFORMATION

We have filed with the SEC Post-Effective Amendment No. 1 to our Registration Statement on Form S-1 under the Securities Act with respect to the securities offered by this Prospectus. This Prospectus, which forms a part of the Registration Statement, does not contain all the information set forth in the Registration Statement, as permitted by the rules and regulations of the SEC. For further information with respect to us and the securities offered by this Prospectus, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document that we have filed as an exhibit to the Registration Statement are qualified in their entirety by reference to the exhibits for a complete statement of their terms and conditions. The Registration Statement and other information may be read and copied at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a web site at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

CTI INDUSTRIES CORPORATION AND SUBSIDIARIES

INDEX TO FINANCIAL STATEMENTS

PAGE(S)

CTI INDUSTRIES CORPORATION AND SUBSIDIARIES UNAUDITED FINANCIAL STATEMENTS FOR THE PERIODS ENDED MARCH 31, 2008 AND 2007
Interim Balance Sheet as of March 31, 2008 (Unaudited) and December 31, 2007	F-1
Interim Statements of Operations (Unaudited) for the Periods Ended March 31, 2008 and 2007	F-2
Interim Statements of Cash Flows (Unaudited) for the Periods Ended March 31, 2008 and 2007	F-3
Consolidated Earnings Per Share (Unaudited) for the Periods Ended March 31, 2008 and 2007	F-4
Notes to Condensed Consolidated Financial Statements (Unaudited)	F-5

CTI INDUSTRIES CORPORATION AND SUBSIDIARIES FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006
Reports of Independent Registered Public Accounting Firm	F-12
Consolidated Balance Sheets as of December 31, 2007 and 2006	F-14
Consolidated Statements of Operations for the Years Ended December 31, 2007, 2006 and 2005	F-15
Consolidated Statements of Changes in Shareholder’s Equity and Comprehensive Loss for the Years Ended December 31, 2007, 2006 and 2005	F-16
Consolidated Statements of Cash Flows for the Years Ended December 31, 2007, 2006 and 2005	F-17
Notes to Consolidated Financial Statements	F-18

F-i

CTI Industries Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

	March 31, 2008	December 31, 2007
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$691,694	$483,112
Accounts receivable, (less allowance for doubtful accounts of $347,000 and $312,000, respectively)	6,937,897	5,950,551
Inventories, net	9,631,448	9,700,618
Net deferred income tax asset	1,007,429	1,014,451
Prepaid expenses and other current assets	794,632	651,969

Total current assets	19,063,100	17,800,701

Property, plant and equipment:
Machinery and equipment	19,825,614	19,520,741
Building	3,035,250	3,035,250
Office furniture and equipment	1,903,366	1,900,219
Intellectual property	345,092	305,017
Land	250,000	250,000
Leasehold improvements	472,994	465,838
Fixtures and equipment at customer locations	2,385,150	2,381,921
Projects under construction	2,020,098	1,836,877
	30,237,564	29,695,863
Less : accumulated depreciation and amortization	(19,964,878)	(19,599,708)

Total property, plant and equipment, net	10,272,686	10,096,155

Other assets:
Deferred financing costs, net	87,229	113,209
Goodwill	989,108	989,108
Net deferred income tax asset	20,122	133,756
Other assets (due from related party $59,000 and $66,000, respectively)	191,805	191,206

Total other assets	1,288,264	1,427,279

TOTAL ASSETS	30,624,050	29,324,135
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Checks written in excess of bank balance	578,110	616,583
Trade payables	4,253,491	4,227,954
Line of credit	7,449,069	6,746,213
Notes payable - current portion	946,031	863,513
Notes payable - officers, current portion, net of debt discount of $89,000 and $89,000	1,363,255	2,157,065
Accrued liabilities	2,113,103	1,871,781

Total current liabilities	16,703,059	16,483,109

Long-term liabilities:
Other liabilities (related parties $1,082,000 and $1,070,000)	1,082,012	1,070,151
Notes payable, net of current portion	4,436,998	4,351,743
Notes payable - officers, subordinated, net of debt discount of $163,000 and $185,000	837,463	815,296
Total long-term liabilities	6,356,473	6,237,190
Minority interest	12,822	12,534
Stockholders' equity:
Preferred Stock — no par value 2,000,000 shares authorized
0 shares issued and outstanding	-	-
Common stock -no par value, 5,000,000 shares authorized,
2,732,124 and 2,569,124 shares issued and 2,732,124 and 2,569,124	3,764,020	3,764,020
outstanding, respectively
Paid-in-capital	7,562,887	6,754,077
Warrants issued in connection with subordinated debt and bank debt	1,038,487	1,038,487
Accumulated deficit	(4,085,179)	(4,363,999)
Accumulated other comprehensive loss	(728,519)	(601,283)
Total stockholders' equity	7,551,696	6,591,302
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$30,624,050	$29,324,135

See accompanying notes to condensed consolidated financial statements

CTI Industries Corporation and Subsidiaries
Condensed Consolidated Statements of Operations (Unaudited)

	For the Three Months Ended March 31,
	2008	2007

Net Sales	$10,734,701	$8,278,874

Cost of Sales	8,403,022	6,376,187

Gross profit	2,331,679	1,902,687

Operating expenses:
General and administrative	1,158,487	1,212,169
Selling	186,580	205,969
Advertising and marketing	346,907	290,790

Total operating expenses	1,691,974	1,708,928

Income from operations	639,705	193,759

Other income (expense):
Interest expense	(270,577)	(336,584)
Interest income	316	2,000
Foreign currency gain	30,322	52,172

Total other expense, net	(239,939)	(282,412)

Income (loss) before income taxes and minority interest	399,766	(88,653)

Income tax expense (benefit)	120,657	(36,407)

Income (loss) before minority interest	279,109	(52,246)

Minority interest in loss (income) of subsidiary	288	(34)

Net income (loss)	$278,821	$(52,212)

Other Comprehensive Income
Unrealized loss on derivative instruments	$(136,861)	$-
Foreign currency adjustment	$9,626	$-
Comprehensive income (loss)	$151,586	$(52,212)

Basic income (loss) per common share	$0.10	$(0.02)

Diluted income (loss) per common share	$0.10	$(0.02)

Weighted average number of shares and equivalent shares of common stock outstanding:
Basic	2,662,267	2,156,783
Diluted	2,797,374	2,156,783

See accompanying notes to condensed consolidated financial statements

CTI Industries Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows (Unaudited)

	For the Three Months Ended March 31,
	2008	2007

Cash flows from operating activities:	$278,821	$(52,212)
Net income (loss)
Adjustment to reconcile net income (loss) to cash (used in) provided by operating activities:
Depreciation and amortization	365,869	359,399
Amortization of debt discount	22,167	23,888
Stock based compensation	15,000	–
Minority interest in loss (gain) of subsidiary	288	(34)
Provision for losses on accounts receivable	35,447	27,224
Provision for losses on inventories	(5,457)	16,759
Deferred income taxes	120,656	(46,407)
Change in assets and liabilities:
Accounts receivable	(979,386)	372,405
Inventories	104,501	(289,933)
Prepaid expenses and other assets	(138,316)	84 229
Trade payables	(1 306)	132 774
Accrued liabilities	(70,532)	(99,297)

Net cash (used in) provided by operating activities	(252,248)	528,795

Cash used in investing activity - purchases of property, plant and equipment	(479,156)	(326,643)

Net cash used in investing activity	(479,156)	(326,643)

Cash flows from financing activities:
Change in checks written in excess of bank balance	(40,173)	93,620
Net change in revolving line of credit	702,855	(96,457)
Proceeds from issuance of long-term debt and warrants	506,503	–
Repayment of long-term debt (related parties $103,000 and $15,000)	(232,567)	(268,343)
Proceeds from exercise of stock options	–	46,271
Proceeds from issuance of stock, net	–	104,933
Cash paid for deferred financing fees	–	(2,500)

Net cash provided by (used in) financing activities	936,618	(122,476)

Effect of exchange rate changes on cash	3,368	2,150

Net increase in cash and cash equivalents	208,582	81,826

Cash and cash equivalents at beginning of period	483,112	384,565

Cash and cash equivalents at end of period	$691,694	$466,391

Supplemental disclosure of cash flow information:
Cash payments for interest	$288,224	$319,713

Cash payments for taxes	$-	$10,000

Supplemental Disclosure of non-cash investing and financing activity
Stock subscription receivable (Other current assets)	$-	$110,251

Exercise of Warrants and payment of Subordinated Debt	$793,810	$-

See accompanying notes to condensed consolidated financial statements

CTI Industries Corporation and Subsidiaries
Condensed Consolidated Earnings per Share (unaudited)

	Three Months Ended March 31,
	2008	2007

Basic
Average shares outstanding:
Weighted average number of common shares outstanding	2,662,267	2,156,783

Net income (loss):
Net income (loss)	$278,821	$(52,212)

Per share amount	$0.10	$(0.02)

Diluted
Average shares outstanding:
Weighted average number of common shares outstanding	2,662,267	2,156,783

Effect of dilutive shares	135,107	-

Weighted average number of shares and equivalent shares of common stock outstanding	2,797,374	2,156,783

Net income (loss):
Net income (loss)	$278,821	$(52,212)

Per share amount	$0.10	$(0.02)

See accompanying notes to condensed consolidated financial statements

CTI INDUSTRIES CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008

Note 1 - Basis of Presentation

The accompanying unaudited condensed consolidated financial statements are unaudited but in the opinion of management contain all the adjustments (consisting of those of a normal recurring nature) considered necessary to present fairly the consolidated financial position and the consolidated results of operations and consolidated cash flows for the periods presented in conformity with generally accepted accounting principles for interim consolidated financial information and the instructions to Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all the information and footnotes required by accounting principles generally accepted in the United States of America for complete financial statements. Operating results for the three months ended March 31, 2008 are not necessarily indicative of the results that may be expected for the fiscal year ending December 31, 2008. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company's annual report on Form 10-K for the fiscal year ended December 31, 2007.

Principles of consolidation and nature of operations:

The consolidated financial statements include the accounts of (“CTI-US”) and its wholly-owned subsidiaries, CTI Balloons Limited, CTI Helium, Inc. and CTF International S.A. de C.V., as well as its majority-owned subsidiaries CTI Mexico S.A. de C.V., and Flexo Universal, S.A. de C.V. (the “Company”). All significant intercompany transactions and accounts have been eliminated in consolidation. The Company (i) designs, manufactures and distributes balloon products throughout the world and (ii) operates systems for the production, lamination, coating and printing of films used for food packaging and other commercial uses and for conversion of films to flexible packaging containers and other products.

Use of estimates:

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenue and expenses during the reporting period in the financial statements and accompanying notes. Actual results may differ from those estimates. The Company’s significant estimates include reserves for doubtful accounts, reserves for the lower of cost or market of inventory and recovery value of goodwill.

Earnings per share:

Basic earnings per share is computed by dividing the income available to common shareholders, net earnings, less redeemable preferred stock dividends and redeemable common stock accretion, by the weighted average number of shares of common stock outstanding during each period.

Diluted earnings per share is computed by dividing the net earnings by the weighted average number of shares of common stock equivalents (redeemable common stock, stock options and warrants), unless anti-dilutive, during each period.

As of March 31, 2008, shares to be issued upon the exercise of options and warrants aggregated 268,365 and 303,030, respectively. As of March 31, 2007 the shares to be issued upon the exercise of options and warrants were 315,767 and 466,030, respectively. However, none of theses shares were included in the computation of loss per share for March 31, 2007, as their effect was anti-dilutive.

New Accounting Pronouncements:

In September 2006, the Financial Accounting Standards Board, or FASB, issued Statement of Financial Accounting Standards No. 157, Fair Value Measurements, or SFAS No. 157. SFAS No. 157 clarifies the principle that fair value should be based on the assumptions that market participants would use when pricing an asset or liability and establishes a fair value hierarchy that prioritizes the information used to develop those assumptions. Under the standard, fair value measurements would be separately disclosed by level within the fair value hierarchy. SFAS No. 157 is effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years, with early adoption permitted. Subsequently, the FASB provided for a one-year deferral of the provisions of SFAS No. 157 for non-financial assets and liabilities that are recognized or disclosed at fair value in the consolidated financial statements on a non-recurring basis. We adopted with no impact on our financial statements all requirements of SFAS No. 157 on January 1, 2008, except as they relate to nonfinancial assets and liabilities, which will be adopted on January 1, 2009, as allowed under SFAS No. 157. We have not yet determined the impact, if any, on our financial statements for nonfinancial assets and liabilities.

CTI INDUSTRIES CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008

In February 2007, the FASB issued Statement of Financial Accounting Standards No. 159, The Fair Value Option for Financial Assets and Financial Liabilities, or SFAS No. 159, which permits entities to elect to measure many financial instruments and certain other items at fair value. Upon adoption of SFAS No. 159, an entity may elect the fair value option for eligible items that exist at the adoption date. Subsequent to the initial adoption, the election of the fair value option should only be made at the initial recognition of the asset or liability or upon a re-measurement event that gives rise to the new-basis of accounting. All subsequent changes in fair value for that instrument are reported in earnings. SFAS No. 159 does not affect any existing accounting literature that requires certain assets and liabilities to be recorded at fair value nor does it eliminate disclosure requirements included in other accounting standards. SFAS No. 159 is effective as of the beginning of each reporting entity’s first fiscal year that begins after November 15, 2007. We adopted SFAS No. 159 on January 1, 2008 and there was no impact on our financial statements.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 141 (revised 2007), Business Combinations, or SFAS No. 141(R). SFAS No. 141(R) changes the requirements for an acquirer’s recognition and measurement of the assets acquired and the liabilities assumed in a business combination. SFAS No. 141(R) is effective for annual periods beginning after December 15, 2008 and should be applied prospectively for all business combinations entered into after the date of adoption.

In December 2007, the FASB issued Statement of Financial Accounting Standards No. 160, Non-controlling Interests in Consolidated Financial Statements — an amendment of ARB No. 51, or SFAS No. 160. SFAS No. 160 requires (i) that non-controlling (minority) interests be reported as a component of shareholders’ equity, (ii) that net income attributable to the parent and to the non-controlling interest be separately identified in the consolidated statement of operations, (iii) that changes in a parent’s ownership interest while the parent retains its controlling interest be accounted for as equity transactions, (iv) that any retained non-controlling equity investment upon the deconsolidation of a subsidiary be initially measured at fair value, and (v) that sufficient disclosures are provided that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS No. 160 is effective for annual periods beginning after December 15, 2008 and should be applied prospectively. The presentation and disclosure requirements of the statement shall be applied retrospectively for all periods presented. We will adopt SFAS No. 160 on January 1, 2009 and have not yet determined the impact, if any, on our financial statements.

In March 2008, the FASB issued Statement of Financial Accounting Standards No. 161, Disclosures about Derivative Instruments and Hedging Activities — an amendment of FASB Statement No. 133, or SFAS No. 161. SFAS No. 161 requires qualitative disclosures about objectives and strategies for using derivatives, quantitative data about the fair value of and gains and losses on derivative contracts, and details of credit-risk-related contingent features in hedged positions. The statement also requires enhanced disclosures regarding how and why entities use derivative instruments, how derivative instruments and related hedged items are accounted and how derivative instruments and related hedged items affect entities’ financial position, financial performance, and cash flows. SFAS No. 161 is effective for fiscal years beginning after November 15, 2008. We will adopt SFAS No. 161 on January 1, 2009 and do not expect the adoption to have a material impact on our financial statements.

CTI INDUSTRIES CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008

Note 2 - Stock-Based Compensation; Changes in Equity

We adopted Statement of Financial Accounting Standards No 123R, Share-Based Payment, effective January 1, 2006. This statement requires all share-based payments to employees, including grants of employee stock options, to be recognized in the financial statements based on their grant-date fair values.

The Black-Scholes model incorporates assumptions to value stock-based awards. The risk-free rate of interest is the related U.S. Treasury yield curve for periods within the expected term of the option at the time of grant. The dividend yield on our common stock is assumed to be zero as we have historically not paid dividends and have no current plans to do so in the future. The expected volatility is based on historical volatility of the Company’s common stock.

The Company’s net income for the three months ended March 31, 2008 and 2007 includes approximately $15,000 and $0, respectively of compensation costs related to share based payments. As of March 31, 2008 there is $136,000 of unrecognized compensation expense related to non-vested stock option grants. We expect approximately $41,000 to be recognized over the remainder of 2008, approximately $54,000 and $41,000 to be recognized during the years ended 2009 and 2010, respectively.

As of March 31, 2008, the Company had five stock-based compensation plans pursuant to which stock options may be granted. The Plans provide for the award of options, which may either be incentive stock options (“ISOs”) within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the “Code”) or non-qualified options (“NQOs”) which are not subject to special tax treatment under the Code.

On April 30, 2007, the Board of Directors approved for adoption, effective October 1, 2007, the 2002 Stock Option Plan (“Plan”). The Plan authorizes the grant of options to purchase up to an aggregate of 150,000 shares of the Company’s Common Stock. As of March 31, 2008, 74,000 options had been granted and remain outstanding

A summary of the Company’s stock option activity and related information is as follows:

	Shares under Option	Weighted Avgerage Exercise Price	Weighted Average Contractual Life	Aggregate Intrinsic Value
Balance at December 31, 2007	268,365	$3.71
Granted	-	-	-	-
Cancelled	-	-	-	-
Exercised	-	-	-	$-
Outstanding at March 31, 2008	268,365	$3.71	3.86	$269,000

Exercisable at March 31, 2008	194,365	3.32	3.91	$269,000

CTI INDUSTRIES CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008

A summary of the Company’s stock warrant activity and related information is as follows:

	Shares under Option	Weighted Avgerage Exercise Price	Weighted Average Contractual Life	Aggregate Intrinsic Value
Balance at December 31, 2007	466,030	$3.85
Granted	-	-	-	-
Cancelled	-	-	-	-
Exercised	(163,000)	4.87	-	-
Outstanding at March 31, 2008	303,030	3.30	2.90	$258,000

Exercisable at March 31, 2008	303,030	$3.30	2.90	$258,000

The aggregate intrinsic value in the tables above represents the total pre-tax intrinsic value (the difference between the closing price of the Company’s common stock on the last trading day of the first quarter of 2008 and the exercise price, multiplied by the number of in-the-money options) that would have been received by the option holders had all the option holders exercised their options on March 31, 2008. There was no intrinsic value to the warrants exercised during the three months ended March 31, 2008 as they were out of the money. No options were exercised in the three months ended March 31, 2008. There was no cash received from the warrants exercised as they were in exchange for a decrease in subordinated debt. See Note 11 regarding the issuance of common stock to Babe Winkelman Productions, Inc.

Note 3 - Legal Proceedings

On December 20, 2006, Pliant Corporation filed an action against the Company in the Circuit Court of Cook County, Illinois. In the action, Pliant claims that there is due from the Company to Pliant the sum of $245,000 for goods sold and delivered by Pliant to the Company as well as interest on such amount. On February 21, 2007, the Company filed an answer to the complaint and counterclaim denying liability and asserting certain claims against Pliant for damages for the sale by Pliant to the Company of defective products. Management intends to defend the claims of Pliant in this action and to pursue its counterclaims and believes that the Company has established adequate reserves regarding the claim.

The Company is party to certain lawsuits arising in the normal course of business. The ultimate outcome of these matters is unknown but, in the opinion of management, the settlement of these matters is not expected to have a significant effect on the future financial position or results of operations of the Company.

Note 4 – Comprehensive (Loss) Income

In the three months ended March 31, 2008 the Company incurred a comprehensive loss of $127,000, made up of an unrealized loss on a derivative instrument of $137,000 and a gain of $10,000 from foreign currency translation adjustments. All of these transactions are components of accumulated other comprehensive loss within stockholders’ equity.

CTI INDUSTRIES CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008

Note 5 – Inventories, net

	March 31, 2008	December 31, 2007

Raw materials	$1,722,000	$1,452,000
Work in process	767,000	1,423,000
Finished goods	7,455,000	7,208,000
Allowance, excess quantities	(313,000)	(382,000)

Inventories, net	$9,631,000	$9,701,000

Note 6 – Geographic Segment Data

The Company has determined that it operates primarily in one business segment which designs, manufactures and distributes film products for use in packaging and novelty balloon products. The Company operates in foreign and domestic regions. Information about the Company's operations by geographic areas is as follows:

	Net Sales
	For the Three Months Ended		Total Assets at
	March 31,		March 31,	December 31,
	2008	2007	2008	2007

United States	$8,618,000	$6,344,000	$28,957,000	$27,854,000
Mexico	1,808,000	1,596,000	6,060,000	5,780,000
United Kingdom	812,000	870,000	3,227,000	2,948,000
Eliminations	(503,000)	(531,000)	(7,620,000)	(7,258,000)

	$10,735,000	$8,279,000	$30,624,000	$29,324,000

Note 7 – Cash and Cash Equivalents Concentration

As of March 31, 2008, the Company had cash and cash equivalents deposits at one financial institution that exceeded FDIC limits by $53,000.

Note 8 – Concentration of Credit Risk

Concentration of credit risk with respect to trade accounts receivable is generally limited due to the number of entities comprising the Company's customer base. The Company performs ongoing credit evaluations and provides an allowance for potential credit losses against the portion of accounts receivable which is estimated to be uncollectible. Such losses have historically been within management's expectations. During the three months ended March 31, 2008, there were three customers whose purchases represented more than 10% of the Company’s consolidated net sales. The sales to each of these customers for the three months ended March 31, 2008 were $1,870,000 or 17.4%, $1,762,000 or 16.4%, and $1,097,000 or 10.2% of consolidated net sales respectively. Sales to these customers in the same period of 2007 were $1,347,000 or 16.3%, and $1,625,000 or 19.6% of consolidated net sales, respectively. The third customer is new to the Company in 2008. For the quarter ended March 31, 2008, the total amount owed by these customers was $1,313,000 or 18.9%, $1,412,000 or 20.4% and $749,000, or 10.8%, of the Company’s consolidated accounts receivable. The amounts owed at March 31, 2007 were $1,144,000, or 19.1% and $1,344,000, or 22.4% of the Company’s consolidated net accounts receivable, respectively.

CTI INDUSTRIES CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008

Note 9 – Related Party Transactions

Stephen M. Merrick, Executive Vice President, Secretary and a Director of the Company, is of counsel to the law firm of Vanasco Genelly and Miller PC which provides legal services to the Company. Legal fees incurred by the Company with this firm for the first quarter of 2008 and 2007, respectively, were $50,000 and $39,000.

John H. Schwan, Chairman of the Company, is a principal of Shamrock Packaging and affiliated companies. The Company made purchases of approximately $247,000 during the three months ended March 31, 2008 and $105,000 during the three months ended March 31, 2007.

John H. Schwan, Chairman of the Company, and Howard W. Schwan, President of the Company, are the brothers of Gary Schwan, one of the owners of Schwan Incorporated; which provides building maintenance and remodeling services to the Company. The Company made purchases to Schwan Incorporated of approximately $43,000 during the three months ended March 31, 2008 and $2,000 during the three months ended March 31, 2007.

In February 2003, the Company received $1,630,000, in the aggregate, from John H. Schwan and Stephen M. Merrick in exchange for (a) two year 9% subordinated notes and (b) five year warrants to purchase an aggregate of 163,000 shares of common stock of the Company at the price of $4.87 per share. On February 8, 2008, those individuals exercised the warrants in exchange for the shares, based upon the principal amount of $794,000 of the subordinated notes.

On February 1, 2006, Mr. Schwan and Mr. Merrick advanced $500,000 each to the Company in exchange for (a) five year promissory notes bearing interest at 2% over the prime rate determined quarterly and (b) five year warrants to purchase an aggregate of 303,030 shares of common stock of the Company at the price of $3.30 per share. The fair value of each warrant was estimated as of the date of the grant using the Black-Scholes pricing model.

Interest payments have been made to John H. Schwan and Stephen M. Merrick for loans made to the Company. These interest payments for the three months ending March 31, 2008 totaled $41,000 and $18,000, respectively. In 2007, for the three months ending March 31, 2007, the amounts were $49,000 and $25,000, respectively.

Note 10 – Standby Equity Distribution Agreement (SEDA)

In July 2006, we entered into a Standby Equity Distribution Agreement (SEDA) with Cornell Capital Partners, LP (“Cornell Capital”) pursuant to which we may, at our discretion, periodically sell to Cornell Capital shares of common stock at a price equal to the volume weighted average price of our common stock on the NASDAQ Capital Market for the five days immediately following the date we notify Cornell Capital of our request. On December 28, 2006, we filed a Registration Statement with the SEC for the registration of 403,500 shares to be sold to Cornell Capital and Newbridge Securities (our placement agent). On January 28, 2007, the registration statement was declared effective. As of March 31, 2008, in connection with the SEDA, we have received $1,355,000 in net proceeds from Cornell Capital. Cornell Capital has purchased from us an aggregate of 323,625 shares of our common stock.

Note 11 – Changes in Contractual Commitments

On February 1, 2008, we entered into a License and Supply Agreement with S.C. Johnson & Son, Inc (“SC Johnson”). The agreement provides for the Company to manufacture and sell to SC Johnson certain home food management products to be sold under the SC Johnson ZipLoc® brand. The agreement is for a term expiring on June 30, 2011 and provides for two renewal terms of two years each at the option of SC Johnson.

On April 10, 2008, we entered into an agreement with Babe Winkelman Productions, Inc. (BWP). The agreement provides for BWP to provide marketing and advertising services to us in connection with our ZipVac™ brand portable food storage system. BWP will produce commercials featuring the ZipVac™ product line which are to be aired at the time of Babe Winkelman syndicated programs, will produce a Kris Winkelman segment of the Babe Winkelman shows which will feature uses of the ZipVac™ product line, and will provide other advertising and marketing services. We will receive a license to use the name, image, likeness and testimonies of Babe and Kris Winkelman in connection with the ZipVac™ product line. We will pay a royalty to BWP of 3% of net revenues from the sale of the ZipVac™ product and will issue to BWP 50,000 shares of our common stock which will be earned by BWP over a two year period. The agreement is for a term commencing on April 1, 2008 and expiring on March 31, 2011.

CTI INDUSTRIES CORPORATION AND SUBSIDIARIES
NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2008

On May 6, 2008, we entered into an Amendment to License Agreement with Rapak, L.L.C. which amends a License Agreement among the Company and Rapak dated April 28, 2006. Under the License Agreement, we granted to Rapak a worldwide, royalty-free license under Patent No. 6,984,278 relating to a method for texturing film and the production of a pouch utilizing such film and incorporating an evacuation tube. The license was granted for the full term of the patent and was made exclusive to Rapak for a period at least through October 31, 2008. The License Agreement also amended a Supply Agreement between the Company and Rapak for the supply of textured film extending the term of the Supply Agreement until at least October 31, 2008 and providing for Rapak to purchase from the Company at least 65% of Rapak’s requirements for the patented film through that date.

Under the Amendment to License Agreement, the License Agreement was amended to: (i) extend the period of exclusivity of the patent license to October 31, 2011, (ii) extend the term of the Supply Agreement to October 31, 2011, (iii) provide, under the Supply Agreement, for Rapak to commit to purchase not less than 75% of its requirements for textured film from the Company during the term of the Supply Agreement, (iv) adjust pricing under the Supply Agreement and (v) change the definition of the field of use for the patent license.

Rapak has been one of the top three customers of the Company for the past five years and is expected to continue to be a principal customer of the Company.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
CTI Industries Corporation

We have audited the accompanying consolidated balance sheet of CTI Industries Corporation and Subsidiaries (the “Company”) as of December 31, 2007 and the related consolidated statements of operations, stockholders’ equity and comprehensive loss and cash flows for the year then ended. Our audit also included the financial statement schedule listed in the Index at item 15(a). These consolidated financial statements and consolidated schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and consolidated schedule based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company has determined that it is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of CTI Industries Corporation and Subsidiaries as of December 31, 2007, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Blackman Kallick, LLP
Chicago, Illinois
April 15, 2008

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders
CTI Industries Corporation

We have audited the accompanying consolidated balance sheet of CTI Industries Corporation and Subsidiaries (the “Company”) as of December 31, 2006 and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the two years in the period ended December 31, 2006 and 2005. Our audits also included the financial statement schedule listed in the Index at Item 15(a). These consolidated financial statements and consolidated schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and consolidated schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of CTI Industries Corporation and Subsidiaries as of December 31, 2006, and the consolidated results of their operations and their cash flows for each of the two years in the period ended December 31, 2006 and 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related consolidated financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all respects, the information set forth therein.

As discussed in Note 2 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), “Share-Based Payment”, applying the modified prospective method at the beginning of the year ended December 31, 2006.

/s/ Weiser LLP

New York, New York
April 9, 2007

CTI Industries Corporation and Subsidiaries
Consolidated Balance Sheets

	December 31, 2007	December 31, 2006
ASSETS
Current assets:
Cash and cash equivalents	$483,112	$384,565
Accounts receivable, (less allowance for doubtful accounts of $312,000 and $210,000, respectively)	5,950,551	6,442,765
Inventories, net	9,700,618	7,974,113
Net deferred income tax asset	1,014,451	1,025,782
Prepaid expenses and other current assets	651,969	664,020

Total current assets	17,800,701	16,491,245

Property, plant and equipment:
Machinery and equipment	19,520,741	18,763,007
Building	3,035,250	2,689,956
Office furniture and equipment	1,900,219	1,782,691
Intellectual Property	305,017	305,017
Land	250,000	250,000
Leasehold improvements	465,838	459,502
Fixtures and equipment at customer locations	2,381,921	2,330,483
Projects under construction	1,836,877	289,229
	29,695,863	26,869,885
Less: accumulated depreciation and amortization	(19,599,708)	(18,277,611)

Total property, plant and equipment, net	10,096,155	8,592,274

Other assets:
Deferred financing costs, net	113,209	207,049
Goodwill	989,108	989,108
Net deferred income tax asset	133,756	101,102
Other assets (due from related party $66,000 and $30,000, respectively)	191,206	264,161

Total other assets	1,427,279	1,561,420

TOTAL ASSETS	29,324,135	26,644,939
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Checks written in excess of bank balance	616,583	108,704
Trade payables	4,227,954	3,410,869
Line of credit	6,746,213	6,317,860
Notes payable - current portion	863,513	948,724
Notes payable - officers, current portion, (net of debt discount of $89,000 and $90,000)	2,157,065	2,155,284
Accrued liabilities	1,871,781	1,701,933
Total current liabilities	16,483,109	14,643,374
Long-term liabilities:
Other liabilities (related parties $1,070,000 and $1,274,000)	1,070,151	1,294,272
Notes payable, net of current portion	4,351,743	4,866,008
Notes payable - officers, subordinated, (net of debt discount of $185,000 and $273,000)	815,296	726,688
Total long-term liabilities	6,237,190	6,886,968
Minority interest	12,534	12,672
Stockholders' equity:
Preferred Stock – no par value 2,000,000 shares authorized 0 shares issued and outstanding
Common stock - no par value, 5,000,000 shares authorized, 2,569,124 and 2,412,297 shares issued and 2,569,124 and 2,142,097 outstanding, respectively	3,764,020	3,764,020
Paid-in-capital	6,754,077	6,100,587
Warrants issued in connection with subordinated debt and bank debt	1,038,487	1,038,487
Accumulated deficit	(4,363,999)	(4,445,897)
Accumulated other comprehensive loss	(601,283)	(297,490)
Less: Treasury stock - 270,200 shares at December 31, 2006	-	(1,057,782)

Total stockholders' equity	6,591,302	5,101,925

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$29,324,135	$26,644,939

See accompanying notes to consolidated financial statements

CTI Industries Corporation and Subsidiaries
Consolidated Statements of Operations

	For the Year Ended December 31,
	2007	2006	2005
Net Sales	$36,509,710	$35,428,155	$29,189,974

Cost of Sales	27,825,493	26,531,045	22,725,825

Gross profit	8,684,217	8,897,110	6,464,149

Operating expenses:
General and administrative	5,211,470	4,554,324	3,846,538
Selling	753,571	847,244	928,444
Advertising and marketing	1,474,289	1,200,782	913,071
Loss on sale of asset	-	144,936	-
Other income	-	(471,802)	-
Asset impairment loss	-	-	124,000
Total operating expenses	7,439,330	6,275,484	5,812,053

Income from operations	1,244,887	2,621,626	652,096

Other income (expense):
Interest expense	(1,294,726)	(1,713,801)	(1,230,964)
Interest income	8,762	22,976	-
Foreign currency gain	173,510	191,270	45,128

Total other expense	(1,112,454)	(1,499,555)	(1,185,836)

Income (loss) before income taxes and minority interest	132,433	1,122,071	(533,740)

Income tax expense (benefit)	50,673	(774,195)	(200,392)

Income (loss) before minority interest	81,760	1,896,266	(333,348)

Minority interest in (income) loss of subsidiary	(138)	1,517	(139)

Net income (loss)	$81,898	$1,894,749	$(333,209)

Other Comprehensive Loss
Unrealized loss on derivative instruments	$(99,636)	$-	$-
Foreign currency adjustment	$(204,157)	$(74,070)	$(146.536)
Comprehensive (loss) income	$(221,895)	$1,820,679	$(479.745)

Basic income (loss) per common share	$0.03	$0.91	$(0.17)

Diluted income (loss) per common share	$0.03	$0.85	$(0.17)

Weighted average number of shares and equivalent shares
of common stock outstanding:
Basic	2,346,126	2,087,145	1,977,235
Diluted	2,589,960	2,234,901	1,977,235

See accompanying notes to consolidated financial statements

CTI Industries Corporation and Subsidiaries
Consolidated Statements of Stockholders' Equity and Comprehensive Loss

				Value of warrants
				issued in		Accumulated Other	Less
	Common Stock		Paid-in	connection with	Accumulated	Comprehensive	Treasury Stock
	Stock	Amount	Capital	subordinated debt	Deficit	Loss	Shares	Amount	TOTAL
Balance, December 31, 2004	$2,185,897	$3,764,020	$5,615,411	$595,174	$(6,007,437)	$(76,884)	$231,796	$(939,114)	$2,951,170
Options Exercised	32.144		$53,501						$53,501
Stock issued in settlement of vendor
obligations	50,229		$200,916						$200,916
Net Loss					$(333,209)				$(333,209)
Other comprehensive loss
Foreign currency translation						$(146,536)			$(146,536)
Total comprehensive loss									$(479,745)
Balance, December 31, 2005	$2,268,270	$3,764,020	$5,869,828	$595,174	$(6,340,646)	$(223,420)	$231,796	$(939,114)	$2,725,842
Options Exercised	21,477		$41,577						$41,577
Warrants Exercised	119,050		$178,192						$178,192
Shares Surrendered to Exercise Warrants							38.404	$(118,668)	$(118,668)
Issue of warrants
related to subordinated debt				$443,313					$443,313
Stock issued in advance for services
relating to the SEDA agreement	3.300		$10,990						$10,990
Net Income					$1,894,749				$1,894,749
Other comprehensive income
Foreign currency translation						$(74,070)			$(74,070)
Total comprehensive income									$1,820,679
Balance, December 31, 2006	$2,412,297	$3,7 64,020	$6,100,587	$1,038,487	$(4,445,897)	$(297,490)	$270,200	$(1,057,782)	$5,101,925
Options Exercised	93,576		$228,467						$228,467
Shares issued under SEDA agreement (net of
issuance costs)	323,625		$1,354,824						$1,354,824
Shares issued under consulting agreement	17,000		$79,050						$79,050
Cancellation of Treasury Shares	(270,200)		$(1,057,782)				(270,200)	$1,057,782
Compensation relating to Option Issuance			$14,000						$14,000
Excess tax benefit - Options			$67,932						$67,932
Shares Surrendered to Exercise Options	(7,174)		$(33,001)						$(33,001)
Net Income					$81,898				$81,898
Other comprehensive income
Unrealized loss on derivative instruments						$(99,636)			$(99,636)
Foreign currency translation						$(204,157)			$(204,157)
Balance, December 31, 2007	$2,569,124	$3,764,020	$6,754,077	$1,038,487	$(4,363,999)	$(601,283)	$-	$-	$6,591,302

See accompanying notes to consolidated financial statements

CTI Industries Corporation and Subsidiaries
Consolidated Statements of Cash Flows

	For the Year Ended December 31,
	2007	2006	2005
Cash flows from operating activities
Net income (loss)	$81,898	$1,894,749	$(333,209)
Adjustment to reconcile net income (loss) to cash provided by (used in) operating activities
Depreciation and amortization	1,466,419	1,424,385	1,479,916
Amortization of debt discount	90,389	102,939	35,967
Stock Based Compensation	14,000	-	-
Excess tax benefits from stock-based compensation	(35,373)	-	-
Minority interest in loss of subsidiary	138	1,517	65
Loss on sale of asset	-	144,936	-
Loss on impairment of goodwill	-	-	124,000
Gain on cancellation of vendor claim	-	(471,802)	-
Provision for losses on accounts receivable	105,153	202,571	145,000
Provision for losses on inventories	141,305	218,730	205,000
Stock issued for services and vendor settlements	43,917	-	200,916
Deferred income taxes	(21,323)	(774,195)	(200,392)
Change in assets and liabilities
Accounts receivable	338,142	(2,440,174)	1,680,617
Inventories	(1,872,903)	(1,063,203)	1,129,594
Prepaid expenses and other assets	270,117	106,112	167,332
Trade payables	823,185	(1,351,823)	(825,275)
Accrued liabilities	(88,874)	651,861	(1,151,032)
Net cash provided by (used in) operating activities	1,356,190	(1,353,397)	2,658,499
Cash flows from investing activities
Proceeds from sale of property, plant and equipment	-	-	151,206
Purchases of property, plant and equipment	(2,848,003)	(552,798)	(551,256)
Net cash used in investing activities	(2,848,003)	(552,798)	(400,050)
Cash flows from financing activities
Change in checks written in excess of bank balance	507,932	(390,748)	(14,225)
Net change in revolving line of credit	428,353	1,267,107	(1,350,472)
Proceeds from issuance of long-term debt and warrants (received from related party $1,000,000 in 2006)	325,913	2,647,879	231,392
Repayment of long-term debt (related parties $224,000, $15,000 and $45,000)	(1,241,757)	(959,647)	(850,986)
Repayment of short-term debt	-	(363,358)	(402,324)
Excess tax benefits from stock-based compensation	35,373	-	-
Proceeds from exercise of stock options and warrants	195,467	101,101	53,501
Proceeds from issuance of stock, net	1,354,821	-	-
Cash paid for deferred financing fees	(20,213)	(256,884)	(141,316)
Net cash provided by (used in) financing activities	1,585,889	2,045,450	(2,474,430)
Effect of exchange rate changes on cash	4,472	(16,672)	(48,506)
Net increase (decrease) in cash and cash equivalents	98,548	122,583	(264,487)
Cash and cash equivalents at beginning of period	384,565	261,982	526,469
Cash and cash equivalents at end of period	$483,113	$384,565	$261,982
Supplemental disclosure of cash flow information: Cash payments for interest	$1,201,228	$1,215,596	$950,280
Cash payments for taxes	81,900	80,508	88,151
Accounts payable converted to notes payable	-	-	453,503
Issue of Warrants related to Subordinated Debt	-	443,313	-
Stock Issued to Placement Agent	-	10,990	-

See accompanying notes to consolidated financial statements

Note 1. Nature of Business

Nature of Operations

CTI Industries Corporation, its United Kingdom subsidiary (CTI Balloons Limited), its Mexican subsidiaries (Flexo Universal, S.A. de C.V., CTI Mexico Corporation, S.A. de C.V. and CTF International S.A. de C.V.), and CTI Helium, Inc. (the “Company”) (i) design, manufacture and distribute metalized and latex balloon products throughout the world and (ii) operate systems for the production, lamination, coating and printing of films used for food packaging and other commercial uses and for conversion of films to flexible packaging containers and other products.

2. Summary of Significant Accounting Policies

Principles of Consolidation

The consolidated financial statements include the accounts of CTI Industries Corporation, its wholly owned subsidiaries CTI Balloons Limited, CTF International S.A. de C.V., and CTI Helium, Inc. and its majority owned subsidiaries, Flexo Universal and CTI Mexico Corporation. All significant intercompany accounts and transactions have been eliminated upon consolidation.

Foreign Currency Translation

The financial statements of foreign subsidiaries are translated into U.S. dollars using the exchange rate at each balance sheet date for assets and liabilities, the historical exchange rate for stockholders’ equity, and a weighted average exchange rate for each period for revenues and expenses. Translation adjustments are recorded in accumulated other comprehensive income (loss) as the local currencies of the subsidiaries are the functional currencies. Foreign currency transaction gains and losses are recognized in the period incurred and are included in the Consolidated Statements of Operations.

Use of Estimates

In preparing financial statements in conformity with accounting principles generally accepted in the United States of America, management makes estimates and assumptions that affect the amounts reported of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period in the financial statements and accompanying notes. Actual results may differ from those estimates. The Company’s significant estimates include valuation allowances for doubtful accounts, lower of cost or market of inventory and deferred tax assets, and recovery value of goodwill.

Cash and Cash Equivalents

Cash and cash equivalents include cash on hand, demand deposits and short term investments with original maturities of three months or less. At December 31, 2006, cash balances exceeded FDIC insured amounts by approximately $141,000.

Accounts Receivable

Trade receivables are carried at original invoice amount less an estimate for doubtful receivables based on a review of all outstanding amounts on a monthly basis. Management determines the allowance for doubtful accounts by identifying troubled accounts, evaluating the individual customer receivables through consideration of the customer’s financial condition, credit history and current economic conditions and use of historical experience applied to an aging of accounts. A trade receivable is considered to be past due if any portion of the receivable balance is outstanding for a period over the customer’s normal terms. Trade receivables are written off when deemed uncollectible. Recoveries of trade receivables previously written off are recorded when received.

Inventories

Inventories are stated at the lower of cost or market. Cost is determined using standard costs which approximates costing determined on a first-in, first-out basis, to reflect the actual cost of production of inventories.

Production costs of work in process and finished goods include material labor and overhead. Work in process and finished goods are not recorded in excess of net realizable value.

In 2006, the Company adopted SFAS No. 151, “Inventory Costs” which clarifies that abnormal amounts of idle facility expense, freight, handling costs, and wasted material (spoilage) should be recognized as period charges, rather than as an inventory value. This standard also requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. The Company’s pre-existing accounting policy for inventory valuation was generally consistent with this guidance, and therefore, the adoption of SFAS No. 151 did not have a significant impact on 2006 financial results.

Property, Plant and Equipment

Property and equipment are stated at cost. Expenditures for maintenance and repairs are charged to operations as incurred. Depreciation is computed using the straight-line and declining-balance methods over estimated useful lives of the related assets. Leasehold improvements are amortized on a straight-line method over the lesser of the estimated useful life or the lease term. The estimated useful lives range as follows:

Building	25 - 30 years
Machinery and equipment	3 - 15 years
Office furniture and equipment	5 - 8 years
Leasehold improvements	5 - 8 years
Furniture and equipment at customer locations	1 - 3 years

Projects in process represent those costs capitalized in connection with construction of new assets and/or improvements to existing assets including a factor for interest on funds committed to projects in process of $83,000. Upon completion, these costs are reclassified to the appropriate asset class.

Goodwill

The Company applies the provisions of SFAS 142, “Goodwill and Other Intangible Assets”, under which goodwill is tested at least annually for impairment. Goodwill on the accompanying balance sheets relates to the Company’s acquisition of Flexo Universal in a prior year. It is the Company’s policy to perform impairment testing for Flexo Universal annually as of December 31, or as circumstances change. An annual impairment review was completed and no impairment was noted for the year ended December 31, 2007 and 2006. (See note 14) While the Company believes that its estimates of future cash flows are reasonable, different assumptions regarding such cash flows could materially affect these evaluations.

Valuation of Long Lived Assets

The Company evaluates whether events or circumstances have occurred which indicate that the carrying amounts of long-lived assets (principally property, plant and equipment) may be impaired or not recoverable. The significant factors that are considered that could trigger an impairment review include: changes in business strategy, market conditions, or the manner of use of an asset; underperformance relative to historical or expected future operating results; and negative industry or economic trends. In evaluating an asset for possible impairment, management estimates that asset’s future undiscounted cash flows and appraised values to measure whether the asset is recoverable, the Company measures the impairment based on the projected discounted cash flows of the asset over its remaining life.

Deferred Financing Costs

Deferred financing costs are amortized on a straight line basis over the term of the loan. Upon a refinancing, existing unamortized deferred financing costs are expensed.

Income Taxes

The Company accounts for income taxes using the liability method. As such, deferred income taxes reflect the net tax effects of temporary differences between carrying amounts of assets and liabilities for financial reporting purposes and the amount used for income tax purposes. Deferred tax assets and liabilities are measured using enacted tax rates expected to be in effect when the anticipated reversal of these differences is scheduled to occur. Deferred tax assets are reduced by a valuation allowance when, management cannot determine, in its opinion, that it is more likely than not that the Company will recover that recorded value of the deferred tax asset.. The Company is subject to U.S. Federal, state and local taxes as well as foreign taxes in the United Kingdom and Mexico.

In July 2006, the FASB issued Interpretation (“FIN”) No. 48, Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109 (“FIN 48”). FIN 48 provides detailed guidance for the financial statement recognition, measurement and disclosure of uncertain tax positions recognized in an enterprise’s financial statements in accordance with SFAS 109. Income tax positions must meet a more-likely-than-not recognition threshold at the effective date to be recognized upon the adoption of FIN 48 and in subsequent periods. We adopted FIN 48 effective January 1, 2007, and the provisions of FIN 48 have been applied to all income tax positions commencing from that date. There was no material impact from this adoption.

Fair Value of Financial Instruments

The fair value of the Company’s financial instruments relating to accounts receivable, trade payables and accrued expenses approximates fair value due to their short-term nature. The fair value of debt approximates its carrying value as the interest rates applicable to these debt instruments are comparable to current market rates for similar maturities.

Other Comprehensive Income (Loss)

For the year ended December 31, 2007 the Company began recording the changes in the valuation of the company’s swap agreements in other comprehensive income (loss). For the years ended December 31, 2007, 2006 and 2005 comprehensive income (loss) also reflected foreign currency translation adjustments. Both are components of accumulated other comprehensive loss within stockholder’s equity.

Revenue Recognition

The Company recognizes revenue when title transfers upon shipment. Revenue from a transaction is not recognized until (i) a definitive arrangement exists, (ii) delivery of the product has occurred or the services have been performed and legal title and risk are transferred to the customer, (iii) the price to the buyer has been fixed or is determinable and (iv) collectibility is reasonably assured. In some cases, product is provided on consignment to customers. For these cases, revenue is recognized when the customer reports a sale of the product.

Stock-Based Compensation

On January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123, “Share-Based Payments” (“SFAS No. 123(R)”) using the modified prospective transition method. Under this method, the Company’s consolidated financial statements for prior periods have not been restated and do not include the impact of SFAS No. 123(R). Accordingly, no compensation expense related to stock option awards was recognized in the year ended December 31, 2005 because all stock options granted had an exercise price equal to the fair market value of the underlying common stock on the date of grant. The following table shows the effect on net income and earnings per share as if the fair-value-based method of accounting had been applied to all outstanding and unvested stock options prior to adoption of SFAS No. 123(R). For purposes of this pro forma disclosure, the estimated fair value of the stock option award is assumed to be expensed over the award’s vesting periods (immediate) using the Black-Scholes model.

At December 31, 2005, the Company had 4 stock-based compensation plans, which are described more fully in Note 16. The Company accounted for those plans under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees” and related interpretations. The Company recognized compensation cost for stock-based compensation awards equal to the difference between the quoted market price of the stock at the date of grant or award and the price to be paid by the employee upon exercise in accordance with the provisions of APB No. 25. Based upon the terms of Company’s current stock option plans, the stock price on the date of grant and price paid upon exercise are the same. Accordingly, no stock-based employee compensation cost had been recognized in 2005, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

The fair value of each option was estimated as of the date of the grant using the Black-Scholes option pricing model based on the following assumptions:

2005
Expected life (years)	5
Volatility	138.86%
Risk-free interest rate	3.89%
Dividend yield	-

Research and Development

The Company conducts product development and research activities which includes (i) creative product development and (ii) engineering. During the years ended December 31, 2007, 2006 and 2005, research and development activities totaled $350,000, $230,000 and $224,000, respectively.

Advertising Costs

The Company expenses advertising costs as incurred. Advertising expenses amounted to $194,000, $116,000 and $50,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

Reclassifications

A reclassification of personnel from sales to marketing was made to the year end 2005 statement of operations to conform to the 2006 and 2007 presentation.

A reclassification of Intellectual property from office furniture and equipment to a new line item was made to the 2006 balance sheet to conform to the 2007 presentation.

Derivative Instruments and Hedging Activities

SFAS No. 133 “Accounting for Derivative Instruments and Hedging Activities,” SFAS No. 137, “Accounting for Derivative Instruments and Hedging Activities - Deferral of the Effective Date of SFAS No. 133,” SFAS No. 138,”Accounting for Certain Derivative Instruments and Certain Hedging Activities” and SFAS No. 149, “Amendment of Statement 133 on Derivative Instruments and Hedging Activities, (Collectively “SFAS 133”) require an entity to recognize all derivatives as either assets for liabilities in the consolidated balance sheet and to measure those instruments at fair value. Under certain conditions, a derivative may be specifically designated as a fair value hedge or a cash flow hedge. For the period from February 2006 to June 30, 2007, the Company accounted for changes in the valuation of the swap agreement as items of income or expense. The net effect of such changes on income for the year through June 30, 2007 was $31,000. Subsequent to June 30, 2007, the Company designated the swap agreements as cash flow hedges and began recording the changes in fair value in other comprehensive income.

Note 3. New Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements. This statement clarifies how to measure fair value as permitted under other accounting pronouncements but does not require any new fair value measurements. In February 2008, the FASB issued FASB Staff Position (FSP) 157-1, “Application of FASB Statement No. 157 to FASB Statement No. 13 and Other Accounting Pronouncements that Address Fair Value Measurements for Purposes of Lease Classification or Measurement under Statement 13” (FSP 157-1) and FSP 157-2, “Effective Date of FASB Statement No. 157” (FSP 157-2). FSP 157-1 amends SFAS No. 157 to remove certain leasing transactions from its scope. FSP 157-2 delays the effective date of SFAS No. 157 for all non-financial assets and non-financial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually), until the beginning of the first quarter of fiscal 2009. The measurement and disclosure requirements related to financial and non-financial assets and liabilities are not anticipated to have significant impact on our consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities” (SFAS No. 159). SFAS 159 permits companies to choose to measure certain financial instruments and other items at fair value. The standard requires that unrealized gains and losses are reported in earnings for items measured using the fair value option. SFAS No. 159 is effective for us on January 1, 2008. The adoption of SFAS No. 159 is not expected to have a significant impact on our consolidated financial statements.

Note 4. Major Customers

For the year ended December 31, 2007, the Company had 3 customers that accounted for approximately 20.3%, 19.1% and 10.3%, respectively, of consolidated net sales. In 2006, the company had 2 customers that accounted for approximately 24.3%, and 20.1% respectively. See note 13 for disclosure of related parties major customer in 2006 and 2005. Corresponding percentages of consolidated net sales generated by these customers for the year ended December 31, 2005, were approximately 13.6%, 23.5% and 13.3% respectively. At December 31, 2007, the outstanding accounts receivable balances due from these three customers were $2,905,000, $519,000 and $113,000, respectively. At December 31, 2006, the outstanding accounts receivable balances due from these three customers were $2,641,000 and $598,000, respectively.

Note 5. Inventories

Inventories are stated at the lower of cost or market. Cost is determined using standard costs which approximate costing determined on a first-in, first out basis. Standard costs are reviewed and adjusted periodically and at year end based on actual direct and indirect production costs. On a periodic basis, the Company reviews its inventory levels for estimated obsolescence or unmarketable items, in reference to future demand requirements and shelf life of the product.

Inventories are comprised of the following:

	December 31,	December 31,
	2007	2006
Raw materials	$1,452,000	$1,449,000
Work in process	1,423,000	945,000
Finished goods	7,208,000	5,855,000
Allowance for excess quantities	(382,000)	(275,000)
Total inventories	$9,701,000	$7,974,000

Note 6. Notes Payable

Long term debt consists of:

	Dec. 31, 2007	Dec. 31, 2006

Term Loan with bank, payable in monthly installments of $58,333 plus interest at prime (7.25% and 8.25% at December 31, 2007 and 2006, respectively) plus 0.75% (8.00%) and 0.25% (8.50%) at December 31, 2007 and 2006, respectively (amortized over 60 months) balance due January 31, 2011	$2,256,636	$2,936,242

Mortgage Loan with bank, payable in monthly installments of $9,333 plus interest at prime (7.25% and 8.25% at December 31, 2007 and 2006, respectively) plus 0.75% (8.00%) and 0.25% (8.50%) at December 31, 2007 and 2006, respectively (amortized over 25 years) balloon balance of $2,249,000 due January 31, 2011	$2,677,851	$2,741,763

(2006) Vendor Notes, at various rates of interest (weighted average of 6%) maturing through December 2007	$-	$136,725

Subordinated Notes (Officers) due 2008, interest at 9% net of debt discount of $0 and $1,781 at December 31, 2007 and 2006, respectively (See Notes 7,13)	$$1,431,500	$1,429,781

Subordinated Notes (Officers) due 2008, interest at 8% (See Notes 7,13)	$814,233	$814,233

Subordinated Notes (Officers) due 2011, interest at prime (7.25% and 8.25% at December 31, 2007 and 2006, respectively) + 2%, 9.25% and 10.25% as of December 31, 2007 and 2006, respectively, net of debt discount of $273,372 and $362,040 at December 31, 2007 and 2006, respectively.	$726,628	$637,960

(2007) Asset Financing Loans: Forklift, payable in monthly installments of $426 (amortized over 5 years), annual interest rate of 10.5%; Pouch Machine #6; payable in monthly installments of $5,626 (amortized over 5 years), annual interest rate of 8.78%	$280,768	$-

Total long-term debt	$8,187,616	$8,696,704
Less current portion	$(3,020,578)	$(3,104,008)
Total Long-term debt, net of current portion	$5,167,038	$5,592,696

On February 1, 2006, the Company entered into a Loan Agreement with RBS Citizens, N.A., Chicago, Illinois, previously referred to as Charter One Bank, under which, as amended, the Bank has agreed to provide a credit facility to the Company in the total amount of $15,300,000, which includes (i) a five year mortgage loan secured by the Barrington, Illinois property in the principal amount of $2,800,000, amortized over a 25 year period, (ii) a five year term loan secured by the equipment at the Barrington, Illinois plant in the amount of $3,500,000 and (iii) a three-year revolving line of credit up to a maximum amount of $9,000,000, secured by inventory and receivables. The amount the Company can borrow on the revolving line of credit includes 85% of eligible receivables and 60% of eligible inventory. The Loan Agreement includes a number of covenants including financial covenants relating to Tangible Net Worth, Senior Debt to EBITDA, and Fixed Charge coverage. As of December 31, 2007, we were not in compliance with the senior debt to EBITDA or the EBITDA to fixed charge covenants. We have obtained a waiver from the Bank with respect to these covenant violations as of December 31, 2007. We believe that we will be in compliance with our debt covenants during 2008. On February 1, 2006, proceeds of these loans totaling $10,349,653 were utilized to pay the entire outstanding principal amount of the Company’s then outstanding debt obligations to Cole Taylor Bank and Banco Popular.

The Company used interest rate swaps as a cash flow hedge to manage interest costs and the risk associated with changing interest rates of long-term debt. During the second quarter ended June 30, 2006, the Company entered into two separate forward-starting interest rate swap agreements as a means of managing its interest rate exposure on its variable rate $2.8 million mortgage and $3.5 million term loan. These agreements were effective beginning on May 1, 2006 and were designated to swap a variable rate of prime plus varying rates for a fixed rate ranging of 8.49%. The aggregate notional amount of the swaps was $6.2 million. The swap agreements expire on January 1, 2011. The net effect of such changes on for the six month ended June 30, 2007 was $31,000. For the third quarter 2007 and thereafter, the Company will record changes in the valuation of the swap agreement as items of other comprehensive income or loss.

Each of John H. Schwan and Stephen M. Merrick, officers, directors and principal shareholders of the Company have personally guaranteed the obligations of the Company to RBS Citizens, N.A. up to $2,000,000.

As of December 31, 2007 the balance outstanding on the revolving line of credit with RBS Citizens, N.A. was $6,746,000 with an interest rate of 8%.

Future minimum principal payments, exclusive of debt discount, for amounts outstanding under these long-term debt agreements for each of the years ended December 31:

2008	$3,021,000
2009	779,000
2010	784,000
2011	3,556,000
2012	48,000
Thereafter	-
$8,188,000

Note 7. Subordinated Debt

In February 2003, the Company received $1,630,000 from certain shareholders in exchange for (a) two year 9% subordinated notes, and (b) five year warrants to purchase 163,000 common shares at $4.87 per share. The proceeds were to (i) re-finance the bank loan of CTI Mexico in the amount of $880,000 and (ii) to provide financing for CTI Mexico and Flexo Universal. The value of the warrants was $460,000 calculated using Black-Scholes option pricing formula. The Company applied the discount against the subordinated debt. The discount is being amortized using the effective interest method to interest expense over the term of the debt. These loans are subordinated to the Bank debt of the Company. On February 8, 2008 those shareholders exercised these warrants in exchange for a reduction on these notes of $794,000.

In February 2006, the Company received $1,000,000 from certain shareholders in exchange for (a) five year subordinated notes bearing interest at 2% over the prime rate determined on a quarterly basis, and (b) five year warrants to purchase an aggregate of 303,030 shares of common stock of the Company at the price of $3.30 per share. The proceeds were to fund capital improvements and give additional liquidity to the Company. The value of the warrants was $443,000 using the Black-Scholes option pricing formula. The Company applied the discount against the subordinated debt. The discount is amortized using the effective interest method to interest expense over the term of the debt. These loans are subordinated to the Bank debt of the Company.

At various times during 2003, John H. Schwan loaned an aggregate of $795,204 to the Company in exchange for notes bearing interest at various annual rates (5%-8%). These notes are subordinated to the bank loan of the Company. Mr. Merrick also advanced $19,209 to the Company in December 2005.

Note 8. Income Taxes

The income tax provisions are comprised of the following:

	Dec. 31 2007	Dec. 31 2006	Dec. 31 2005
Current:
Federal	$-	$-	$-
State	-	-	-
Foreign	162,218	-	-
	$162,218	$-	$-

Deferred
Federal	$(94,934)	$(806,683)	$(180,134)
State	(16,611)	32,488	(24,797)
Foreign	-	-	4,539
	(111,545)	(774,195)	(200,392)
Total Income Tax Expense Provision	$50,673	$(774,195)	$(200,392)

The components of the net deferred tax asset at December 31 are as follows:

	2007	2006
Deferred tax assets:
Allowance for doubtful accounts	$113,265	$73,047
Inventory allowances	110,156	47,166
Accrued liabilities	71,576	64,859
Unicap 263A adjustment	114,774	109,111
Net operating loss carryforwards	2,972,715	3,036,424
Alternative minimum tax credit carryforwards	342,673	338,612
State investment tax credit carryforward	30,512	30,512
Other foreign tax items	55,556	55,556
Foreign asset tax credit carryforward	38,872	136,744
Total deferred tax assets	3,850,099	3,892,031
Deferred tax liabilities:
Book over tax basis of capital assets	(1,193,457)	(1,346,794)
Other foreign tax items	(281,434)	(191,352)
	2,375,208	2,353,885
Less: Valuation allowance	(1,227,001)	(1,227,001)
Net deferred tax asset	$1,148,207	$1,126,884

The Company maintains a valuation allowance with respect to deferred tax assets as a result of the uncertainty of ultimate realization. At December 31, 2007, the Company has net operating loss carryforwards of approximately $7,474,000 expiring in various years through 2025. In addition, the Company has approximately $339,000 of alternative minimum tax credits as of December 31, 2007, which have no expiration date.

For 2007 the Company determined that it is more likely than not it will not realize the value recorded of its deferred tax assets. In 2006, the Company recognized an income tax benefit of $774,000. On the basis of results of operations over the past five quarters, anticipated repatriation of income from foreign subsidiaries, charges to foreign subsidiaries and the expectation of continued achievement of, and improvement in, operating results for the foreseeable future.

Income tax provisions differed from the taxes calculated at the statutory federal tax rate as follows:

	Years Ended December 31,
	2007	2006	2005
Taxes at statutory rate	$46,351	$392,725	$(186,809)
State income taxes	6,381	54,061	(25,716)
Nondeductible expenses	18,317	20,530	12,757
Decrease in deferred tax valuation allowance	-	(1,227,001)
Foreign taxes and other	(20,377)	(14,510)	(624)
Income tax provision	$50,672	$(774,195)	$(200,392)

The Company files tax returns in the U.S. federal and U.K and Mexico foreign tax jurisdictions and various state jurisdictions. The tax years 2004 through 2006 remain open to examination. Our policy is to recognize interest and penalties related to uncertain tax positions in income tax expense. During the twelve months ended December 31, 2007, the Company did not recognize expense for interest or penalties, and do not have any amounts accrued at December 31, 2007, as the Company does not believe it has taken any uncertain tax positions.

Note 9. Other Income/Expense

Other income/expense set forth on the Company’s Consolidated Statement of Income for the fiscal year ended December 31, 2007 included gains of $174,000 from currency variability. In 2006 and 2005, the Company had a gain of $191,000 and $45,000, respectively, related to currency variability items.

Note 10. Other Operating Expense (Income)

Other income/expense set forth on the Company’s Consolidated Statement of Income for the fiscal year ended December 31, 2006 included gains of $472,000 related to the settlement of certain vendor claims in consideration for the payment of an amount less than the amount accrued.

Note 11. Other Liabilities

Items identified as Other Liabilities in the Company’s Consolidated Balance Sheet as of December 31, 2007 include (i) loans by officers/shareholders to Flexo Universal totaling $1,056,000, and (ii) $14,000 owed to others. Items identified as Other Liabilities in the Company’s Consolidated Balance Sheet as of December 31, 2006 include (i) loans by officers/shareholders to Flexo Universal totaling $1,090,000, (ii) loans by officers/shareholders to CTI Balloons Limited of $184,000 and (iii) $20,000 owed to others.

Note 12. Employee Benefit Plan

The Company has a defined contribution plan for substantially all employees. Profit sharing contributions may be made at the discretion of the Board of Directors. Effective January 1, 2006, the Company amended its defined contribution plan. Under the amended plan, the maximum contribution for the Company is 5% of gross wages. Employer contributions to the plan totaled $105,000, $91,000 and $52,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

Note 13. Related Party Transactions

Stephen M. Merrick is of counsel to a law firm from which we received legal services during the year. Mr. Merrick is both a director and a shareholder of the Company. Legal fees incurred with this firm or predecessor, were $106,000, $120,000 and $117,000 for the years ended December 31, 2007, 2006 and 2005, respectively.

John H. Schwan, Chairman of the Company, is principal of Shamrock Packaging and affiliated companies. The Company made purchases of packaging materials from Shamrock of approximately $622,000, $368,000 and $165,000 during the years ended December 31, 2007, 2006 and 2005, respectively.

John H. Schwan was an officer of an affiliate of Rapak, LLC. Mr. Schwan ended his affiliation with Rapak in 2006. Rapak’s purchases of products from the Company totaled $7,110,000 and $6,860,000 in each of the years ended December 31, 2006 and 2005, respectively. (See note 4).

John H. Schwan, Chairman of the Company, is one of the owners of White Horse Production, Inc. The Company made purchases from White Horse of approximately $16,500 during the year ended December 31, 2007. The Company did not make any purchases from White Horse prior to 2007.

John H. Schwan, Chairman of the Company, is the brother of Gary Schwan, one of the owners of Schwan Incorporated; which provides building maintenance and remodeling services to the Company. The Company made purchases from Schwan Incorporated of approximately $111,000 during the year ended December 31, 2007. The Company made purchases from Schwan Incorporated of approximately $13,000 during year ended December 31, 2006.

In January 2006, an officer of Flexo Universal acquired the loan of Flexo Universal payable to a Mexican financial institution. Flexo Universal made payments of $24,000 and $8,400 for the years ending December 31, 2007 and 2006 respectively, in principal and interest on this loan to the officer.

Messrs. Schwan and Merrick made advances to the Company’s Mexican affiliate, Flexo Universal in the amount of $113,000 and $142,000, respectively in 2005. These advances are reflected in demand notes bearing interest at the rate of 7%. Additionally, Messrs. Schwan and Merrick advanced $130,000 and $155,000, in 2005 respectively to the Company’s UK affiliate, CTI Balloons Ltd. The advances made to CTI Balloons Ltd. were paid back in full in 2007.

On February 1, 2006, Mr. Schwan and Mr. Merrick advanced $500,000 each to the Company in exchange for (a) five year promissory notes bearing interest at 2% over the prime rate determined quarterly and (b) five year warrants to purchase an aggregate of 303,030 shares of common stock of the Company at the price of $3.30 per share (110% of the market price on the day proceeding the day of the loan).

Interest paid to related parties during 2007, 2006 and 2005, was $299,000, $277,000 and $147,000, respectively.

Note 14. Goodwill and Intangible Assets

Under the provisions of SFAS 142, goodwill is subject to at least annual assessments for impairment by applying a fair-value based test. SFAS 142 also requires that an acquired intangible asset should be separately recognized if the benefit of the intangible asset is obtained through contractual or other legal rights, or if the asset can be sold, licensed, rented or exchanged, regardless of the acquirer’s intent to do so. The Company has no acquired intangible assets other than goodwill.

As of December 31, 2005, we determined in consultation with a valuation consultant that the fair value of the Company’s interest in Flexo Universal was below its $1,113,000 carrying value. Then step two of the evaluation was done in which the value of the goodwill was determined to be $989,000. Accordingly, in fiscal 2005, we recorded $124,000 as an expense and have reduced the carrying value of the Company’s interest in Flexo Universal to $989,000. As of December 31, 2006 and 2007 we determined, in consultation with a valuation consultant, that the fair value of the Company’s interest in goodwill related to Flexo Universal was not impaired.

The carrying amount of goodwill as of December 31, 2007, 2006 and 2005 was $989,000.

Note 15. Commitments and Contingencies

Operating Leases

In September of 2005, the Company signed a lease to rent 16,306 square feet of space from Trinity Assets. This lease has a 2-year term. In September of 2006, the Company signed an extension to this lease to run through September of 2009. The Company’s United Kingdom subsidiary also maintains a lease for office and warehouse space, which expires in 2019. The Company’s Mexico subsidiary signed a five-year lease in January of 2003 to rent 43,000 square feet of warehouse and office space at a cost of approximately $18,000 per month. In February 2008, Flexo Universal entered into a new 3-year lease at the cost of $19,200 per month. The Company leases office and warehouse equipment under operating leases, which expire on various dates through December 2011.

The net lease expense was $430,000, $312,000 and $598,000 for the years ended December 31, 2007, 2006, and 2005 respectively.

The future aggregate minimum net lease payments under existing agreements as of December 31, are as follows:

	Trinity Assets	Other	Total Lease Payments
2008	$104.000	$410,000	$514,000
2009 - 2010	79,000	820,000	899,000
2011-2012		245,000	245,000
2013 and thereafter		362,000	362,000
Total	$183,000	$1,837,000	$2,020,000

Licenses

The Company has certain merchandising license agreements, which are of a one to two year duration that require royalty payments based upon the Company’s net sales of the respective products. The agreements call for guaranteed minimum commitments that are determined on a calendar year basis. Future guaranteed commitments due, as computed on a pro rata basis, as of December 31, are as follows:

2008	$92,000

Note 16. Stockholders’ Equity

Stock Options

On January 1, 2006, the Company adopted SFAS 123(R). Prior to the adoption of SFAS 123(R), the Company had adopted the disclosure-only provisions of SFAS 123 and accounted for employee stock-based compensation under the intrinsic value method, and no expense related to stock options was recognized. The Company adopted the provisions of SFAS 123(R) using the modified prospective transition method. Under this method, stock based compensation expense for 2007 and 2006 includes the requisite service period portion of the grant date fair value of: (a) all awards of equity instruments granted prior to, but not yet vested as of, January 1, 2006; and (b) all awards of equity instruments granted subsequent to January 1, 2006.

As of December 31, 2007, the Company had five stock-based compensation plans pursuant to which stock options may be granted. The Plans provide for the award of options, which may either be incentive stock options (“ISOs”) within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended (the “Code”) or non-qualified options (“NQOs”) which are not subject to special tax treatment under the Code. When a new stock option plan is adopted no further options will be issued under any previous stock option plan.

Under the Company’s 1997 Stock Option Plan (effective July 1, 1997), a total of 119,050 shares of Common Stock were reserved for issuance under the Stock Option Plan. As of December 31, 2007, 98,415 shares of Common Stock have been granted and were fully vested at the time of grant, 49,606 remain outstanding. During 2007, 4,762 options were exercised and proceeds of $30,001 were received from this plan.

On March 19, 1999, the Board of Directors approved for adoption, effective May 6, 1999, the 1999 Stock Option Plan (“Plan”). The Plan authorizes the grant of options to purchase up to an aggregate of 158,733 shares of the Company’s Common Stock. As of December 31, 2007, 148,217 shares have been granted under the 1999 Stock Option Plan and were fully vested at the time of grant, 29,762 remain outstanding. During 2007, 23,812 options were exercised and proceeds of $45,005 were received from this plan.

On April 12, 2001, the Board of Directors approved for adoption, effective December 27, 2001, the 2001 Stock Option Plan (the “Plan”). The Plan authorizes the grant of options to purchase up to an aggregate of 119,050 shares of the Company’s Common Stock. As of December 31, 2007, 137,955 shares have been granted and were fully vested at the time of grant, 41,692 remain outstanding. During 2007, 5,953 options were exercised and $8,751 in proceeds were received from this plan.

On April 24, 2002, the Board of Directors approved for adoption, effective October 12, 2002, the 2002 Stock Option Plan (“Plan”). The Plan authorizes the grant of options to purchase up to an aggregate of 142,860 shares of the Company’s Common Stock. As of December 31, 2007, 123,430 shares have been granted and were fully vested at the time of grant, 49,500 remain outstanding. In 2007, 59,049 options were exercised and proceeds of $144,711 were received from this plan. 7,174 shares were surrendered to exercise 14,826 of these options.

In December 2005, certain members of company management were issued incentive-based options to purchase 79,000 shares of the Company’s Common Stock at an exercise price of $2.88 per share. These options have a term of 10 years.

The fair value of the options granted in 2005 were estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 3.9%; dividend yield of 0%; volatility factor of the expected price of the Company’s stock was 138.9%; and a weighted average expected life of 5 years. The weighted average fair value of the options granted during 2005 was $2.56 per share. The fair value of these options was $202,000, which were fully vested at the time of grant.

	2007	2006	2005

Options granted	74,000	-	79,000

Options vested	-	-	79,000

The following is a summary of options exercised during the years ended December 31:

	2007		2006		2005

		Intrinsic		Intrinsic		Intrinsic
	Shares	Value	Shares	Value	Shares	Value

1997 Plan	4,762	$17,000	-	$-	-	$-

1999 Plan	23,813	$166,000	3,572	$6,000	17,263	$57,000

2001 Plan	5,953	$34,000	17,905	$42,000	14,881	$84,000

2002 Plan	59,049	$119,000	-	$-	-	$-

On June 22, 2007, the Board of Directors approved for adoption, effective October 1, 2007, the 2007 Incentive Stock Plan (“Plan”). The Plan authorizes the grant of options to purchase up to an aggregate of 150,000 shares of the Company’s Common Stock. On October 1, 2007, the company issued 74,000 shares under the 2007 Plan. The fair value of these options was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 3.89%; dividend yield of 0%; volatility factor of the expected price of the Company’s stock was 60.67%; and a weighted average expected life of 2.8 years. The weighted average fair value of the options granted during 2007 was $1.854 per share. Through December 31, 2007 the Company has recorded $14,000 in share based compensation expense relating to this option program. The Company has $152,000 of unrecognized compensation cost as of December 31, 2007, which relates to non vested shares. This expense will be recognized over the next 11 quarters. There was no share based compensation for years ended 2006 or 2005.

Vesting of 2007 Options

%	Date
25	April 1, 2008
50	October 1, 2008
75	October 1, 2009
100	October 1, 2010

The Compensation Committee administers the Plan. The exercise price for ISOs cannot be less than the fair market value of the stock subject to the option on the grant date (110% of such fair market value in the case of ISOs granted to a stockholder who owns more than 10% of the Company’s Common Stock). The exercise price of a NQO shall be fixed by the Compensation Committee at whatever price the Committee may determine in good faith. Unless the Committee determines otherwise, options generally have a 10-year term (or five years in the case of ISOs granted to a participant owning more than 10% of the total voting power of the Company’s capital stock). Unless the Committee provides otherwise, options terminate upon the termination of a participant’s employment, except that the participant may exercise an option to the extent it was exercisable on the date of termination for a period of time after termination. Officers, directors, and employees of, and consultants to, the Company or any parent or subsidiary corporation selected by the Committee are eligible to receive options under the Plan. Subject to certain restrictions, the Committee is authorized to designate the number of shares to be covered by each award, the terms of the award, the date on which and the rates at which options or other awards may be exercised, the method of payment, vesting and other terms.

The valuation assumptions were determined as follows:

Historical stock price volatility: The Company used the monthly closing price to calculate historical annual volatility.

Risk-free interest rate: The Company bases the risk-free interest rate on the rate payable on US treasury securities in effect at the time of the grant.

Expected life: The expected life of the option represents the period of time options are expected to be outstanding. The Company uses one half of the life of the option.

Dividend yield: The estimate for dividend yield is 0.0%, because the Company has not historically paid, and does not intend for the foreseeable future to pay, a dividend.

The following is a summary of the activity in the Company’s stock option plans and other options for the years ended December 31, 2007, 2006 and 2005, respectively.

		Weighted		Weighted		Weighted
		Avg.		Avg.		Avg.
	Dec. 31,	Exercise	Dec. 31,	Exercise	Dec. 31,	Exercise
	2007	Price	2006	Price	2005	Price
Exercisable, beginning of period	337,941	$3.42	361,402	$3.36	405,422	$3.25
Granted	-	4.75	-	3.30	79,000	2.88
Exercised	(93,576)	2.44	(21,477)	1.88	(32,144)	1.70
Cancelled	(50,000)	5.75	(1,984)	6.30	(90,876)	1.77
Exercisable at the end of period	194,365	$3.32	337,941	$3.42	361,402	$3.36

		Weighted		Weighted		Weighted
		Avg.		Avg.		Avg.
	Dec. 31,	Exercise	Dec. 31,	Exercise	Dec. 31,	Exercise
	2007	Price	2006	Price	2005	Price
Outstanding at the beginning of period	337,941	$3.42	361,402	$3.36	405,422	$3.25
Granted	74,000	4.75	-	3.30	79,000	2.88
Exercised	(93,576)	2.44	(21,477)	1.88	(32,144)	1.70
Cancelled	(50,000)	5.75	(1,984)	6.30	(90,876)	1.77
Outstanding at the end of period	268,365	$3.71	337,941	$3.42	361,402	$3.36

At December 31, 2007, available options to grant were 76,000.

Significant option groups outstanding at December 31, 2007 and related weighted average price and remaining life information are as follows:

Grant Date	Outstanding	Exercisable	Price	Life (Years)
September 1998	49,604	49,604	$6.30	0.9
September 1998	11,905	11,905	$2.10	0.9
March 2000	29,759	29,759	$1.89	2.3
December 2001	26,192	26,192	$1.47	4.0
April 2002	11,905	11,905	$2.10	4.4
December 2005	65,000	65,000	$2.88	8.0
October 2007	74,000	-	$4.75	3.9
	268,365	194,365

The aggregate intrinsic value of options were $220,000 as of December 31, 2007 for all options in the money, outstanding and exercisable.

Warrants

In July 2001, certain members of company management were issued warrants to purchase 119,050 shares of the Company’s Common Stock at an exercise price of $1.50 per share in consideration of their facilitating and guaranteeing and securing bank loans to the Company in the amount of $1.4 million and for advancing additional monies to the company that were repaid in 2001. On June 12, 2006 one member of the company management paid $59,524 to exercise warrants for 39,683 shares and another member of the company management turned in 38,404 shares with a market value of $3.09 per share on the day of the transaction, or $118,666, to pay for the shares issued under the warrant

In February 2003, certain members of company management were issued warrants to purchase 163,000 shares of the Company’s Common Stock at an exercise price of $4.87 per share in consideration of their loaning the company $1,630,000. On February 8, 2008 those shareholders exercised these options in exchange for a reduction on these notes of $794,000.

In February 2006, certain members of company management were issued warrants, which fully vested immediately, to purchase 303,030 shares of the Company’s Common Stock at an exercise price of $3.30 per share in consideration of their loaning the company $1,000,000. The fair value of the warrants granted on February 1, 2006, was $443,000 which was estimated at the date of grant using the Black-Scholes pricing model with the following weighted average assumptions: risk-free interest rate of 3.9%; dividend yield of 0%; volatility factor of the expected price of the Company’s stock was 138.9%; and a weighted average expected life of 5 years. The weighted average fair value of the warrants granted during 2006 was $2.56 per share.

		Weighted		Weighted		Weighted
		Avg.		Avg.		Avg.
	Dec. 31,	Exercise	Dec. 31,	Exercise	Dec. 31,	Exercise
	2007	Price	2006	Price	2005	Price
Outstanding and exercisable, beginning of period	466,030	$3.85	282,050	$3.45	282,050	$3.45
Granted	-	-	303,030	3.30	-	-
Exercised	-	-	(119,050)	1.50	-	-
Cancelled	-	-	-		-	-
Outstanding and exercisable at the end of period	466,030	$3.85	466,030	$3.85	282,050	$3.45

The aggregate intrinsic value of warrants were $155,000 as of December 31, 2007 for all warrants in the money, outstanding and exercisable.

Intrinsic Value of Warrants Exercised

	2007		2006		2005

		Intrinsic		Intrinsic		Intrinsic
	Shares	Value	Shares	Value	Shares	Value

2001 Warrants	-	$-	119,050	$146,000	-	$-

Note 17. Earnings Per Share

Basic earnings per share is computed by dividing the income available to common shareholders, net earnings, less redeemable preferred stock dividends and redeemable common stock accretion, by the weighted average number of shares of common stock outstanding during each period.

Diluted earnings per share is computed by dividing the net earnings by the weighted average number of shares of common stock and common stock equivalents (redeemable common stock, stock options and warrants), unless anti-dilutive, during each period.

	Year Ended December 31,
	2007	2006	2005
Basic
Average shares outstanding:
Weighted average number of shares outstanding during the period	2,346,126	2,087,145	1,977,235

Earnings:
Net income (loss):	$81,898	$1,894,749	$(333,209)

Amount for per share Computation	$81,898	$1,894,749	$(333,209)

Net earnings (loss) applicable to Common Shares	$0.03	$0.91	$(0.17)

Diluted
Average shares outstanding:	2,346,126	2,087,145	1,977,235
Weighted averages shares Outstanding Common stock equivalents (options, warrants)	243,834	147,756	-

Weighted average number of shares outstanding during the period	2,589,960	2,234,901	1,977,235

Earnings:
Net income (loss)	$81,898	$1,894,749	$(333,209)

Amount for per share computation	$81,898	$1,894,749	$(333,209)

Net income (loss) applicable to Common Shares	$0.03	$0.85	$(0.17)

Note 18. Geographic Segment Data

The Company’s operations consist of a business segment which designs, manufactures, and distributes film products. Transfers between geographic areas were primarily at cost. The Company’s subsidiaries have assets consisting primarily of trade accounts receivable, inventory and machinery and equipment. Sales and selected financial information by geographic area for the years ended December 31, 2007, 2006 and 2005, respectively:

	United States	United Kingdom	Mexico	Eliminations	Consolidated
Year ended 12/31/07
Revenues	$28,657,000	$2,913,000	$7,189,000	$(2,249,000)	$36,510,000
Operating income	$810,000	$215,000	$345,000	$(125,000)	$1,245,000
Net (loss) income	$(128,000)	$167,000	$168,000	$(125,000)	$82,000
Total Assets	$27,854,000	$2,948,000	$5,780,000	$(7,258,000)	$29,324,000

Year ended 12/31/06
Revenues	$28,808,000	$2,925,000	$6,564,000	$(2,869,000)	$35,428,000
Operating income	$2,116,000	$64,000	$578,000	$(25,000)	$2,733,000
Net income	$1,544,000	$93,000	$284,000	$(26,000)	$1,895,000
Total Assets	$25,245,000	$2,627,000	$5,050,000	$(6,288,000)	$26,634,000

Year ended 12/31/05
Revenues	$23,564,000	$2,573,000	$4,536,000	$(1,483,000)	$29,190,000
Operating income (loss)	$602,000	$290,000	$(240,000)		$652,000
Net (loss) income	$(342,000)	$220,000	$(211,000)		$(333,000)
Total Assets	$21,343,000	$2,122,000	$4,818,000	($4,747,000)	$23,536,000

Note 19. Litigation

On December 20, 2006, Pliant Corporation filed an action against the Company in the Circuit Court of Cook County, Illinois. In the action, Pliant claims that there is due from the Company to Pliant the sum of $245,000 for goods sold and delivered by Pliant to the Company as well as interest on such amount. On February 21, 2007, the Company filed an answer to the complaint and counterclaim denying liability and asserting certain claims against Pliant for damages for the sale by Pliant to the Company of defective products. Management intends to defend the claims of Pliant in this action and to pursue its counterclaims and believes that the Company has established adequate reserves regarding the claim.

In addition, the Company is also party to certain lawsuits arising in the normal course of business. The ultimate outcome of these matters is unknown, but in the opinion of management, the settlement of these matters is not expected to have a significant effect on the future financial position, cash flows or results of operations of the Company.

Note 20. Quarterly Financial Data (Unaudited):

The following table sets forth selected unaudited statements of income for each quarter of fiscal 2007, 2006 and 2005:

	For the Year Ended December 31, 2007 (1)
	1st	2nd	3rd	4th
	Quarter	Quarter	Quarter	Quarter

Net sales	$8,279,000	$9,259,000	$8,673,000	$10,299,000
Gross profit	$1,903,000	$2,744,000	$1,617,000	$2,420,000
Net income	$(52,000)	$423,000	$(414,000)	$125,000
Earnings per common share
Basic	$(0.02)	$0.18	$(0.18)	$0.05
Diluted	$(0.02)	$0.17	$(0.18)	$0.05

(1)
Earnings per common share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly per common share information may not equal the annual earnings per common share

	For the Year Ended December 31, 2006 (1)
	1st	2nd	3rd	4th
	Quarter	Quarter	Quarter	Quarter (2)

Net sales	$8,156,000	$8,997,000	$8,603,000	$9,672,000
Gross profit	$1,953,000	$2,197,000	$2,253,000	$2,494,000
Net income	$220,000	$206,000	$315,000	$1,154,000
Earnings per common share
Basic	$0.11	$0.10	$0.15	$0.54
Diluted	$0.10	$0.10	$0.15	$0.49

(1)
Earnings per common share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly per common share information may not equal the annual earnings per common share

(2)
During the fourth quarter 2006, management of the Company conducted an analysis of the recoverability of the deferred tax asset based on results of operations during the fourth quarter of 2005 and for the full year of 2006, expected continued achievement of and continuing improvement in operating results for the forseeable future and anticipated repatriations of profits and services income to be generated from the Company's foreign subsidiaries. As a result of such analysis, management determined that the net recorded deferred tax asset in the amount of $1,127,000 is more likely than not to be realized.

	For the Year Ended December 31, 2005 (1)
	1st	2nd	3rd	4th
	Quarter	Quarter	Quarter	Quarter

Net sales	$9,103,000	$7,573,000	$6,034,000	$6,480,000
Gross profit	$1,874,000	$1,583,000	$1,242,000	$1,765,000
Net income	$84,000	$(54,000)	$(416,000)	$52,000
Earnings per common share
Basic	$0.04	$(0.03)	$(0.21)	$0.03
Diluted	$0. 04	$(0.03)	$(0.21)	$0.02

(1)
Earnings per common share are computed independently for each of the quarters presented. Therefore, the sum of the quarterly per common share information may not equal the annual earnings per common share

Note 21. Subsequent Events

On January 28, 2008 the Company employed an interest rate swap as a cash flow hedge to manage interest costs and the risk associated with changing interest rates of our revolving debt. This first payment under this agreement is due on May 1, 2008 and was designated to swap a variable rate of prime plus varying rates for a fixed rate ranging of 6.17%. The aggregate notional amount of the swap was $3.0 million. The swap agreements expire on January 1, 2011. The Company will record changes in the valuation of the swap agreement as items of other comprehensive income or loss.

In February 2003, the Company received $1,630,000 from certain shareholders in exchange for (a) two year 9% subordinated notes, and (b) five year warrants to purchase 163,000 common shares at $4.87 per share. The proceeds were to (i) re-finance the bank loan of CTI Mexico in the amount of $880,000 and (ii) to provide financing for CTI Mexico and Flexo Universal. The value of the warrants was $460,000 calculated using Black-Scholes option pricing formula. The Company applied the discount against the subordinated debt. The discount is being amortized using the effective interest method in interest expense over the term of the debt. These loans are subordinated to the Bank debt of the Company. On February 8, 2008 those shareholders exercised these options in exchange for a reduction on these notes of $794,000.

Schedule II - Valuation and Qualifying Accounts:

The following is a summary of the allowance for doubtful accounts related to accounts receivable for the years ended December 31:

	2007	2006	2005
Balance at beginning of year	$210,000	$80,000	$404,000
Charged to expenses	$105,000	$203,000	$145,000
Uncollectible accounts written off	$(3,000)	$(73,000)	$(469,000)
Balance at end of year	$312,000	$210,000	$80,000

The following is a summary of the allowance for excess inventory for the years ended December 31:

	2007	2006	2005
Balance at beginning of year	$276,000	$255,000	$187,000
Charged to expenses	$231,000	$219,000	$205,000
Obsolete inventory written off	$(124,000)	$(198,000)	$(137,000)
Balance at end of year	$383,000	$276,000	$255,000

The following is a summary of property and equipment and the related accounts of accumulated depreciation for the years ended December 31:

Cost Basis
Balance at beginning of year	$26,870,000	$26,704,000	$26,225,000
Additions	$2,826,000	$604,000	$549,000
Disposals	$-	$(438,000)	$(70,000)
Balance at end of year	$29,696,000	$26,870,000	$26,704,000

Accumulated depreciation
Balance at beginning of year	$18,278,000	$17,088,000	$15,637,000
Depreciation	$1,322,000	$1,190,000	$1,463,000
Disposals	$-	$-	$(12,000)
Balance at end of year	$19,600,000	$18,278,000	$17,088,000

Property and equipment, net	$10,096,000	$8,592,000	$9,616,000

We have not authorized any dealer, salesperson or other person to provide any information or make any representations about CTI Industries Corporation, except the information or representations contained in this Prospectus. You should not rely on any additional information or representations if made.

• This Prospectus does not constitute an offer to sell, or a solicitation of an offer to buy any securities:
•
• except the common stock offered by this Prospectus;
•
• in any jurisdiction in which the offer or solicitation is not authorized;	PROSPECTUS
•
• in any jurisdiction where the dealer or other salesperson is not qualified to make the offer or solicitation;	79,876 shares of Common Stock
•
• to any person to whom it is unlawful to make the offer or solicitation; or	CTI INDUSTRIES CORPORATION
•
• to any person who is not a United States resident or who is outside the jurisdiction of the United States.	July 24, 2008
•
• The delivery of this Prospectus or any accompanying sale does not imply that:
•
• there have been no changes in the affairs of CTI Industries Corporation after the date of this Prospectus; or

• the information contained in this Prospectus is correct after the date of this Prospectus.

All dealers effecting transactions in the registered securities, whether or not participating in this distribution, may be required to deliver a Prospectus. This is in addition to the obligation of dealers to deliver a Prospectus when acting as underwriters.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Our Certificate of Incorporation include an indemnification provision under which we have agreed to indemnify directors and officers of CTI from and against certain claims arising from or related to future acts or omissions as a director or officer of CTI. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of CTI pursuant to the foregoing, or otherwise, CTI has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

ITEM 25. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. CTI will pay all expenses in connection with this offering.

SEC Registration Fee	$213
Printing and Engraving Expenses	$4,000
Accounting Fees and Expenses	$25,000
Legal Fees and Expenses	$105,000
Miscellaneous	$25,787
TOTAL	$160,000

ITEM 26. SALES OF UNREGISTERED SECURITIES

During February 2003, John H. Schwan loaned $930,000 to the Company and Stephen M. Merrick loaned $700,000 to the Company, each in exchange for (i) two year promissory notes bearing interest at 9% per annum and (ii) five year warrants to purchase up to 163,000 shares of Common Stock of the Company at $4.87 per share, the market price of the Common Stock on the date of the Warrants. The proceeds of these loans were to (i) re-finance the bank loan of CTI Mexico in the amount of $880,000 and (ii) to provide financing for CTI Mexico and Flexo Universal. On February 8, 2008, Mr. Schwan and Mr. Merrick exercised these warrants utilizing $793,810 in principal amount of such promissory notes as payment of the exercise price for the shares purchased. The payment date of the remaining amount of the notes have been extended to December 31, 2008.

On September 23, 2005, the Company issued 50,229 shares of its common stock to three service providers as payment for services.

On February 1, 2006, John H. Schwan and Stephen M. Merrick each loaned the sum of $500,000 to the Company, each in exchange for (i) five year promissory notes bearing interest at 2% in excess of the prime rate and (ii) five year warrants to purchase up to 151,515 shares each of common stock of the Company at the price of $3.30 per share, an amount equal to 110% of the market price of the common stock on the day immediately preceding the date of the transaction.

On June 6, 2006, the Company entered into a Standby Equity Distribution Agreement with Cornell Capital pursuant to which Cornell Capital agreed, subject to certain conditions, to purchase up to $5,000,000 of the Company’s common stock for its own account, for investment, during a commitment period of 24 months commencing on the date of an effective registration statement covering the shares to be sold. Under the agreement, shares are to be purchased at the lowest volume weighted average price of the shares as traded during the five trading days after an advanced request by the Company. The number of shares to be sold under the agreement is limited to 400,000 shares unless shareholder approval shall have been obtained for the sale of a greater amount of shares. The sale of the shares is subject to certain conditions including the filing by the Company, and the declaration of effectiveness by the SEC, of a Registration Statement covering the shares to be sold under the agreement. On December 28, 2006, the Company filed a Registration Statement with respect to 403,500 shares and on January 26, 2007, the Registration Statement was declared effective. Since the effective date to March 19, 2008, the Company has sold to Cornell Capital an aggregate of 323,625 shares of common stock at an average price of $4.88 per share.

Also on July 6, 2006, the Company entered into a Placement Agent Agreement with Newbridge Securities Corp. under which Newbridge agreed to act as the Company’s exclusive placement agent in connection with the Standby Equity Distribution Agreement. Under this agreement, the Company agreed to issue 3,500 shares of its common stock to Newbridge.

On June 12, 2006, John Schwan exercised a warrant issued on July 1, 2001 to purchase 79,367 shares of common stock of the Company at the warrant exercise price of $1.50 per share. In payment for such shares, Mr. Schwan surrendered to the Company 38,404 shares of common stock at the then market price per share of $3.09. On June 12, 2006, Stephen M. Merrick exercised a warrant issued on July 1, 2001 to purchase 39,683 shares of common stock of the Company at the warrant exercise price of $1.50 per share.

On February 1, 2007, the Company issued to Capstone Advisory Group, L.L.C. 17,000 shares of common stock for consulting services to be performed over an 18-month period.

On April 10, 2008, the Company agreed to issue 50,000 shares of common stock to Babe Winkelman Productions, Inc. (BWP) in consideration of the services of BWP to be performed over the period of our agreement with them. The shares are to be issued on a restricted basis, for investment and are to be earned over a two year period, and the sale was not registered in reliance upon an exemption from registration for non-public offerings.

Each of the foregoing transactions involved the sale of securities of the Company to a limited number of sophisticated investors on a restricted basis, for investment, and an exemption from registration with respect to such sales is claimed pursuant to Section 4(2) of the Securities Act of 1933.

During the period from the effective date of the Registration Statement to October 29, 2007 for the sale of our stock to Cornell (as described above), we have received proceeds from the sale of our stock to Cornell, net of expenses and discounts, in the amount of $1,355,000. We have utilized these proceeds for (i) repayment of indebtedness, (ii) capital expenditures and (iii) general corporate purposes.

ITEM 27. EXHIBITS

EXHIBIT NO.	DESCRIPTION	LOCATION
3.1	Third Restated Certificate of Incorporation of CTI Industries Corporation	Incorporated by reference to the Company’s Schedule 14A Definitive Proxy Statement for solicitation of written consent of shareholders, as filed with the SEC on October 25, 1999
3.2	Bylaws of CTI Industries Corporation	Incorporated by reference to the Company’s Registration Statement on Form SB-2 (File No. 333-31969) effective November 5, 1997
4.1	Form of CTI Industries Corporation’s common stock certificate	Incorporated by reference to the Company’s Registration Statement on Form SB-2 (File No. 333-31969) effective November 5, 1997
4.2	CTI Industries Corporation 1999 Stock Option Plan	Incorporated by reference to the Company’s Schedule 14A Definitive Proxy Statement, as filed with the SEC on March 26, 1999
4.3	CTI Industries Corporation 2001 Stock Option Plan	Incorporated by reference to Schedule 14A Definitive Proxy Statement, as filed with SEC on May 21, 2001
4.4	CTI Industries Corporation 2002 Stock Option Plan	Incorporated by reference to the Company’s Schedule 14A Definitive Proxy Statement, as filed with the SEC on May 15, 2002

EXHIBIT NO.	DESCRIPTION	LOCATION

4.5	2007 Stock Incentive Plan	Incorporated by reference to the Company’s Schedule 14A Definitive Proxy Statement as filed with the SEC on April 30, 2007.
5.1	Opinion re: legality	Incorporated by reference to the Company’s Amendment No. 2 to the Registration Statement on Form S-1 as filed with the SEC on January 18, 2007.
10.1	Employment Agreement, dated June 30, 1997, by and between CTI Industries Corporation and Howard W. Schwan	Incorporated by reference to the Company’s Registration Statement (File No. 333-31969) effective November 5, 1997
10.2	Warrant, dated July 17, 2001, issued to John H. Schwan to purchase 79,364 shares of common stock	Incorporated by reference the Company’s Annual Report on Form 10-KSB, as filed with the SEC on May 1, 2003
10.3	Warrant, dated July 17, 2001, issued to Stephen M. Merrick to purchase 39,683 shares of common stock	Incorporated by reference to the Company’s Annual Report on Form 10-KSB, as filed with the SEC on May 1, 2003
10.4	Note, dated January 28, 2003, issued to Stephen M. Merrick in the sum of $500,000	Incorporated by reference to the Company’s Annual Report on Form 10-KSB, as filed with the SEC on May 1, 2003
10.5	Note, dated February 28, 2003, issued to Stephen M. Merrick in the sum of $200,000	Incorporated by reference to Exhibits contained in the Company’s Annual Report on Form 10-KSB, as filed with the SEC on May 1, 2003
10.5	Note, dated February 10, 2003, issued to John H. Schwan in the sum of $150,000	Incorporated by reference to Exhibits contained in the Company’s Annual Report on Form 10-KSB, as filed with the SEC on May 1, 2003
10.7	Note, dated February 15, 2003, issued to John Schwan in the sum of $680,000	Incorporated by reference to Exhibits contained in the Company’s Annual Report on Form 10-KSB, as filed with the SEC on May 1, 2003
10.8	Note, dated March 3, 2003, issued to John H. Schwan in the sum of $100,000.	Incorporated by reference to Exhibits contained in the Company’s Annual Report on Form 10-KSB, as filed with the SEC on May 1, 2003
10.9	Warrant, dated March 20, 2003, issued to Stephen M. Merrick to purchase 70,000 shares of common stock	Incorporated by reference to the Company’s Annual Report on Form 10-KSB, as filed with the SEC on May 1, 2003
10.10	Warrant, dated March 20, 2003, issued to John H. Schwan to purchase 93,000 shares of common stock	Incorporated by reference to the Company’s Annual Report on Form 10-KSB, as filed with the SEC on May 1, 2003
10.11	Loan and Security Agreement, dated December 30, 2003, by and between the Company and Cole Taylor Bank	Incorporated by reference to the Company’s Annual Report on Form 10-K, as filed with the SEC on April 14, 2004
10.12	Term Note, dated December 30, 2003, made by CTI Industries Corporation to Cole Taylor Bank in the sum of $3,500,000	Incorporated by reference to the Company’s Annual Report on Form 10-K, as filed with the SEC on April 14, 2004

EXHIBIT NO.	DESCRIPTION	LOCATION

10.13	Revolving Note dated December 30, 2003, made by CTI Industries Corporation to Cole Taylor Bank in the sum of $7,500,000	Incorporated by reference to the Company’s Annual Report on Form 10-K, as filed with the SEC on April 14, 2004
10.14	Mortgage, dated January 12, 2001, for the benefit of Banco Popular, N.A.	Incorporated by reference to the Company’s Amended Annual Report on Form 10-KSB/A, as filed with the SEC on May 1, 2003
10.15	Secured Promissory Note in the sum of $2,700,000 dated December 15, 2000 made by CTI Industries Corporation to Banco Popular, N.A.	Incorporated by reference to the Company’s Amended Annual Report on Form 10-KSB/A, as filed with the SEC on May 1, 2003
10.16	Secured Promissory Note, dated December 15, 2000 made by CTI Industries Corporation to Banco Popular, N.A. in the sum of $173,000	Incorporated by reference to the Company’s Amended Annual Report on Form 10-KSB/A, as filed with the SEC on May 1, 2003
10.17	Amendment No. 7 to Loan and Security Agreement dated September 29, 2005 by and between the Company and Cole Taylor Bank	Incorporated by reference to the Company’s Report on Form 8-K dated September 30, 2005
10.18	Amendment No. 8 to Loan and Security Agreement dated December 28, 2005 by and between Company and Cole Taylor Bank	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on December 30, 2005
10.19	Loan and Security Agreement dated February 1, 2006 by and between Charter One Bank and the Company	Incorporated by reference to the Company’s Current Report on Form 8-K dated February 3, 2006
10.20	Warrant, dated February 1, 2006, to purchase 151,515 shares of common stock issued to John H. Schwan	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on February 3, 2006
10.21	Warrant, dated February 1, 2006, to purchase 151,515 shares of common stock issued to Stephen M. Merrick	Incorporated by reference to the Company’s Current Report on Form 8-K dated February 3, 2006
10.22	Note, dated February 1, 2006, issued to John Schwan in the sum of $500,000	Incorporated by reference to the Company’s Current Report on Form 8-K dated February 3, 2006
10.23	Note, dated February 1, 2006, issued to Stephen M. Merrick in the sum of $500,000	Incorporated by reference to the Company’s Current Report on Form 8-K dated February 3, 2006
10.24	Production and Supply Agreement, dated March 17, 2006, by and between ITW Spacebag and the Company	Incorporated by reference to the Company’s Current Report on Form 8-K dated March 17, 2006
10.25	License Agreement, dated April 28, 2006, by and between Rapak LLC and the Company	Incorporated by reference to the Company’s Current Report on Form 8-K dated April 28, 2006
10.26	Standby Equity Distribution Agreement, dated as of June 6, 2006, by and between the Company and Cornell Capital Partners, LP	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on June 7, 2006
10.27	Registration Rights Agreement, dated as of June 6, 2006, by and between the Company and Cornell Capital Partners, LP	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on June 7, 2006

EXHIBIT NO.	DESCRIPTION	LOCATION

10.28	Placement Agent Agreement, dated as of June 6, 2006, by and among the Company, Cornell Capital Partners, LP and Newbridge Securities Corporation, as placement agent	Incorporated by reference to the Company’s Current Report on Form 8-K as filed with the SEC on June 7, 2006
10.29	First Amendment to Loan and Security Agreement, dated June 28, 2006, by and between Charter One Bank and the Company	Incorporated by reference to Exhibit 10.11 to the Company’s Quarterly Report or Form 10-Q as filed with the SEC on November 20, 2006
10.30
Second Amendment to Loan Agreement between Charter one Bank and the Company dated December 18, 2006 (Incorporated by reference to Exhibit contained in Registrant’s Report on form 8-K dated December 21, 2006.)

Incorporated by reference to Exhibit contained in Registrant’s Report on from 8-K dated December 21, 2006
10.31
Amendment Number 3 to Loan Agreement among RBS Citizens, N.A. successor by merger with Charter One Bank, CTI Industries Corporation and CTI Helium, Inc. dated November 13, 2007 and associated documents.

Incorporated by reference to the Company’s Quarterly Report on Form 10-Q as filed with the SEC on November 13, 2007
10.32	Supply and License Agreement, effective as of January 1, 2008, by and between CTI Industries Corporation and S. C. Johnson & Son, Inc.	Incorporated by reference to Exhibit 10.1 as filed with the SEC on February 6, 2008
10.33	Agreement, dated April 10, 2008, by and between the Company and Babe Winkelman Productions, Inc.	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the SEC on April 14, 2008
10.34	Amendment to License Agreement, dated May 6, 2008, by and between the Company and with Rapak, L.L.C.	Incorporated by reference to Exhibit 10.1 to the Company’s Current Report on Form 8-K as filed with the SEC on May 8, 2008
11	Computation of Earnings Per Share	Incorporated by reference to Note 17 of the Consolidated Financial Statements for the fiscal years ended December 31, 2005 and 2004
14	Code of Ethics	Incorporated by reference to the Company’s Amended Annual Report on Form 10-K/A as filed with the SEC on October 8, 2004
21	Subsidiaries	Description incorporated by reference to the Company’s Annual Report on Form 10-K/A under Item 1as filed with the SEC on October 4, 2006
23.1	Consent of Illinois Counsel	Incorporated by reference to Exhibit 5.1 herewith
23.2	Consent of Independent Auditors, Blackman Kallick, LLP	Provided herewith
23.3	Consent of Independent Registered Public Accounting Firm, Weiser LLP	Provided herewith

Item 28. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)   To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1) (i), (1) (ii) and (1) (iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) that are incorporated by reference in this registration statement.

(2) That, for the purposes of determining any liability under the Securities Act, each post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) Not applicable.

(5) That for the purpose of determining liability under the Securities Act to any purchaser:

(i) If the registrant is relying on Rule 430B:

(A) Each prospectus filed by the registrant pursuant to Rule 424 (b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii) If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(6) That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions described herein, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing of Form S-1and authorized this Registration Statement to be signed on our behalf by the undersigned, on July 24, 2008.

Date: July 24, 2008	CTI INDUSTRIES CORPORATION

	By:	/s/ Howard W. Schwan
Name: Howard W. Schwan Title: President and Chief Executive Officer

	By:	/s/ Stephen M. Merrick
Name: Stephen M. Merrick Title: Chief Financial Officer, Principal Accounting Officer, Secretary and Executive Vice President

In accordance with the Exchange Act, this report has been signed below by the following persons on behalf of the registrant and in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Howard W. Schwan	President, Chief Executive Officer and Director	July 24, 2008
Howard W. Schwan

/s/ John H. Schwan	Chairman and Director	July 24, 2008
John H. Schwan

/s/ Stephen M. Merrick	Chief Financial Officer, Principal Accounting Officer,	July 24, 2008
Stephen M. Merrick	Secretary, Executive Vice President~~,~~ and Director

/s/ Stanley M. Brown	Director	July 24, 2008
Stanley M. Brown

/s/ Bret Tayne	Director	July 24, 2008
Bret Tayne

/s/ Phil Roos	Director	July 24, 2008
Phil Roos

/s/ John I. Collins	Director	July 24, 2008
John I. Collins